                                [PLAYCORE LOGO]
April 20, 2000

Dear Stockholders:

     On behalf of the Board of Directors of PlayCore, Inc. (the "Company"), I am pleased to inform you that on April 13, 2000 the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with PlayCore Holdings, Inc. ("Parent") and Jasdrew Acquisition Corp., a wholly owned subsidiary of Parent ("Acquisition Company"), pursuant to which the Company and Acquisition Company have today commenced a tender offer to purchase all of the outstanding shares (the "Shares") of the Company's common stock at $10.10 per Share in cash without interest (the "Offer").

     Consummation of the Offer is subject to, among other things, (1) at least 1,367,947 Shares, which number of Shares constitutes a majority of the Shares outstanding and Shares issuable upon conversion of Company debentures (excluding any Shares owned by any officer, director or affiliate of the Company, shares which are issuable upon exercise of options and warrants, and Shares issuable upon the conversion of convertible debentures held by affiliates of the Company) being validly tendered and not withdrawn prior to the expiration of the Offer and (2) receipt of funds from executed financing agreements and Parent's capital contribution to Acquisition Company sufficient to, among other things, purchase the Shares tendered in the Offer, pay for any non-tendered Shares in the Merger and pay for securities to be acquired pursuant to the related agreements executed in connection with the Merger Agreement. Concurrently with the execution of the Merger Agreement, the Company, Parent and Acquisition Company entered into a definitive Stock Purchase Agreement with GreenGrass Holdings, the Company's majority stockholder, pursuant to which GreenGrass has agreed to sell to Acquisition Company all of its Shares and other Company securities immediately following the closing of the Offer.

     Following the successful completion of the Offer, upon approval by a stockholder vote, if required, Acquisition Company will be merged with and into the Company (the "Merger"), and all Shares not purchased pursuant to the Offer or in related transactions will be converted into the right to receive $10.10 per Share in cash without interest (except any Shares as to which the holder has properly exercised appraisal rights).

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the enclosed Offer to Purchase, which has been filed with the Securities and Exchange Commission, including, among other things, the opinion, dated April 13, 2000, of Donaldson, Lufkin & Jenrette Securities Corporation, the Company's financial advisor, that, as of such date and subject to the assumptions, limitations and qualifications set forth in the opinion, the $10.10 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view.

     In addition to the attached Offer to Purchase, also enclosed are various materials relating to the Offer, including a Letter of Transmittal to be used for tendering your Shares in the Offer. These documents state the terms and conditions of the Offer and the Merger and provide instructions on how to tender your Shares. I urge you to read these documents carefully in making your decision on whether to tender your Shares pursuant to the Offer.

                                            Very truly yours,

                                            /s/ Terence S. Malone
                                            Terence S. Malone
                                            Chairman of the Board

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                 PLAYCORE, INC.
                                       AT

                              $10.10 NET PER SHARE
                                       BY

                           JASDREW ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                            PLAYCORE HOLDINGS, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                           PLAYCORE HOLDINGS, L.L.C.
                                     AND BY

                                 PLAYCORE, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                  MAY 18, 2000, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF APRIL 13, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG PLAYCORE, INC. (THE "COMPANY"), JASDREW ACQUISITION CORP. ("ACQUISITION COMPANY"), AND PLAYCORE HOLDINGS, INC. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 1,367,947 SHARES, WHICH NUMBER OF SHARES CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING AND SHARES ISSUABLE UPON CONVERSION OF THE COMPANY'S 10% CONVERTIBLE DEBENTURES (EXCLUDING ANY SHARES OWNED BY ANY OFFICER, DIRECTOR OR AFFILIATE OF THE COMPANY, SHARES ISSUABLE UPON EXERCISE OF COMPANY OPTIONS (AS DEFINED HEREIN) AND WARRANTS (AS DEFINED HEREIN), AND SHARES ISSUABLE UPON THE CONVERSION OF THE COMPANY'S 10% CONVERTIBLE DEBENTURES HELD BY AFFILIATES OF THE COMPANY) AND (2) THE COMPANY AND/OR ACQUISITION COMPANY HAVING RECEIVED OR HAVING AVAILABLE THE PROCEEDS FROM THE FINANCING CONTEMPLATED BY THE FINANCING AGREEMENTS (AS DEFINED HEREIN) AND THE PROCEEDS FROM THE CAPITAL CONTRIBUTION (AS DEFINED HEREIN), INCLUDING, BUT NOT LIMITED TO, PROCEEDS SUFFICIENT TO (A) FINANCE THE PURCHASE OF THE SHARES THAT THE COMPANY AND ACQUISITION COMPANY ARE AGREEING TO PURCHASE PURSUANT TO THE OFFER, (B) PAY THE MERGER CONSIDERATION (AS DEFINED HEREIN) PURSUANT TO THE MERGER (AS DEFINED HEREIN), (C) PURCHASE CERTAIN SECURITIES OF THE COMPANY PURSUANT TO THE PLAYCORE PURCHASE AGREEMENTS (AS DEFINED HEREIN), (D) REDEEM THE COMPANY'S THEN OUTSTANDING 10% CONVERTIBLE DEBENTURES AND REPAY THE OTHER OUTSTANDING INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES AND (E) PAY THE FEES AND EXPENSES REQUIRED TO BE PAID BY THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL.

                                   IMPORTANT

     If you wish to tender all or any part of the shares of common stock registered in your name, you should carefully follow the instructions described in "THE TENDER OFFER -- Procedures for Tendering Shares," including completing a Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and delivering it, along with your share certificates and any other required items, to First Chicago Trust Company of New York, the Depositary. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender your shares, then you should contact the nominee and request that the nominee tender the shares for you.

     Any stockholder who desires to tender shares and whose certificates for such shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary by the expiration of the offer, must tender the shares pursuant to the guaranteed delivery procedure set forth in "THE TENDER OFFER -- Procedures for Tendering Shares."

     To properly tender shares, you must validly complete the Letter of Transmittal. You may request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from D.F. King & Co., Inc., which is acting as the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY THE OFFERORS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the disclosure contained in this document. Any representation to the contrary is unlawful and a criminal offense.

                    The Information Agent for the Offering:

                             D.F. KING & CO., INC.

April 20, 2000

                               SUMMARY TERM SHEET

     This summary term sheet highlights certain information from this offer to purchase. To understand the offer fully and for a more complete description of the terms of the offer, we urge you to carefully read this entire offer to purchase and the related letter of transmittal. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Q:   Who is offering to buy my securities? (Page 1)

A: PlayCore Holdings, L.L.C., PlayCore Holdings, Inc., Jasdrew Acquisition Corp. (which we refer to in this section as Acquisition Company) and PlayCore, Inc. (which we refer to in this section as PlayCore) are making a joint offer to purchase your securities. However, you will only tender your shares to a single depositary which will receive payment from either Acquisition Company or PlayCore. PlayCore Holdings, L.L.C., PlayCore Holdings, Inc. and Acquisition Company are all newly formed entities created by Chartwell Investments II LLC to effect the offer.

     In the event that the shares tendered in the offer, plus shares acquired by Acquisition Company from (1) PlayCore, (2) certain security holders of PlayCore and (3) certain current and former members of management of PlayCore, constitute greater than 90% of the outstanding shares, Acquisition Company will purchase all tendered shares. If this requirement is not met, but all of the conditions to the Offer have been waived or met, PlayCore will purchase all shares tendered in excess of 425,439 shares.

Q:   What are the classes and amounts of securities sought in the offer? (Page
     1)

A: We are offering to purchase all of the outstanding shares of PlayCore common stock, or any lesser number of shares that stockholders properly tender in the offer.

Q: How much are the bidders offering to pay me and what is the form of payment? (Page 1)

A:   We are offering to pay you $10.10 per share in cash, without interest.

Q:   Do the bidders have the financial resources to pay me for my shares? (Page
     37)

A: We expect we will have sufficient funds to purchase the tendered shares. We have entered into financing agreements with senior secured financing, subordinated debt financing and equity financing sources. In these financing agreements, the financing sources have committed, subject to certain conditions, to provide the financing necessary to purchase all shares that are tendered in the offer. The offer, however, is conditioned upon our obtaining these funds, and there is the possibility that we will not obtain these funds due to the various conditions in the financing agreements not being met.

Q: Is the financial condition of the bidders relevant to my decision on whether to tender in the offer? (Page 53)

A: No. We do not believe that the financial condition of any bidder is important to your decision since we are paying you cash for your shares and we are offering to purchase all outstanding shares of PlayCore's common stock.

Q:   When does the offer expire? (Page 44)

A: The offer expires on May 18, 2000, at 5:00 p.m., New York City time, unless we extend it. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. This procedure is described later in this offer to purchase.

Q:   Can the offer be extended and under what circumstances? (Page 44)

     Yes. We may extend the offer at any time, subject to the terms of the merger agreement. However, we cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make a public announcement of the new expiration date not later than 9:00 A.M., New York City time, on the day after the day on which the offer was scheduled to expire.

Q:   How do I tender my shares? (Page 46)

A: If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal to First Chicago Trust Company of New York, at the address listed on the enclosed letter of transmittal. The letter of transmittal must be received by First Chicago Trust Company of New York no later than the time and date on which the offer expires.

     If your broker holds your shares in "street name" for you, you must direct your broker to tender your shares.

     If your share certificates are not immediately available for delivery to First Chicago Trust Company of New York, you must comply with the guaranteed delivery procedure described in the offer prior to the date the offer expires.

     If you have any questions, you should contact the information agent or your broker for assistance.

Q:   What is the purpose of the offer? (Page 14)

A: Our offer to purchase your securities is one part of a multi-step transaction that will result in PlayCore Holdings, Inc. owning all outstanding shares of PlayCore. As a result of this transaction, PlayCore will no longer be a publicly-traded company.

Q:   What are the most significant conditions to the offer? (Page 56)

A: Our obligation to pay for any tendered shares depends upon a number of conditions, including:

          - There being validly tendered and not withdrawn prior to the expiration of the offer at least 1,367,947 shares (not counting shares owned by any officer, director or affiliate of PlayCore, including GreenGrass Holdings, the majority stockholder of PlayCore, shares issuable upon the exercise of certain PlayCore options and warrants and shares issuable upon the conversion of PlayCore's convertible debentures held by GreenGrass Holdings).

          - Obtaining sufficient equity and debt financing: (1) to purchase the shares tendered in the offer, (2) to pay for any non-tendered shares in the merger, (3) to pay for any securities of the Company to be acquired pursuant to the various agreements executed in connection with the merger agreement, (4) to refinance PlayCore's existing indebtedness and (5) to pay for the various fees and expenses incurred in connection with the merger and the offer.

          - There being no legal action pending, threatened or taken that might adversely affect the offer or the merger.

          - There being no breach of any representation or warranty in the merger agreement by PlayCore which would have a material adverse effect on PlayCore.

Q:   Until what time can I withdraw previously tendered shares? (Page 48)

A: You may withdraw your tendered shares at any time before 5:00 p.m., New York City time, on May 18, 2000 or, if the offer is extended, the last day of the period for which it is extended. And, if we have not agreed by June 15, 2000 (or such later date as may apply if the offer is extended) to accept your shares for payment, you can withdraw them at any time until we accept shares for payment.

Q:   How do I withdraw previously tendered shares? (Page 48)

A: You can withdraw shares that you have already tendered by sending a written notice of withdrawal to First Chicago Trust Company of New York while you still have the right to withdraw the shares.

Q:   What does my board of directors think of the offer? (Page 9)

A: Your board of directors has unanimously approved the merger agreement, the offer and the merger and has determined that the offer and the merger are advisable, fair to, and in the best interests of the stockholders of PlayCore. Your board of directors unanimously recommends that stockholders accept the offer and tender their shares.

Q: Did my board of directors receive any opinions, appraisals, or reports regarding the fairness of the offer? (Page 11)

A: Yes. Your Board of Directors received a written opinion, dated April 13, 2000, from Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the $10.10 per share cash consideration to be received by holders of PlayCore's common stock in the offer and the subsequent merger was fair to such holders from a financial point of view. A complete copy of the DLJ opinion is attached as Exhibit A to this offer to purchase.

Q:   Will the Company continue as a public company? (Page 15)

A: No. Because we are purchasing PlayCore's common stock in a tender offer and intend to engage in a merger which will result in the securities of PlayCore being held by less than 300 persons of record, this offer is considered the first step in a going-private transaction.

Q: Will the tender offer be followed by a merger if all common shares are not tendered in the offer? (Page 14)

     Yes. If the number of shares tendered in the offer, plus the number of shares acquired by Acquisition Company pursuant to various agreements entered into in connection with the merger agreement, constitute greater than 90% of the outstanding shares, the merger will occur immediately following the acquisition of such shares. If this requirement is not met, but all of the conditions to the offer have been waived or met, PlayCore will call a stockholders meeting to approve the merger. Since, at that time, Acquisition Company will own more than 50% of the outstanding shares of PlayCore stock, stockholder approval of the merger will be assured.

     If we complete the merger, stockholders who did not tender their shares into the offer will receive $10.10 in cash (or any higher price per share that is paid in the offer) in the merger in exchange for each share of PlayCore common stock which they own.

Q:   If I decide not to tender, how will the offer affect my shares? (Page 14)

A: Stockholders not tendering in the offer will receive in the merger, if it takes place, the same amount of cash per share which they would have received had they tendered their shares in the offer.

Q:   What is the market value of my shares as of a recent date? (Page 49)

A: On April 13, 2000, the last full trading day before we announced the offer and merger, the reported closing sale price for one share of PlayCore's common stock on the American Stock Exchange was $6 3/4. On April 19, 2000, the last trading day before we commenced the offer, the reported closing sale price for one share of PlayCore's common stock on the American Stock Exchange was $9 3/4. We advise you to obtain a recent quotation for the common stock in deciding whether to tender your shares.

Q:   If I object to the price being offered, will I have appraisal rights? (Page
     16)

A: Not in the offer, but you will have appraisal rights in the subsequent merger. You may elect not to tender your shares in the offer, not vote in favor of the merger, perfect your available appraisal rights under Delaware law and have the "fair value" of your shares paid to you.

Q:   Who can I talk to if I have questions about the tender offer?

A:   If you have more questions about the tender offer, you should contact:

                             D.F. KING & CO., INC.

                        Banks and Brokers Call Collect:
                                 (212) 269-5550

                       All Others Please Call Toll-Free:
                                 (800) 431-9645

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER........  iii
INTRODUCTION................................................    1
SPECIAL FACTORS.............................................    5
1.  Background of the Transaction; Contacts with the
    Company.................................................    5
2.  Recommendation of the Board of Directors of the Company;
    Fairness of the Offer and the Merger....................    9
3.  Opinion of the Company's Financial Advisor..............   11
4.  Purpose and Structure of the Transaction................   14
5.  Plans for the Company after the Transaction.............   15
6.  Rights of Stockholders in the Offer and the Merger......   16
7.  The Merger Agreement and Related Documents..............   18
8.  Interests of Certain Persons in the Transaction.........   35
9.  Financing of the Transaction............................   37
10. Certain United States Federal Income Tax Consequences...   41
11. Fees and Expenses.......................................   42
THE TENDER OFFER............................................   44
1.  Terms of the Offer......................................   44
2.  Acceptance for Payment and Payment for Shares...........   45
3.  Procedures for Tendering Shares.........................   46
4.  Withdrawal Rights.......................................   48
5.  Price Range of Shares...................................   49
6.  Dividends and Distributions.............................   49
7.  Certain Information Concerning the Company..............   50
8.  Certain Information Concerning Holdings, Parent and
    Acquisition Company.....................................   53
9.  Source and Amount of Funds..............................   54
10. Effect of the Offer on the Market for the Common Stock;
    Exchange Act Registration...............................   55
11. Conditions to the Offer.................................   56
12. Certain Legal Matters; Regulatory Approvals.............   57
13. Fees and Expenses.......................................   59
14. Miscellaneous...........................................   59

Schedule I    -- Information Concerning the Directors, Executive Officers
                 and Certain Stockholders of PlayCore, Inc.
Schedule II   -- Information Concerning the Directors and Executive
                 Officers of PlayCore Holdings, L.L.C. PlayCore Holdings,
                 Inc. and Jasdrew Acquisition Corp.
Schedule III  -- Information Statement Pursuant to Section 14(f) of the
                 Securities Exchange Act of 1934 and Rule 14f-1
                 Promulgated Thereunder
Exhibit A     -- Opinion of Donaldson, Lufkin & Jenrette Securities
                 Corporation
Exhibit B     -- Section 262 of the Delaware General Corporation Law

To the Holders of Common Stock of
PlayCore, Inc.

                                  INTRODUCTION

     PlayCore Holdings, L.L.C., a Delaware limited liability company ("Holdings"), PlayCore Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("Parent"), Jasdrew Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Company"), and PlayCore, Inc., a Delaware corporation (the "Company"), hereby offer to purchase any and all of the issued and outstanding Shares of common stock, par value $0.01 per share, of the Company (the "Shares" or "Common Stock"), at a price of $10.10 per Share, net to the seller in cash (such amount or any greater amount per Share paid in the Offer being referred to as the "Offer Price"), without interest thereon on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as each may be amended and supplemented from time to time, together constitute the "Offer"). See "THE TENDER OFFER -- Conditions to the Offer." For the purposes of this Offer, Holdings, Parent, Acquisition Company and the Company are collectively referred to as the "Offerors" and Acquisition Company and the Company are collectively referred to as the "Purchasers." Holdings, Parent and Acquisition Company are all newly formed entities which were created by Chartwell Investments II LLC ("Chartwell") to effect the transactions referred to herein. Chartwell is an advisor to, and manager of, private equity funds which invest in growth financings and buy outs of middle market companies.

     The Offer is a joint tender by Acquisition Company, Parent, Holdings and the Company to purchase at the Offer Price all Shares tendered pursuant to the Offer, with Acquisition Company to pay for and purchase no fewer than 425,439 Shares. In the event that the Shares tendered in the Offer, plus the Shares acquired by Acquisition Company pursuant to the PlayCore Purchase Agreements (as defined below) (including Shares issued upon the exercise or conversion of derivative securities purchased thereunder), would constitute greater than 90% of the outstanding Shares (the "Short Form Requirement") and permit the Merger (as defined below) to be effected pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL"), Acquisition Company will purchase all tendered Shares. If the number of tendered Shares, plus the Shares to be acquired by Acquisition Company pursuant to the PlayCore Purchase Agreements (including Shares issued upon the exercise or conversion of derivative securities purchased thereunder) would not result in the Short Form Requirement being met, but all of the conditions to the Offer have been waived or met, the Company will purchase all Shares tendered in excess of 425,439 Shares.

     Stockholders whose Shares are registered in their own name and who tender directly to First Chicago Trust Company of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchasers pursuant to the Offer. The Company will pay all charges and expenses incurred in connection with the Offer by the Depositary, and D. F. King & Co., Inc., as Information Agent (the "Information Agent"). See "SPECIAL FACTORS -- Fees And Expenses" and "THE TENDER OFFER -- Fees and Expenses."

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 13, 2000 (the "Merger Agreement"), by and among the Company, Parent and Acquisition Company. The Merger Agreement provides that, among other things, as promptly as practicable after consummation of the Offer and the satisfaction of the other conditions contained in the Merger Agreement, Acquisition Company will be merged (the "Merger") with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Acquisition Company, in the treasury of the Company and by holders who perfect their appraisal rights in accordance with the DGCL), will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and be converted into the right to receive an amount per share (the "Merger Consideration") equal to the Offer Price, without interest.

     As of April 13, 2000, there were 7,960,304 Shares issued and outstanding, 3,634,385 Shares held in the treasury of the Company, 1,514,590 Shares reserved for issuance upon conversion of the Company's 10% Subordinated Convertible Debentures due February 15, 2004 (the "Debentures"), 50,000 Shares reserved for issuance upon exercise of a warrant to purchase Shares held by GreenGrass Holdings, a Delaware general partnership and the majority stockholder of the Company ("GreenGrass"), dated March 13, 1997 (the "GreenGrass Warrant"), 635,379 Shares reserved for issuance upon exercise of warrants to purchase Shares held by Massachusetts Mutual Life Insurance Company ("MassMutual") and certain other parties related to MassMutual (the "MM Warrant Holders") and 1,287,893 Shares issuable upon the exercise of outstanding options granted under the Company's stock option plans ("Company Options").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 1,367,947 SHARES, WHICH NUMBER OF SHARES CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING AND SHARES ISSUABLE UPON CONVERSION OF THE DEBENTURES (EXCLUDING ANY SHARES OWNED BY ANY OFFICER, DIRECTOR OR AFFILIATE OF THE COMPANY, SHARES ISSUABLE UPON EXERCISE OF COMPANY OPTIONS AND WARRANTS, AND SHARES ISSUABLE UPON THE CONVERSION OF DEBENTURES HELD BY GREENGRASS) (THE "MINIMUM CONDITION") AND
(2) THE COMPANY AND/ OR ACQUISITION COMPANY HAVING RECEIVED OR HAVING AVAILABLE THE PROCEEDS FROM THE FINANCING CONTEMPLATED BY THE FINANCING AGREEMENTS AND THE PROCEEDS FROM THE CAPITAL CONTRIBUTION, INCLUDING, BUT NOT LIMITED TO, PROCEEDS SUFFICIENT TO (A) FINANCE THE PURCHASE OF THE SHARES THAT THE COMPANY AND ACQUISITION COMPANY ARE AGREEING TO PURCHASE PURSUANT TO THE OFFER, (B) PAY THE MERGER CONSIDERATION PURSUANT TO THE MERGER, (C) PURCHASE SECURITIES OF THE COMPANY PURSUANT TO THE PLAYCORE PURCHASE AGREEMENTS, (D) REDEEM THE COMPANY'S THEN OUTSTANDING DEBENTURES AND REPAY OTHER OUTSTANDING INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES AND (E) PAY THE FEES AND EXPENSES REQUIRED TO BE PAID BY THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (THE "RECEIPT OF FUNDS CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER CONDITIONS DESCRIBED IN "THE TENDER OFFER -- CONDITIONS OF THE OFFER." THE SHORT FORM REQUIREMENT IS NOT A CONDITION TO THE OFFER.

     The consummation of the Merger is subject to the satisfaction of certain conditions, including the approval of the Merger Agreement by the requisite vote of the Company's stockholders if the Short Form Requirement is not met.

     Concurrently with the execution of the Merger Agreement, and as an inducement to Acquisition Company and Parent to enter into the Merger Agreement,
(i) the Company has entered into a Stock Purchase Agreement (the "Stock Agreement") with Parent, GreenGrass and Acquisition Company pursuant to which GreenGrass has agreed, among other matters, immediately after the closing of the Offer (the "Offer Closing"), to sell to Acquisition Company all of its securities of the Company as follows: (a) in the case of Shares, for consideration equal to the Offer Price for each Share and (b) in the case of the GreenGrass Warrant and Debentures held by GreenGrass, for consideration on an as exercised or converted basis equal to the Offer Price per Share, less any conversion or exercise price thereof; (ii) the MM Warrant Holders have entered into a Purchase, Waiver and Consent Agreement with the Company, PlayCore Wisconsin, Inc., a Wisconsin corporation and a wholly-owned subsidiary of the Company ("PlayCore Wisconsin"), and Acquisition Company (the "MM Agreement"), pursuant to which, among other matters, the MM Warrant Holders have agreed to sell all of their warrants to purchase Shares (the "MM Warrants" which together with the GreenGrass Warrant are collectively referred to herein as the "Warrants") immediately after the Offer Closing to Acquisition Company (if the Short Form Requirement is met) or the Company (if the Short Form Requirement is not met) for consideration equal to the Offer Price per Share less the exercise price thereof; and (iii) certain holders (the "Option Holders") of Company Options have entered into Option Exercise/

Cancellation Agreements with the Company and Acquisition Company (the "Option Exercise Agreements"), pursuant to which, among other matters, the Option Holders have agreed (x) (1) if the Short Form Requirement is met, to exercise all of their Company Options immediately after the Offer Closing and to sell to Acquisition Company all of the Shares issued upon such exercise (collectively, the "Option Exercise Shares") for consideration equal to the Offer Price per Share, or (2) if the Short Form Requirement is not met, not to exercise their Company Options and to exchange their Company Options in the Merger as provided in the Merger Agreement and (y) to tender in the Offer all Shares then owned by them (excluding any Option Exercise Shares) and (iv) the Company has granted to Acquisition Company an option (the "Acquisition Company Option") pursuant to a Stock Option Agreement (the "Stock Option Agreement") to acquire from the Company in certain circumstances a sufficient number of Shares (the "Acquisition Company Option Shares") that, when taken together with all other outstanding Shares to be acquired by Acquisition Company pursuant to the Offer and the agreements outlined in clauses (i) through (iii) of this paragraph (such agreements, collectively with the Stock Option Agreement, the "PlayCore Purchase Agreements"), allow the Short Form Requirement to be met.

     The Offer, the consummation of the transactions contemplated by the PlayCore Purchase Agreements and the Merger are sometimes collectively referred to herein as the "Transaction."

     In the event that the number of Shares tendered pursuant to the Offer, plus the Shares purchased by Acquisition Company pursuant to the PlayCore Purchase Agreements (including Shares issued upon the exercise or conversion of derivative securities purchased thereunder), would be sufficient to satisfy the Short Form Requirement, Acquisition Company will purchase all Shares tendered pursuant to the Offer and consummate the Merger immediately thereafter. If a lesser number of Shares are tendered pursuant to the Offer, then, assuming all conditions to the Offer have been waived or met, (i) Acquisition Company will purchase 425,439 of the Shares tendered and the Company will purchase the balance, if any, of the Shares tendered pursuant to the Offer and (ii) the Company will call a stockholder meeting after the closing of the Offer to approve the Merger.

     The terms and conditions of the Merger Agreement and the PlayCore Purchase Agreements are more fully described in "SPECIAL FACTORS -- The Merger Agreement and Related Documents."

     Subject to the perfection of appraisal rights under the DGCL, Shares not tendered in the Offer (other than Shares held by Acquisition Company and in the treasury of the Company) will be cancelled in the Merger and converted into the right to receive the Merger Consideration, without interest.

     Stockholders who hold their Shares at the time of the Merger and who fully comply with the statutory appraisal procedures set forth in the DGCL, the relevant provisions of which are attached as Exhibit B of this Offer to Purchase, will be entitled to perfect their appraisal rights under the DGCL and have the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) judicially determined and paid to them in cash pursuant to the procedures prescribed by the DGCL. NO APPRAISAL OR DISSENTERS RIGHTS ARE AVAILABLE TO STOCKHOLDERS IN CONNECTION WITH THE OFFER. See "SPECIAL FACTORS -- Rights of Stockholders in the Offer and the Merger."

     The Company's Board of Directors (the "Board"), by unanimous vote of all directors, (i) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) determined that the Offer and the Merger are advisable, fair to, and in the best interests of the stockholders of the Company and (iii) recommends to the Company's stockholders that such stockholders accept the Offer and tender their Shares pursuant thereto.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Board, has delivered to the Board its written opinion, dated April 13, 2000, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the $10.10 per Share cash consideration to be received in the Offer and the Merger by holders of Shares was fair to such holders from a financial point of view. A copy of the DLJ Opinion (defined below), which sets forth the assumptions made, matters considered and limits of the review by DLJ in connection with such opinion, is attached hereto as Exhibit A. Holders of Shares are urged to read the opinion carefully in its entirety.

     Pursuant to the Credit Agreement, dated as of April 13, 2000, among PlayCore Wisconsin, as borrower, and the Company, Acquisition Company and Heartland Industries, Inc. (DE), a Delaware corporation and wholly-owned subsidiary of PlayCore Wisconsin ("Heartland"), as guarantors, and the lenders signatory thereto from time to time (the "Lenders"), General Electric Capital Corporation, as Administrative Agent and a Lender ("GE"), and Credit Agricole Indosuez, as Documentation Agent and a Lender (the "Credit Agreement" or "Senior Credit Facility"), the Lenders, subject to certain conditions, have agreed to provide to PlayCore Wisconsin a $115 million senior secured credit facility. The Senior Credit Facility will be comprised of (i) $85 million of term loans to be divided into two primary tranches in amounts to be determined, and (ii) $30 million of revolving credit facilities. Pursuant to the Purchase Agreement among PlayCore Wisconsin, as issuer, the Company, Parent and Heartland, as guarantors, and GS Mezzanine Partners II, L.P. and GS Mezzanine Partners Offshore II, L.P. (together "GS"), dated as of April 13, 2000 (the "Subordinated Note Agreement"), GS has agreed, subject to certain conditions, to purchase $30 million of senior subordinated notes of PlayCore Wisconsin (the "Sub Notes" or "Notes"). The Senior Credit Facility and Subordinated Note Agreement are collectively referred to herein as the "Financing Agreements." A portion of the proceeds from the Financing Agreements will be loaned by PlayCore Wisconsin to Acquisition Company (if the Short Form Requirement is met) or the Company (if the Short Form Requirement is not met) pursuant to the terms of a Loan Agreement among Company, Acquisition Company and PlayCore Wisconsin dated as of April 13, 2000 (the "PlayCore/Acquisition Company Loan Agreement"). The remainder of the funds necessary for Acquisition Company to consummate the transactions contemplated by the Merger Agreement and the PlayCore Purchase Agreements will be in the form of a capital contribution from Parent to Acquisition Company of $72.5 million (the "Capital Contribution"). The Offerors believe that the proceeds, if obtained, from the Credit Agreement, Subordinated Note Agreement and the Capital Contribution will be sufficient to satisfy the Receipt of Funds Condition. See "SPECIAL FACTORS -- Financing of the Transactions" and "THE TENDER
OFFER -- Conditions to the Offer."

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND OF THE TRANSACTION; CONTACTS WITH THE COMPANY.

     In 1998, the Board and GreenGrass expressed concern that the trading price on The American Stock Exchange (the "AMEX") of the Common Stock did not adequately reflect the financial performance or prospects of the Company. The range of high and low sales prices for the Common Stock in 1998 was a high of $5 1/4 and a low of $3 3/8, and for the first two quarters of 1999 was a high of $6 1/2 and a low of $4 1/4. In 1998, the Company retained a financial public relations firm to assist the Company in its relations with the financial media, institutional investors and buy-side analysts. Additionally, in 1998 and early 1999, the Company reviewed various acquisition candidates, held discussions with some of those candidates, both domestic and foreign, but was unable to effect a transaction, other than Heartland. As to certain of the acquisition candidates, it was apparent that a capital infusion into the Company would be required. In the early spring of 1999, it became increasingly clear to the Board and GreenGrass that the foregoing efforts, in light of the overall state of the small cap markets generally, were not likely to generate an appropriate market valuation for the Company.

     Based on these concerns, from March through May 1999, GreenGrass interviewed four international investment banking firms to obtain their views on value enhancing strategies for the Company. After these interviews, GreenGrass recommended to the Board that it consider a proposal by DLJ to act as a financial advisor to the Company for the purposes of considering alternatives to enhance stockholder value, including a possible sale of the Company.

     A meeting with DLJ was held on July 7, 1999, that included Board member and Chief Executive Officer Frederic L. Contino, Chairman of the Board Terence S. Malone and Company legal counsel Benjamin F. Garmer, III of Foley & Lardner, along with Chairman of the Executive Committee of the Board David S. Evans and Board member Ronald D. Wray. At this meeting, DLJ reviewed various strategic alternatives to enhance stockholder value. After a discussion and consideration of the alternatives, Mr. Garmer recommended that the alternatives and the question of whether to engage an investment banking firm be presented to the full Board.

     On August 17, 1999, the Board met by telephone conference to consider alternatives to enhance stockholder value. John ("Jack") Maier from DLJ reviewed with the Board materials previously distributed to the Board on August 11, 1999. Mr. Maier first reviewed the favorable current mergers and acquisitions environment, the various valuation methods used to produce the range of expected enterprise values to be achieved in the sale of the Company, and the timing of the sale process. Next, Mr. Maier reviewed the risks compared to benefits of certain possible acquisitions the Company was evaluating, concluding that the relative risks offset the possible improvement to stockholder value. Mr. Maier also noted that the Company's current capital structure would make it difficult to consummate potential acquisitions.

     Following a discussion of Mr. Maier's presentation and the various alternatives, the Board authorized the engagement of DLJ and GreenGrass as financial advisors to assist management and the Board in exploring ways to maximize stockholder value, including specifically selling the Company.

     On September 20, 1999, the Company publicly announced the engagement of DLJ and began the process of identifying candidates that might be interested in acquiring or making a strategic investment in the Company. Over the next month, DLJ contacted one hundred nineteen (119) potential buyers, including Chartwell, comprised of ninety (90) financial buyers and twenty-nine (29) strategic buyers. Of the parties contacted, fifty-one (51) financial buyers, including Chartwell, and five (5) strategic buyers executed confidentiality agreements. Each of these parties received a Confidential Information Memorandum developed by management, GreenGrass and DLJ describing the Company, its businesses, products, markets, assets, employees, financial performance and forecasts. Based on the Confidential Information Memorandum, twelve (12) parties, including Chartwell, submitted preliminary indications of interest in early November 1999.

     On November 15, 1999, the Board met by telephone conference to review a report by DLJ distributed to the Board prior to the meeting summarizing the process and reviewing the indications of interest received from the potential buyers. After a discussion, and although no decision was reached by the Board at the meeting to sell the Company, the Board authorized the financial advisors and management to continue the process.

     Beginning in late November and concluding in early December, eight (8) interested parties attended management presentations and were provided access to a data room, which included the Company's material agreements and other financial and due diligence information. Based on the management presentations and access to the data room, these parties were asked to submit proposals on December 3, 1999.

     On December 6, 1999, the Board met by telephone conference to review the eight (8) proposals received on December 3, 1999, copies of which had been previously provided to the Board. James Frawley from DLJ reviewed the proposals. Mr. Frawley reported that the values associated with the proposals were at the lower end of the value range due to concern expressed by the interested parties regarding a possible recession, conservative financial structures included in the proposals of the potential buyers, impact of the Hechinger Company bankruptcy in 1999, limited prospects for growth in the core consumer products business, and the fact that the Company's Heartland subsidiary had been operated by the Company for only a limited period of time. Mr. Frawley reviewed the background of each of the interested parties submitting proposals, noting particularly the financial ability and historical record of the party in consummating a transaction. Based on this review and the submitted proposals, the financial advisors recommended that four (4) of the interested parties, including Chartwell, be selected to continue in the process, which would include facility tours, additional due diligence and providing comments to the draft Merger Agreement previously distributed by Foley & Lardner. After a discussion, and although no decision was reached by the Board at the meeting to sell the Company, the Board authorized the financial advisors to continue the process with the four selected parties.

     Between December 6, 1999 and January 14, 2000, Chartwell and one other party (the "Other Party") conducted additional due diligence, visited the Company's key manufacturing facilities and reviewed the Merger Agreement. The two other parties declined to move forward in the process. As requested by the Company, Chartwell provided a proposed letter of intent on January 14, 2000. Pursuant to this letter of intent, Chartwell proposed a transaction consisting of a tender offer at $10.00 per share subject to satisfactory completion of its due diligence and a number of other conditions. In order to structure the transaction as a recapitalization for accounting purposes, Chartwell proposed that approximately $4.2 million of GreenGrass equity be rolled-over into common stock of the surviving corporation. Chartwell's proposal included committed financing from GE as senior lender and GS for the subordinated note financing, and a memorandum from its legal counsel, Akin, Gump, Strauss, Hauer & Feld, LLP ("Akin Gump"), regarding comments to the Merger Agreement. In order to proceed, the Chartwell proposal also required that the Company deal exclusively with Chartwell for ninety (90) days.

     On January 17, 2000, the Other Party provided its proposed letter of intent to the Company. Although unclear from the language of the letter of intent, the Other Party's per share acquisition price was less than $10.00 based on required adjustments on the closing date based on the level of working capital, total indebtedness and costs, bonuses and expenses incurred in connection with the sale of the Company. The Other Party structured the transaction as a cash merger, with no provision for a tender offer. Senior financing was provided GE. Subordinated note financing was also proposed. The Other Party required that the Company deal exclusively with it for six (6) weeks.

     On January 17 and 18, 2000, DLJ had numerous discussions with Chartwell and the Other Party regarding their respective proposals. On January 20, 2000, the Company's financial advisors reviewed with the Executive Committee of the Board the proposed letters of intent and provided an update on the progress made with these parties. DLJ indicated that the Other Party was unwilling to commence a tender offer or commit to a fixed per share price without additional due diligence. DLJ further indicated that the Other Party had completed substantially less accounting, business and legal due diligence than had been completed by Chartwell. Finally, DLJ expressed the view that the Other Party's subordinated note financing letter was not a customary commitment letter.

     Chartwell, in discussions with DLJ, had agreed to increase its per share offer to $10.10. Chartwell had also completed substantial due diligence and had obtained committed financing from GE and GS. However,

Chartwell conditioned its offer and its willingness to move forward on the parties agreeing to a recapitalization structure whereby GreenGrass was required to roll-over up to $4.2 million worth of equity. After Mr. Evans canvassed the other Board members for their concurrence, the financial advisors were instructed to continue negotiating with Chartwell and explore ways to increase Chartwell's offer and remove the differential consideration occasioned by the roll-over interest required by the recapitalization structure.

     Accordingly, the Company began negotiating an agreement with Chartwell on January 30, 2000, whereby the Company would agree to deal exclusively with Chartwell and not solicit additional acquisition proposals for a specified period of time (the "no-shop" agreement). On February 3 and 4, 2000, the Board was updated by Messrs. Evans and Garmer regarding the negotiations on the "no shop" agreement and certain other issues unresolved with Chartwell. On February 4, 2000, negotiations with Chartwell regarding the "no-shop" agreement and a possible transaction were terminated because the parties could not agree on (1) the length of the "no-shop" time period, (2) the conditions upon which the "no-shop" period could be extended, (3) the ability of the Company to provide non-public information to unsolicited third parties, and (4) the conditions upon which Chartwell would be reimbursed its transaction expenses.

     After termination of negotiations with Chartwell, DLJ sent a Confidential Information Memorandum to two parties initially contacted by DLJ for possible investment in, or purchase of, the Company. Both parties declined to move forward with a transaction.

     On February 16, 2000, Mr. Frawley of DLJ reinitiated discussions with Chartwell and communicated the Board's position regarding the timing of the transaction and the firmness of the $10.10 per share offer price. On February 18, 2000, after several discussions between DLJ, Foley & Lardner, Chartwell and Akin Gump, the parties agreed to a "no-shop" agreement providing that: (1) the Company would deal exclusively with Chartwell and not solicit third party proposals until March 31, 2000, with no right to extend, (2) DLJ could communicate with parties making unsolicited proposals, and (3) if the Company terminated the "no shop" agreement, it would pay Chartwell's transaction expenses (exclusive of commitment fees) not to exceed $2,500,000. On February 18, 2000, the Executive Committee of the Board met by telephone conference and approved the "no-shop" agreement.

     During the week of February 21, 2000, after a discussion between legal counsel and Chartwell's accounting firm, the proposed structure of the transaction was modified to require a joint-tender offer by the Company and a newly-formed Chartwell entity in order to obtain recapitalization accounting treatment for the transaction and GreenGrass' roll-over equity requirement was reduced to $1.6 million.

     On February 28, 2000, Akin Gump provided Foley & Lardner a draft Merger Agreement, providing for (1) the roll-over equity by GreenGrass, (2) the ability of Chartwell to force a merger if the tender offer was not consummated, (3) broad conditions to closing, including a 90% tender of shares as a condition to closing, (4) the right of Chartwell to unilaterally extend the tender offer, (5) significant restrictions on the Company's ability to address acquisition proposals after signing of the Merger Agreement; and (6) several events requiring the payment of a termination fee and expenses upon termination. Akin Gump also provided an initial draft of the Stock Agreement and a Stockholders' and Registration Rights Agreement to GreenGrass and its legal counsel, Latham & Watkins.

     On March 16, 2000, after receipt by Akin Gump of a re-draft to the Merger Agreement from Foley & Lardner, representatives of the parties and their counsels met in New York City at the offices of DLJ to negotiate the open issues on the agreements. At this meeting, Chartwell agreed to (1) eliminate the differential consideration caused by the recapitalization structure and provide all stockholders $10.10 per Share in cash, (2) the Minimum Condition, and (3) the ability of the Company to provide non-public information to an unsolicited third-party and negotiate for a period of time with such party without violating the "no-shop" covenant in the Merger Agreement. The Company also agreed to grant Chartwell an option to purchase Shares to satisfy the Short Form Requirement, if needed, upon the consummation of the Offer pursuant to an option agreement. Also at this meeting, subject to Board approval, a termination fee of $2,300,000 and expense reimbursement not to exceed $2,500,000 payable to Chartwell by the Company was agreed to by Chartwell and the Company for limited circumstances. The Offer Price was confirmed at $10.10 per Share, and Chartwell indicated its unwillingness to increase its offer. On March 20, 2000, Akin

Gump provided revised drafts of the Merger Agreement and Stock Agreement and Foley & Lardner provided an initial draft of the Stock Option Agreement.

     On March 22, 2000, the Board met by telephone conference to receive an update regarding the negotiations. Mr. Frawley from DLJ reviewed the history of the negotiations and the revised structure. Mr. Evans and Mr. Stern from Foley & Lardner reviewed the open issues on the Merger Agreement. After a discussion, and although no decision was made to sell the Company, the Board authorized continued negotiations with Chartwell.

     From March 22 to March 31, 2000, the Company and Chartwell and their respective legal counsel negotiated the Merger Agreement and Stock Option Agreement, and GreenGrass and Chartwell and their respective legal counsel negotiated the terms of the Stock Agreement.

     On March 26, 2000, Foley & Lardner distributed to the members of the Board a written summary of the transaction and the transaction agreements, as well as current drafts of the Merger Agreement, Stock Agreement, Stock Option Agreement and Offer materials.

     On March 29, 2000, the Board met by telephone conference. Legal counsel for the Company reviewed the status of negotiations on the terms of the Merger Agreement and other transaction agreements and the various resolved and unresolved issues.

     On March 31, 2000, the Board met at the offices of DLJ in New York City. Legal counsel for the Company reviewed the status of the negotiations on the terms of the Merger Agreement and other transaction agreements and the various resolved and unresolved issues, including the status of the Financing Agreements, and the amount of the termination fee and the maximum dollar amount of expenses of Chartwell that would be payable by Company in the event that the transactions contemplated by the Merger Agreement were not consummated for specific reasons. DLJ reviewed in detail with the Board its preliminary analysis of the proposed transaction. DLJ orally expressed its view that the price of $10.10 per Share of cash being offered in the Offer and to be received in the Merger was fair, from a financial point of view, to the Company's stockholders. The Board instructed its legal counsel and financial advisors to continue negotiations with respect to the terms of the Merger Agreement.

     From March 31 to April 10, 2000, the Company and Chartwell and their legal counsel negotiated the terms of the Merger Agreement and Stock Option Agreement and Chartwell and GreenGrass and their respective legal counsel negotiated the terms of the Stock Agreement.

     On April 7, 2000, Foley & Lardner distributed to members of the Board updated summaries of the transaction and the transaction agreements, current drafts of the Merger Agreement and the other transaction agreements and proposed resolutions regarding the transaction.

     On April 10, 2000, the Board met at the offices of DLJ in New York City. Mr. Evans and Company legal counsel reported that they had satisfactorily concluded negotiation of the unresolved issues related to the Merger Agreement, except one issue relating to the consequences of the Company exceeding its estimated expenses in the proposed transaction. DLJ stated that it was prepared to issue to the Board its written opinion to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the $10.10 per Share cash consideration to be received by holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. The Company's legal counsel provided a detailed summary of the proposed terms of the Transaction, the Merger Agreement, the Stock Agreement, the Financing Agreements and the Stock Option Agreement and reviewed the proposed Board resolutions. After discussion and analysis, the Board unanimously determined that the Offer and the Merger and the terms and provisions of the Merger Agreement, the Stock Agreement and Stock Option Agreement were advisable, fair to and in the best interests of the Company's stockholders, and unanimously recommended that stockholders of the Company accept the Offer and tender their shares pursuant to the Offer, subject only to receipt by the Company of an amendment to its current credit facility.

     On April 13, 2000, legal counsel to Chartwell and the Company resolved the remaining open issue and the Company executed an amendment to its current credit facility. That same day, the parties executed the Merger Agreement and the ancillary agreements contemplated thereby, including the Financing Agreements.

     On April 14, 2000, the Company issued a press release announcing the execution of the Merger Agreement.

2. RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE OFFER AND THE MERGER.

     In evaluating the Offer and the Merger, the Board relied upon its knowledge of the business, financial condition and prospects of the Company as well as the advice of financial advisors and legal counsel. In reaching its decision to recommend and approve the Offer and the Merger and authorize the Merger Agreement and the transactions contemplated thereby, the Board considered a number of factors, including the following:

          (i) The historical market prices and recent trading activity of the Shares, including the fact that the $10.10 per Share cash consideration to be paid in the Offer and the Merger represents a substantial premium over the recent trading price of the Shares.

          (ii) The fact that the purchase of Shares by the Company and/or Acquisition Company is fully financed by executed Financing Agreements with GE and GS and the Capital Contribution.

          (iii) The fact that the Merger Agreement and the transactions contemplated thereby were the product of arms-length negotiations between Acquisition Company, Parent and the Board (and their respective advisors).

          (iv) The fact that the Minimum Condition requires a majority of the Shares (including Shares issuable upon conversion of all Debentures other than those held by GreenGrass) not owned by GreenGrass or Company management to be tendered in the Offer.

          (v) The structure of the transaction which is designed, among other things, to result in the receipt by stockholders at the earliest practicable time of the consideration to be paid in the Offer and the fact that the per Share consideration to be paid to all parties in the Offer and the Merger is the same.

          (vi) The fact that the Company's ability to grow through strategic acquisitions is limited by its current capital structure.

          (vii) The fact that GreenGrass would be receiving the Offer Price with respect to all of its Shares and therefore its interests are aligned with the interests of the public stockholders of the Company.

          (viii) The written opinion of DLJ dated April 13, 2000 to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the $10.10 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares was fair to such holders from a financial point of view. The full text of the DLJ Opinion is attached as Exhibit A to this Offer to Purchase. The summary of the DLJ Opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the DLJ Opinion. The Company's stockholders are urged to read the DLJ Opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with such opinion. The DLJ Opinion was prepared for the Board and was directed only to the fairness to the holders of Shares from a financial point of view, as of the date thereof, of the consideration to be received by such holders in the Offer and the Merger. The DLJ Opinion does not constitute a recommendation to any of the Company's stockholders as to whether such stockholder should tender his Shares or how such stockholder should vote on the Merger.

          (ix) The conclusion that the Offer Price and Merger Consideration represent the highest price that an acquisition party would be willing to pay in acquiring the Shares. This determination was the result of the thorough auction process conducted by the Board and the Board's arms-length negotiations with acquisition parties in an attempt to obtain the highest possible price.

          (x) The terms of the Merger Agreement, including (a) the provision providing that the Board may, in the exercise of its fiduciary duties, furnish or provide access to information concerning the Company to, and engage in discussions and negotiate with, third parties who make a bona fide unsolicited request or inquiry that the Board believes may lead to an acquisition proposal that would pay more than the Offer Price and (b) the ability of the Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement in order to permit the Company to enter into an alternative transaction with a third party.

          (xi) The relatively few regulatory approvals or consents required to consummate the Offer and the Merger, and the favorable prospects for receiving such approvals and consents.

          (xii) The availability of rights of appraisal under Delaware law with respect to the Merger.

          (xiii) The financial projections prepared by the Company's management. See "THE TENDER OFFER -- Certain Information Concerning the
     Company -- Certain Projections."

          (xiv) The Company's business, financial condition, results of operations and prospects and the nature of the industries in which the Company operates.

          (xv) The relatively thin trading market and the lack of liquidity of the Common Stock.

          (xvi) The possibility that if a merger transaction with Acquisition Company is not consummated, and the Company remained a publicly-owned corporation, the price that might be received by the holders of the Shares in the open market or in a future transaction might be less than $10.10 per Share.

          (xvii) The fact that, under the terms of DLJ's engagement letter, a portion of DLJ's fee was structured as an incentive fee, providing DLJ an additional incentive to negotiate, on behalf of the Company, the highest possible price. See "SPECIAL FACTORS -- Opinion of the Company's Financial Advisor."

          (xviii) The fact that all of the directors approved the Offer and the Merger.

     In addition to the factors listed above, the Board considered the fact that the consummation of the Offer and the Merger would eliminate the possibility of the Company's stockholders (other than Acquisition Company and Company management) from participating in any future growth in the value of the Company, and believed that this loss of opportunity was appropriately reflected in the price of $10.10 per Share to be paid in the Offer and Merger.

     The Board also considered the potential risks of the Offer and the Merger, including (1) the fact that the fees and expenses required to be paid by the Company by the terms of the Merger Agreement upon certain terminations of the Merger Agreement would make it more costly for another potential bidder to propose an acquisition of the Company on a basis that would be superior to that contemplated by the Merger Agreement, and (2) the possibility that the conditions set forth in the Financing Agreements to the obligations of the financing sources to provide the funding necessary to consummate the Offer and the Merger may not be fulfilled or waived.

     In light of the number and variety of factors that the Board considered in connection with its evaluation of the Offer and the Merger, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors, and, accordingly, the Board did not do so. In addition, individual members of the Board may have given different weights to different factors. The Board viewed their positions and recommendations as being based on the totality of the information presented to and considered by it.

     THE BOARD (1) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (2) HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND (3) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

3. OPINION OF THE COMPANY'S FINANCIAL ADVISOR.

     The Company asked DLJ, in its role as financial advisor to the Company, to render an opinion to the Board as to the fairness, from a financial point of view, to the holders of Shares of the consideration to be received by such holders pursuant to the Offer and the Merger.

     On April 10, 2000, DLJ delivered to the Board its oral opinion, subsequently confirmed in writing on April 13, 2000 (the "DLJ Opinion"), to the effect that, as of such date, based on and subject to the assumptions, limitations and qualifications set forth in the DLJ Opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair to such holders from a financial point of view.

     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED AS EXHIBIT A TO THIS OFFER TO PURCHASE. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DLJ OPINION. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH SUCH OPINION.

     The DLJ Opinion was prepared for the Board and was directed only to the fairness to the holders of the Common Stock from a financial point of view, as of the date thereof, of the consideration to be received by such holders. The DLJ Opinion did not address the relative merits of the Offer or the Merger or any other business strategies considered by the Board nor did it express any opinion as to the Board's decision to proceed with the Offer and the Merger. The DLJ Opinion does not constitute a recommendation to any of the Company's stockholders as to whether such stockholder should tender his shares or how such stockholder should vote on the Merger.

     The Company selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. In addition, DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ was not retained as an advisor or agent to the stockholders of the Company or any person other than the Company.

     In arriving at its opinion, DLJ:

     - reviewed the Merger Agreement and the annex thereto containing the conditions to the Offer;

     - reviewed financial and other information that was publicly available or furnished to it by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of the Company, which are the same projections as those included in the Confidential Offering Memorandum supplied to potential buyers in the auction process (the "Management Projections");

     - compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets;

     - reviewed the historical stock prices and trading volumes of the Company common stock;

     - reviewed prices paid in certain other business combinations; and

     - conducted other financial studies, analyses and investigations as it deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by the Company or their representatives, or that was otherwise reviewed by DLJ, and DLJ assumed that the Company was not aware of any information prepared by it or its advisors that might be material to DLJ's opinion that was not made available to DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. The consideration to be received by the holders of Common Stock was determined in arm's length negotiations between the Company and Chartwell, in which DLJ advised the Company.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     Summary of Financial Analyses Performed by DLJ. The following is a summary of the financial analyses presented by DLJ to the Board in connection with the preparation of the DLJ Opinion. The order of analyses, and results thereof, described do not represent relative importance or weight given to these analyses, or results thereof, by DLJ. No company or transaction used in the analyses described below is directly comparable to the Company or the Offer or the Merger. In addition, mathematical analysis such as determining the average is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

     Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of seven publicly traded recreation and leisure products companies that DLJ believed were reasonably comparable to the Company. These comparable companies consisted of:

     - Brunswick Corporation;

     - K2 Inc.;

     - Cannondale Corporation;

     - First Years Inc.;

     - Escalade Incorporated;

     - Koala Corporation; and

     - Safety First, Inc.

     DLJ examined the enterprise and equity values of each of the comparable companies as of April 13, 2000 as derived from such companies' public filings and published research analysts' reports prepared by investment banking firms including DLJ. DLJ defined enterprise value as the value of fully-diluted common equity plus long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash, the proceeds, if any, from the exercise of outstanding options and warrants and the value of certain other non-core assets, including minority interests in other entities. In examining these comparable companies, DLJ analyzed, among other things, the enterprise value of the companies as a multiple of each company's respective LTM sales, LTM EBITDA, and LTM EBIT. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization; EBIT is defined as earnings before interest expense and income taxes. LTM means the last twelve-month period for which financial data for the company at issue has been reported. DLJ's analysis of the comparable companies yielded the following:

     - enterprise value as a multiple of LTM sales ranged from 0.4x to 3.0x for the comparable companies with an average of 0.6x, excluding highs and lows;

     - enterprise value as a multiple of LTM EBITDA ranged from 3.8x to 10.9x for the comparable companies with an average of 5.8x, excluding highs and lows; and

     - enterprise value as a multiple of LTM EBIT ranged from 4.3x to 20.5x for the comparable companies with an average of 7.1x, excluding highs and lows.

     DLJ noted that the enterprise value contemplated in the transactions resulted in the following multiples for the Company: 1.0x LTM sales, 6.8x LTM EBITDA and 8.7x LTM EBIT.

     Comparable Transaction Analysis. DLJ reviewed five selected transactions or proposed transactions involving companies that DLJ believed to be reasonably comparable to the Company. These transactions were divided between selected transactions, which DLJ refers to as "selected transactions," and transactions involving Company or Company affiliates, which DLJ refers to as "PlayCore Transactions." Collectively, the selected transactions and PlayCore Transactions are referred to as "Comparable Transactions."

     Selected transactions:

     - True Temper Sports, Inc./Cornerstone Equity Investors; and

     - ERO Inc./Hedstrom Corporation.

     PlayCore transactions:

     - GameTime, Inc./Swing N Slide Corp.;

     - Heartland Industries, Inc. (DE)/PlayCore, Inc.; and

     - Swing N Slide Corp./GreenGrass Holdings.

     In examining these transactions, DLJ compared, among other things, the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM revenue, LTM EBITDA, and LTM EBIT as obtained by DLJ from various public and industry sources, including the Company. DLJ's analysis of the Comparable Transactions yielded the following:

     - enterprise value as a multiple of LTM revenue ranged from 0.2x to 2.3x with an average of 1.1x.

     - enterprise value as a multiple of LTM EBITDA ranged from 3.5x to 9.1x with an average of 6.2x

     - enterprise value as a multiple of LTM EBIT ranged from 4.2x to 14.8x with an average of 8.8x.

     DLJ's analysis of enterprise value as a multiple of LTM revenue of the PlayCore Transactions yielded an average multiple of 0.6x. Based on LTM EBITDA, the PlayCore Transactions yielded an average multiple of 4.8x. and based on LTM EBIT of the analysis yielded an average multiple of 7.9x.

     DLJ noted that the enterprise value contemplated in the transaction resulted in the following multiples for the Company: 1.0x LTM Revenues, 6.8x LTM EBITDA and 8.7x LTM EBIT.

     Leveraged Buyout Analysis. DLJ also performed a leveraged buyout analysis of the Company. DLJ performed an analysis of the financial sponsors' return on fully diluted equity, assuming incentive options of 10% of fully diluted equity. DLJ used the Management Projections for the years 2000 through 2002 and assumed a 5% revenue growth rate thereafter, which is consistent with the Company's historical growth rate for the period 1996 through 1999 (treating all acquisitions as if they occurred on January 1, 1996), with stable margins. DLJ noted that the Management Projections did not account for the potential impact of a recession on the business of the Company, the lack of historical growth rate when compared to management forecasts and the variability of actual Company performance versus its plan in 1999. Assuming terminal values at the end of the fifth year equal to a range of 5.5x to 6.5x EBITDA, this methodology indicated that a leveraged buyout transaction could earn the financial sponsors a return of 21.6% to 27.0% on their investment. DLJ also performed an analysis of the Company's coverage ratios using 1999 financial information on a pro forma basis. This analysis resulted in ratios of EBITDA to cash interest expense equal to 1.87x and long-term debt less cash to EBITDA equal to 4.55x.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis of the projected cash flows of the Company for the years 2000 through 2002, using the Management Projections for the years 2000 through 2002 and assuming a 5% revenue growth rate thereafter, which is consistent with the Company's historical growth rate for the period 1996 through 1999 (treating all acquisitions as if they occurred on

January 1, 1996), with stable margins. DLJ noted that the Management Projections did not account for the potential impact of a recession on the business of the Company, the lack of historical growth rate when compared to management forecasts and the variability of actual Company performance versus its plan in 1999. The discounted cash flows for the Company were estimated using discount rates ranging from 13% to 17%, based on estimates of and judgments related to the weighted average costs of capital of the Company, and terminal multiples of EBITDA for the Company ranging from 5.5x to 6.5x. Based on this analysis, DLJ estimated an enterprise value and an equity value per Share ranging from $174.2 million to $233.5 million, and $8.96 to $14.20, respectively.

     The above summary describes, in summary form, the material elements of the presentation made by DLJ to the Board on April 10, 2000. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Offer and the Merger and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses undertaken in connection with its opinion taken together as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to the Company that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. A copy of the presentation made by DLJ to the Board on April 10, 2000 is attached as Exhibit c(2) to the Schedule TO.

     Engagement Letter. Under the terms of an engagement agreement dated August 19, 1999, the Company agreed to pay DLJ a fee of approximately $1.8 million, a substantial portion of which is contingent upon consummation of the Offer and a portion of which was structured as an incentive fee. In addition, the Company agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement, and to indemnify DLJ and related persons against certain liabilities and expenses arising out of the tender offer and the subsequent merger, if any, or the transactions in connection with the tender offer and the subsequent merger, if any, including liabilities under United States federal securities laws. DLJ and the Company's management negotiated the terms of the fee arrangement.

     Other Relationships. In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in the Company securities. Certain entities affiliated with DLJ own limited partnership interests in one of the funds providing a portion of the $72.5 million of equity financing to Holdings, the result of which is that such entities will beneficially own, indirectly, in the aggregate, less than 1% of the common equity of Holdings. DLJ also has been engaged by an affiliate of Chartwell to provide investment banking services, including exploring strategic alternatives such as the possible sale or recapitalization of such affiliate.

4. PURPOSE AND STRUCTURE OF THE TRANSACTION.

     The purpose of the Transaction is to enable Parent to acquire the entire equity interest in the Company in a transaction in which the holders of Shares (other than Acquisition Company) are entitled to have their equity interest in the Company purchased or extinguished in exchange for cash in the amount of $10.10 per Share. The Offer, which is the first step in the Transaction, is structured as a joint tender offer by Holdings, Parent, Acquisition Company and the Company to purchase, at the Offer Price, all Shares validly tendered and not withdrawn pursuant to the Offer. Pursuant to the Merger Agreement, Acquisition Company has agreed to pay for and purchase all Shares tendered pursuant to the Offer, provided that the Short Form Requirement is met. If the Short Form Requirement is not met, but all conditions to the Offer have been waived or met, then Acquisition Company will purchase 425,439 Shares and the Company will purchase the balance of the Shares tendered pursuant to the Offer. The second step in the Transaction is for Acquisition Company or the Company to purchase Shares and other securities of the Company exercisable or convertible into Shares pursuant to the PlayCore Purchase Agreements. All Shares and other securities of the Company purchased pursuant to the PlayCore Purchase Agreements will be at a per Share price equal to the Offer Price (determined on an as exercised or converted basis with respect to such Company securities, less any conversion or exercise price thereof). The third step in the Transaction, the Merger, will be consummated as soon as practicable following the consummation of the Offer and the transactions contemplated by the PlayCore Purchase Agreements and is structured to merge Acquisition Company with and into the Company so that the Company is the Surviving Corporation. Pursuant to the Merger, each then outstanding Share (other than Shares held by Acquisition Company, held in the treasury of the Company or held by stockholders who perfect any applicable appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration, which is equal to the Offer Price. Pursuant to the Merger, the Shares purchased by the Company pursuant to the Offer will be cancelled with no consideration paid therefor, and each Share held by Parent or Acquisition Company will be converted into Shares of the Surviving Corporation. Upon consummation of the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent.

     As described above, the Board has approved the Merger and the Merger Agreement and the transactions contemplated thereby in accordance with the DGCL. Under the DGCL, the approval of the Board and, if the Short Form Requirement is not met, the affirmative vote of the holders of a majority of the outstanding Shares, is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Short Form Requirement is met, Acquisition Company will be able to effect the Merger pursuant to a Short-Form Merger under Section 253 of the DGCL without any action by any stockholder of the Company. In such event, Acquisition Company intends to effect a Short-Form Merger as promptly as practicable following the purchase of Shares in the Offer.

     In the event that the Short Form Requirement is not met, the Company has agreed to convene a meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the Merger Agreement and has agreed to include in any proxy or information statement required for such meeting a recommendation of the Board that the Company's stockholders vote in favor of the adoption of the Merger Agreement. IF (1) THE MINIMUM CONDITION IS SATISFIED, (2) THE SHARES ARE PURCHASED IN THE OFFER BY ACQUISITION COMPANY AND, IF NECESSARY, THE COMPANY AND (3) ACQUISITION COMPANY ACQUIRES GREENGRASS' SECURITIES PURSUANT TO THE STOCK AGREEMENT, A FAVORABLE VOTE TO APPROVE THE MERGER WILL BE ASSURED SINCE ACQUISITION COMPANY WILL OWN MORE THAN A MAJORITY OF THE SHARES ENTITLED TO VOTE THEREON.

5. PLANS FOR THE COMPANY AFTER THE TRANSACTION.

     Pursuant to the terms of the Merger Agreement, the Company, Acquisition Company and Parent intend to effect the Merger in accordance with the Merger Agreement as soon as practicable following completion of the Offer. Following the Effective Time, the Board will be reconstituted to consist of Todd R. Berman, Michael S. Shein, Jeffrey R. Larsen, Frederic L. Contino and Michael J. Rolland and the officers of the Surviving Corporation will be the officers of the Company immediately prior to the Effective Time. See "SPECIAL FACTORS -- The Merger Agreement and Related Documents."

     It is currently expected that the business and operations of the Surviving Corporation will be continued substantially as they are currently being conducted by the Company. Except as otherwise indicated in this Offer or as contemplated by the Merger Agreement, none of the Offerors has any present plans or proposals involving the Company that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a sale or transfer of a material amount of the Company's assets, or any material change in the Company's present dividend policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. However, after the Merger, the Surviving Corporation's management and board of directors will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitaliza-tion, businesses, management, operations or dividend policy that they consider to be in the best interests of the Surviving Corporation and its stockholders.

     Upon consummation of the Merger, the Company will be owned solely by Parent, and Parent will be entitled to all benefits resulting from its sole ownership of the Company, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, no other stockholder will have the opportunity to participate in the earnings and growth of the Company, and no other stockholder will have a right to vote on corporate matters. Similarly, such stockholders will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company after the consummation of the Transaction.

     The Shares are currently traded on AMEX. Following the consummation of the Transaction, the Shares will no longer be quoted on AMEX. In addition, the registration of the Shares under the Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. Accordingly, following the consummation of the Transaction, there will be no public market for the Shares. Moreover, the Company will no longer be required to file periodic reports with the Securities and Exchange Commission (the "Commission") under the Exchange Act, and will no longer be required to comply with the proxy rules of Regulation 14A under
Section 14 promulgated under the Exchange Act. In addition, the Company's officers, directors and 10% stockholders will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares. See "THE TENDER OFFER -- Effect of the Offer on the Market for the Common Stock; Exchange Act Registration."

     It is expected that, if the Transaction is not consummated, then the Company's current management, under the general direction of the Board, will continue to manage the Company as an ongoing business.

6. RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE MERGER.

     No dissenters' or appraisal rights are available to stockholders in connection with the Offer. If the Merger is consummated, however, record stockholders of the Company who have not validly tendered their Shares or voted in favor of the Merger will have certain rights under the DGCL to an appraisal of, and to receive payment in cash of the fair value of, their Shares (the "Appraisal Shares"). Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262"), a copy of which is attached as Exhibit B to this Offer to Purchase, will have the fair value of their Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive from the Surviving Corporation a cash payment equal to such fair value. Any such judicial determination of the fair value of Shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the Offer Price and Merger Consideration. In addition, stockholders who invoke appraisal rights may be entitled to receive payment of a fair rate of interest from the Effective Time on the amount determined to be the fair value of the Appraisal Shares. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Under Section 262, if the Merger is submitted to a vote of the Company's stockholders at a meeting thereof, then the Company must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Merger, notify each of the Company's stockholders entitled to appraisal rights that such rights are available. If the Merger is accomplished by a Short-Form Merger, the Company, either before the Effective Time or within ten days thereafter, must notify each of the stockholders entitled to appraisal rights of the Effective Time and that appraisal rights are available. In either case, the notice must include a copy of Section 262.

     If the Merger is not a Short-Form Merger, a holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company before the taking of the vote on the Merger or within 20 days after the date of mailing the notice described in the preceding paragraph, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold of record such Appraisal Shares through the Effective Time. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to the Effective Time, will lose any right to appraisal in respect of such Appraisal Shares.

     If the Merger is a Short-Form Merger, a holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company, within 20 days after the date of mailing the notice by the Company described above, a written demand for appraisal of such holder's Appraisal Shares.

     A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand an appraisal of such Appraisal Shares.

     A person having a beneficial interest in Appraisal Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the record holder to execute the demand for appraisal and to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If Appraisal Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns Appraisal Shares through a broker who in turn holds the Appraisal Shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Appraisal Shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as Appraisal Shares' record holder.

     A record holder, such as a broker, fiduciary, depository or other nominee, who holds Appraisal Shares as a nominee for others, will be able to exercise appraisal rights with respect to the Appraisal Shares held for all or less than all of the beneficial owners of those Appraisal Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Appraisal Shares standing in the name of such record owner.

     Within 120 days after the Effective Time, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holders' Appraisal Shares. There is no present intention on the part of Acquisition Company or, to the Offerors' knowledge, GreenGrass, to file an appraisal petition on behalf of the Company, and stockholders who seek to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of Appraisal Shares. Accordingly, it will be the obligation of the stockholders seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voting in favor of the Merger (if applicable) and with respect to which demands for appraisal were received as well as the number of holders of such Shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company.

     If a petition for appraisal is timely filed, after a hearing on such petition the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value from the Effective Time.

     The costs of the proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. However, costs do not

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

include attorneys' fees or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order all or a portion of the expenses incurred by any stockholder, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw its demand for appraisal and to accept the Merger Consideration. After this period, the stockholder may withdraw such holder's demand for appraisal only with the consent of Acquisition Company. If any stockholder who properly demands appraisal of such holder's Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Company a written withdrawal of such stockholder's demand for appraisal.

     Several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in two cases, Weinberger v. UOP, Inc. and Rabkin v. Philip A. Hunt Chemical Corp., that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS WISHING TO PERFECT THEIR APPRAISAL RIGHTS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY SUCH RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. A COPY OF SECTION 262 OF THE DGCL IS ATTACHED HERETO AS EXHIBIT B AND THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT B.

7. THE MERGER AGREEMENT AND RELATED DOCUMENTS.

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT AND RELATED DOCUMENTS. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT AND SUCH RELATED DOCUMENTS, ALL OF WHICH ARE INCORPORATED HEREIN BY REFERENCE AND HAVE BEEN INCLUDED AS EXHIBITS TO THE SCHEDULE TO. THE MERGER AGREEMENT AND SUCH RELATED DOCUMENTS MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN "THE TENDER OFFER -- CERTAIN INFORMATION CONCERNING THE COMPANY."

  The Merger Agreement.

     The Offer. The Merger Agreement requires the Offerors to commence the Offer on or prior to the fifth business day following public announcement of the Offer. The obligation of the Offerors to commence the Offer and to accept for payment, and to pay for, any Shares of Common Stock tendered pursuant to the Offer, is subject to the satisfaction of certain conditions that are set forth below the caption "THE TENDER OFFER -- Conditions of the Offer" (such conditions, the "Offer Conditions"). Parent may waive certain of the Offer Conditions without the prior consent of the Company or Acquisition Company. The Company and Acquisition Company have agreed that, without the prior written consent of Parent, no changes may be made that (i) increase or decrease the Offer Price, (ii) decrease the number of Shares subject to the Offer,

(iii) amend or waive the Offer Conditions, (iv) impose any additional conditions or amend any other term of the Offer or (v) extend the expiration date of the Offer. Under the terms of the Merger Agreement, the Company and Acquisition Company shall, upon request of Parent, extend the Offer if, at the then scheduled expiration date of the Offer, any of the Offer Conditions have not been satisfied or waived until the earlier of (i) the later of (A) May 19, 2000 and (B) such later date which is ten business days after the Company terminates certain third party discussions or (ii) such time as all such conditions shall have been satisfied or waived; provided that the Company and Acquisition Company believe, in their reasonable judgment, that such Offer Conditions can be satisfied or waived prior to May 19, 2000; and provided further that the Company is permitted, but not required, to extend the Offer if Parent or Acquisition Company has materially breached the Merger Agreement. In addition, each of the Company and Acquisition Company has the right by mutual agreement to extend the Offer until May 19, 2000 (or such earlier date as the Minimum Condition is satisfied) if all Offer Conditions other than the Minimum Condition and receipt of the proceeds from the Financings and the Capital Contribution have been satisfied or waived as of the original expiration date of the Offer. If at the scheduled expiration date of the Offer, or at the end of any extension thereof, all of the Offer Conditions have been satisfied, the Purchasers are required to immediately accept and promptly pay for all Shares tendered (assuming the Minimum Condition is met). See "THE TENDER OFFER -- Terms of the Offer."

     The Merger Agreement also provides that, subject to the terms and conditions provided therein, the Company and Acquisition Company will each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all necessary, proper or advisable things under applicable laws and regulations to consummate the Offer.

     Board Representation. The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer and from time to time thereafter until the Effective Time, Parent shall be entitled to designate such number of directors equal to the greater of (a) a majority of the Board plus one and (b) the product of (i) the number of directors on the Board and (ii) the percentage that the number of Shares owned by Acquisition Company bears to the number of Shares outstanding less the number of Independent Directors (as defined below). The Company has agreed, upon request by Parent, to promptly increase the size of the Board and/or use its reasonable efforts to secure the resignations, or the removal, of such number of directors as is necessary to enable Acquisition Company's designees to be elected to the Board and to cause Acquisition Company's designees to be so elected. The Company's obligations to appoint designees to the Board are subject to Section 14(f) of the Exchange Act and the rules promulgated thereunder (Schedule III hereto contains the information required under Rule 14f-1 promulgated under the Exchange Act). In addition, the Merger Agreement requires the Company to have at all times prior to the Effective Time two members on the Board who were members of the Board on the date of the Merger Agreement and who are not employees of the Company ("Independent Directors"). Following the election or appointment of the designees of Parent to the Board, but prior to the Effective Time, any permitted termination of the Merger Agreement by the Company, any amendment of the Merger Agreement or the Company's certificate of incorporation or by-laws requiring action by the Board, any extension of time for the performance of any of the obligations or other acts of Parent, and any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement must by authorized by a majority of the Independent Directors as well as a majority of all Board members.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Acquisition Company will be merged with and into the Company at the Effective Time and the separate existence of Acquisition Company will cease. All of the properties, rights, privileges, powers and franchises of the Company and Acquisition Company will vest in the Company, and all debts, liabilities and duties of the Company and Acquisition Company will become the debts, liabilities and duties of the Company. Subject to the provisions of the Merger Agreement and applicable provisions of the DGCL, the closing of the Merger will occur promptly following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in the Merger Agreement.

     Effect on Capital Stock. At the Effective Time: (a) each Share that is owned by the Company as treasury stock shall be automatically cancelled and retired and no consideration shall be delivered in exchange therefor; (b) each Share, other than Shares held by Parent, Acquisition Company or by stockholders who perfect any applicable appraisal rights under the DGCL, shall be converted into the right to receive, in cash, the Offer Price without interest; and (c) each Share held by Parent or Acquisition Company shall be converted into the right to receive 725,000 fully paid and nonassessable Shares of Surviving Corporation.

     Payment of Offer Price and Merger Consideration. The Merger Agreement requires that prior to the commencement of the Offer, the Company and Acquisition Company shall appoint a United States bank or trust company to act as payment agent (the "Payment Agent") for the payment of the Offer Price and the Merger Consideration. Prior to the payment time thereof, the Company and Acquisition Company are required to deposit with the Payment Agent in a separate fund established for the benefit of the holders of Shares, for payment upon surrender of the certificates for exchange in accordance with (i) the Offer to Purchase, in the case of the Offer and (ii) the Merger Agreement, in the case of the Merger, through the Payment Agent (in the case of the Offer, the "Offer Fund" and in the case of the Merger, the "Merger Fund" and collectively with the Offer Fund, the "Payment Fund"), immediately available funds in amounts necessary to make the payments to holders of Shares. The Payment Agent shall pay the Offer Price out of the Offer Fund and the Merger Consideration out of the Merger Fund.

     As soon as reasonably practicable after the Effective Time, the Surviving Corporation or the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares of Common Stock entitled to receive the Merger Consideration (the "Certificates"): (i) a form of letter of transmittal which shall: (x) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Payment Agent; (y) contain a representation in a form reasonably satisfactory to Parent as to the good and marketable title of the Shares held by such holder free and clear of liens of any kind; and (z) contain such other customary provisions as the Company and Acquisition Company may reasonably specify; and (ii) instructions for use in surrendering such Certificates and receiving the aggregate Merger Consideration, in respect thereof. Upon the surrender of each Certificate and subject to applicable withholding, the Payment Agent shall (subject to applicable abandoned property, escheat and similar laws) pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration is to be delivered to any person other than the person in whose name the Certificate formerly representing such Shares is registered, it is a condition to receiving the Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificates pay to the Payment Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Payment Agent or the Company, as applicable, that such tax has been paid or is not applicable. The Payment Agent is entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any stockholder of the Company such amounts as the Company reasonably and in good faith determines are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

     Treatment of Stock Options. The Merger Agreement provides that all options to acquire Shares outstanding under any stock option plan or agreement (individually, an "Option" and collectively, the "Options") which have not been exercised pursuant to an Option Exercise Agreement (as discussed below) and are outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be canceled at the Effective Time and in exchange therefor, each holder of a cancelled Option will receive an amount in cash equal to product of (i) the excess, if any, of the Merger Consideration over the per Share exercise price thereof and (ii) the number of Shares subject thereto, in full settlement of the Company's (and the Surviving Corporation's) obligations under each Option. To the extent that the per Share exercise price of any Option equals or exceeds the Merger Consideration, at the Effective Time, such Option will be cancelled and the holder of such Option will not receive or be entitled to receive any consideration from Acquisition Company or the Surviving Corporation. All amounts payable in respect of Options shall be subject to all applicable withholding of taxes.

     Treatment of Warrants. The Merger Agreement provides that any Warrants outstanding at the Effective Time that are owned of record by a person or entity other than the Company, Parent or Acquisition Company shall be cancelled in the Merger, and each holder of any Warrants shall receive an amount in cash, if any, equal to the product of (i) the excess, if any, of the Merger Consideration over the per Share exercise price thereof and (ii) the number of Shares subject thereto.

     Treatment of Debentures. The Merger Agreement provides that, except for holders who hold Debentures subject to the Stock Agreement (as discussed below), within two business days after the closing of the Offer, the Company shall send a notice of redemption to all holders, if any, of outstanding Debentures.

     Stockholder Meeting. The Merger Agreement provides that, in accordance with applicable law and provided that the Short Form Requirement has not been met, the Company, acting through the Board of Directors and after the Offer Closing, shall (i) call a special meeting of its stockholders (the "Stockholder Meeting") for the purpose of considering and voting on the Merger and Merger Agreement,
(ii) hold the Stockholder Meeting as soon as practicable after the purchase of Shares pursuant to the Offer, (iii) file with the SEC a proxy statement or information statement relating to the Merger Agreement and the Merger, and (iii) unless taking such action would be inconsistent with the fiduciary duties of the Board, recommend to the Company's stockholders the approval of the Merger Agreement. The Company will use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, unless otherwise required by applicable fiduciary duties. Parent has agreed to vote or cause to be voted all the Shares then owned by it, Acquisition Company or any other of its subsidiaries in favor of the Merger at the Stockholder Meeting. Notwithstanding the foregoing, if the Short Form Requirement is met, Acquisition Company, the Company and Parent have agreed to take all actions necessary to effect the Merger as a short-form merger pursuant to Section 253 of the DGCL, without a meeting of the Company's stockholders.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence and the qualification, good standing, corporate power and authority of the Company and its subsidiaries; (ii) delivery and accuracy of certain corporate documents and records; (iii) the capitalization of the Company and its subsidiaries; (iv) the due authorization, execution, and delivery of the Merger Agreement and the authorization of the consummation of the transactions contemplated thereby, and the validity and enforceability of the Merger Agreement; (v) certain agreements entered into by the Company relating to its indebtedness and the employment of certain Company employees; (vi) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation by the Company of the Offer and Merger and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (vii) subject to certain exceptions and limitations, the compliance by the Company and its subsidiaries with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or any court, arbitration, board or tribunal; (viii) compliance by the Company with the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the reports and financial information required to be filed thereunder since January 1, 1997;
(ix) certain recent financial information of the Company and its subsidiaries;
(x) subject to certain exceptions and limitations, the absence of certain liabilities of the Company and its subsidiaries; (xi) subject to certain exceptions and limitations, the absence of pending or (to the knowledge of the Company) threatened claims, actions, suits or proceedings; (xii) certain tax matters; (xiii) certain employee benefit and ERISA matters; (xiv) certain environmental matters; (xv) the absence of certain changes or effects since December 31, 1999 which could result in a material adverse effect; (xvi) the patents, trademarks and other intellectual property of the Company and its subsidiaries; (xvii) the real property owned and leased by the Company and its subsidiaries; (xviii) state takeover statutes; (xix) broker's fees; (xx) the DLJ Opinion; (xxi) the Company's inventory; (xxii) the stockholder vote required for the Merger; (xxiii) title to and condition of tangible assets of the Company and its subsidiaries; (xxiv) certain material contracts of the Company and its subsidiaries, including non-compete agreements;
(xxv) year 2000 compliance issues; (xxvi) compliance with applicable laws; (xxvii) the Company's accounts receivable; (xxviii) customers, suppliers, sales representatives, dealers and distributors of the Company and its subsidiaries; (xxvix) certain labor and employment matters; (xxx) certain fees and expenses in connection with the transactions contemplated by the Merger Agreement; (xxxi) subject to certain limitations, the possession by the Company and its subsidiaries of necessary franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders; (xxxii) certain insurance policy matters; (xxxiii) product warranty and liability; and (xxxiv) transactions with affiliates.

     Parent and Acquisition Company have also made certain representations and warranties in the Merger Agreement, including with respect to (i) the due incorporation, existence, good standing and corporate power and authority of Acquisition Company and Parent; (ii) the due authorization, execution and delivery of the Merger Agreement, the Stock Option Agreement and the Stock Agreement and the authorization of the consummation of the transactions contemplated thereby, and the validity and enforceability of the Merger Agreement, the Stock Option Agreement and the Stock Agreement; (iii) the absence of consents and approvals necessary for consummation of the transactions contemplated by the Merger Agreement by Parent and Acquisition Company and the absence of any violations, breaches or defaults which would result from compliance by Parent and Acquisition Company with any provision of the Merger Agreement; (iv) broker's and broker fees; (v) the sufficiency of funds available to Parent and Acquisition Company for the consummation of the Offer and the Merger; (vi) absence of any material misstatements or omissions made by Parent and Acquisition Company in this Offer to Purchase, the Schedule TO and the exhibits thereto; and (viii) no knowledge of Company breaches; and (ix) the sophistication of Parent and Acquisition Company.

     Conduct Until the Merger. The Company has agreed that from the date of the Merger Agreement until the earlier of the date the Shares are purchased in the Offer or the termination of the Merger Agreement, unless Parent has consented in writing thereto, the Company will, and will cause each of its subsidiaries to:
(i) conduct its operations according to its ordinary course of business consistent with past practice, and (ii) use its commercially reasonable efforts to preserve in all material respects its business organization and its existing relationships with its customers, suppliers, employees and business associates.

     The Company has also agreed that from the date of the Merger Agreement until the earlier of the date the Shares are purchased in the Offer or the termination of the Merger Agreement, unless Parent has consented in writing thereto, the Company will not, and will not permit any of its subsidiaries to:

          (a) amend its certificate of incorporation or by-laws;

          (b) acquire, sell, lease or dispose of any assets in excess of $500,000, other than in the ordinary and usual course of business and consistent with past practice;

          (c) incur or modify any funded indebtedness, other than in the ordinary and usual course of business and consistent with past practice;

          (d) issue, reissue or sell or authorize the issuance, reissuance or sale of (i) any shares of capital stock (other than issuances of Shares in respect of any exercise of the Warrants or Company Options or the conversion of the Debentures outstanding on the date of the Merger Agreement), (ii) any shares convertible into capital stock of any class, or
     (iii) any rights, calls, commitments, warrants or options to acquire any shares of capital stock, or shares convertible into capital stock;

          (e) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments between the Company and its subsidiaries);

          (f) split, combine, subdivide, reclassify or, directly or indirectly, redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or liquidate in whole or in part;

          (g) except as required by law or actions taken in the ordinary course and consistent with past practice (i) enter into, amend or extend any employment, collective bargaining, severance or termination agreement, (ii) grant any increase in severance or termination pay to, any officers, directors or employees, (iii) increase the compensation of any of its directors or officers, or increase the compensation of any other employees outside the ordinary course of business consistent with past practice, (iv) adopt, amend, modify, or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or take any such action with respect to any other employee benefit plan agreement or arrangement), or
     (v) make any other change in employment terms for any of its directors, officers, and employees;

          (h) (i) except as may be required or contemplated by the Merger Agreement, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity (other than the Company's subsidiaries), except in the ordinary and usual course of business and consistent with past practices, (ii) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to its subsidiaries), other than in the ordinary and usual course of business or (iii) make capital expenditures in excess of an aggregate of $750,000;

          (i) change any accounting methods, principles or practices materially affecting their assets, liabilities or business, except insofar as may be required by a change in generally accepted accounting principles;

          (j) make any material tax election or settle or compromise any material income tax liability;

          (k) settle or compromise any claim (including any arbitration) or litigation involving payments by the Company in excess of $125,000 individually, or $350,000 in the aggregate, which is not subject to insurance reimbursement;

          (l) enter into any contract (or series of related contracts) either involving more than $250,000 or outside the ordinary course of business consistent with past practice;

          (m) postpone the payment of accounts payable and other liabilities outside the ordinary course of business consistent with past practice;

          (n) enter into any transaction with any affiliate (other than the Management Agreements); or

          (o) authorize or agree in writing or otherwise to take any of the foregoing actions.

     Access to Information. Under the Merger Agreement, from the date of the Merger Agreement until the earlier of the termination of the Agreement or the Effective Time, the Company has agreed, and has agreed to cause its subsidiaries and their respective directors, employees, agents and advisors to, (i) provide Parent and Acquisition Company and their authorized representatives access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books, records, financial statements and other documents and materials relating to the financial condition, assets and liabilities of the Company and its subsidiaries and permit Parent and Acquisition Company to make such inspections thereof as they may reasonably request, (ii) furnish Parent and Acquisition Company, to the extent available, with such information with respect to the business of the Company and its subsidiaries as Parent and Acquisition Company may from time to time reasonably request and (iii) confer and consult with Parent and Acquisition Company on operational, financial and general status of ongoing business operations of the Company as Parent and Acquisition Company may reasonably request; provided, however, that all requests for such access, inspection, information or consultations shall be made through David S. Evans, Chairman of the Executive Committee of the Board (or such other persons as he shall designate). Parent and Acquisition Company have agreed to hold all information furnished by or on behalf of the Company or any of its subsidiaries in confidence.

     Filings; Further Assurances. Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, the Offer, the Merger and the financings contemplated by the Financing Agreements. The parties have also agreed that each shall (i) take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated in the Merger Agreement; and (ii) promptly inform the other party of any event or circumstance relating to either the Company or Acquisition Company or Parent or any of their respective subsidiaries which should be set forth in an amendment to this Offer to Purchase and promptly take all steps necessary to cause this Offer to Purchase as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case as to the extent required by applicable law. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, including the execution of additional instruments, the proper officers and directors of each party to the Merger Agreement, as the case may be, shall take all such necessary action.

     Consents. The Merger Agreement requires each of Parent, Acquisition Company and the Company to use its commercially reasonable best efforts to obtain as promptly as practicable all consents from any person or entity required in connection with the consummation of the Offer and the Merger. Parent, Acquisition Company and the Company are also required to take all actions necessary to file as soon as practicable all notifications, filings, and other documents required to obtain all consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other governmental entity for additional information or documentation in connection with the Offer or the Merger.

     Publicity. The Merger Agreement requires that the initial press releases with respect to the execution of the Merger Agreement shall be acceptable to Parent and the Company and that so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the Offer or the Merger without the prior consultation of the other parties, except as may be required by law.

     Employee Matters. The Merger Agreement requires that the Surviving Corporation shall honor, in accordance with their terms, and shall make required payments when due under, all employee benefit plans or agreements maintained or contributed to by the Company or any of its subsidiaries (including, but not limited to, employment, incentive and severance agreements and arrangements), that are applicable with respect to any employee, director or stockholder of the Company or any of its subsidiaries (whether current, former or retired) or their beneficiaries. After the date of the Merger Agreement, employees of the Company will not have the opportunity to purchase additional Shares from the Company except pursuant to the exercise of an Option.

     No Solicitation. Under the Merger Agreement, the Company may not, and may not authorize or permit any of its subsidiaries or any of its or its subsidiaries' officers, directors, employees or agents to, directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide any non-public information to any person or entity (other than Parent, Acquisition Company or any of their affiliates or representatives) (a "Third Person") concerning any proposal or inquiry relating to any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's assets, sale of Shares of capital stock or similar business combination transaction involving the Company or any principal operating or business unit of the Company or its subsidiaries (an "Acquisition Proposal"). In the event that, after the date of the Merger Agreement and prior to the purchase of the Shares pursuant to the Offer, the Board receives an unsolicited written Acquisition Proposal and the Board determines, in good faith and after consultation with its financial advisors and legal counsel, that the Acquisition Proposal may lead to a Superior Proposal (as defined below), the Board is permitted to do any or all of the following: (a) withdraw, modify or change the Board's approval or recommendation of the Merger Agreement, the Offer or the Merger, (b) approve or recommend to the Company's stockholders an Acquisition Proposal, (c) engage in discussions and negotiations with respect to an Acquisition Proposal and (d) terminate this Agreement. The Board may not, however, take any action described in clauses (a)-(d) above until after the Board has given Parent written notice stating the Board's proposed conduct and setting forth certain information with respect to such Acquisition Proposal.

     The Board is also permitted, after notice to Parent, to furnish information to a Third Person which has made a bona fide Acquisition Proposal that the Board reasonably determines may lead to a Superior Proposal and that was not solicited in violation of the Merger Agreement, provided that, with respect to any person or entity that is not currently party to a confidentiality agreement with the Company, such person or entity has executed an agreement with confidentiality, standstill and other provisions substantially similar to those then in effect between the Company and Acquisition Company. For purposes of the Merger Agreement, "Superior Proposal" means any proposal made by a Third Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, if and only if, the Board reasonably determines (after consultation with its financial advisor and counsel) (i) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Offer and the Merger and the transactions contemplated by the Merger Agreement, taking into account at the time of determination any changes to the terms of the Merger Agreement which as of that time had been proposed by Acquisition Company, and (ii) that the person or entity making such Acquisition Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

     Nothing contained in the Merger Agreement prohibits the Company or its Board from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or otherwise which, in the judgment of the Board after consultation with its legal counsel, is necessary under applicable law or the rules of any stock exchange or if failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

     The Merger Agreement requires the Company to promptly, but in any event within three business days, advise Parent in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal, including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or entity making such request, Acquisition Proposal or inquiry. The Merger Agreement requires the Company to keep Acquisition Company reasonably informed of the status and details, including any amendments or proposed amendments, of any such request, Acquisition Proposal or inquiry.

     The Merger Agreement provides that if, within 10 business days after giving notice to Parent of discussions or negotiations relating to an Acquisition Proposal, the Company has not terminated such discussions or negotiations, Parent may terminate the Merger Agreement if it has provided the Company with at least 48 hours prior written notice to terminate such negotiations or discussions (a "Failure to Terminate Negotiations").

     Indemnification and Insurance. Under the Merger Agreement, Parent and Acquisition Company agree that for a period of six years from the Effective Time, the Surviving Corporation will maintain all rights to indemnification now existing in favor of the current or former directors, officers, employees and fiduciaries of the Company as provided in the Company's certificate of incorporation and by-laws or otherwise in effect under any agreement on the date of the Merger Agreement. In addition, under the Merger Agreement, Parent and Acquisition Company agree that the certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's certificate of incorporation and by-laws on the date of the Merger Agreement and that such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Acceptance Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omission occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

     The Merger Agreement requires the Surviving Corporation to at all times exercise the powers granted to it by its certificate of incorporation, its by-laws, and by applicable law to indemnify and hold harmless to the fullest extent permitted by applicable law present or former directors, officers, employees and fiduciaries and agents of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to and including the Effective Time, including, without limitation, with respect to matters relating to the Merger Agreement.

     The Merger Agreement also requires the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the current policies of the directors', officers' and controlling stockholders' liability insurance maintained by the Company (including all riders thereto) with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement); provided, that, the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; and provided, that, such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the Surviving Corporation is unable to obtain such insurance for such premium, it will obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Matters Relating to the Financing Agreements. Under the Merger Agreement, the Company has agreed that Parent is primarily responsible for any matter with respect to the financing to be provided under the Financing Agreements; provided, however, that (i) the Company shall have received prior notice of, and shall be kept reasonably informed of the ongoing status of, any such matters,
(ii) the Company shall take all such actions as are reasonably requested by Parent in connection with any such negotiations that are consistent with the Merger Agreement, and (iii) Parent shall conduct any such matters reasonably and in good faith. The Merger Agreement requires Parent to use its commercially reasonable efforts to close the Financing on terms consistent with the Financing Agreements. The Merger Agreement requires the Company and Parent to use commercially reasonable efforts to satisfy on or before the expiration of the Offer all requirements of the Financing Agreements which are conditions to obtaining the cash proceeds thereunder.

     Upon receipt by either the Company or Parent, or any of their respective affiliates, of any written or oral communication to the effect that any lender is contemplating not providing the Financing or is terminating or canceling or modifying in any material respect the Financing Agreements, or that the Financing is unlikely to be obtained, the Merger Agreement requires that the Company or Parent, as the case may be, to immediately communicate such event to the other party and provide such other party with a true and complete copy of any such written communication.

     Company Expenses. The Merger Agreement provides that the Company shall not, without the prior written consent of Parent (i) amend, terminate or otherwise modify or waive any provision of the Option Exercise/Cancellation Agreements, the MM Agreement, the Fleet Consent, the Financing Agreements or the expense agreements entered into with certain service providers in connection with the Offer and Merger (the "Expense Agreements") or enter into any new agreements which are the subject thereof, or (ii) incur or pay any expenses in connection with the Offer and Merger (the "Company Expenses") the result of which would be the Company Expenses exceed the aggregate limit of those expenses represented by the Company (the "Company Expense Cap"), provided the Company may incur $500,000 worth of expenses above the Company Expense Cap relating solely to circumstances arising after April 13, 2000 beyond the reasonable control of the Company. To the extent subparagraph (ii) above is breached by the Company, Parent may terminate the Merger Agreement, but shall not be entitled to reimbursement of Parent Expenses as defined below.

     Survival of Representations, Warranties and Agreements. The Merger Agreement provides that the representations, warranties and agreements in the Merger Agreement shall survive the Offer Closing and the Merger, provided, that, no stockholder or affiliate of the Company, nor any stockholder, partner, officer, director, employee, agent or representative of any of the foregoing, shall have any liability for any breach or inaccuracy of any of the representations and warranties of the Company.

     Conditions to the Merger. The respective obligations of each party under the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the closing of the Offer shall have occurred; (ii) the approval by the Company's stockholders of the Merger and Merger Agreement shall have been obtained, if necessary; (iii) all necessary waiting periods applicable to the Merger under the HSR Act shall have expired or been earlier terminated; and (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, the party so invoking this condition has complied with its obligations described in "Consents" above and has used its reasonable best efforts to lift or remove such order, injunction, restraint or prohibition.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the stockholders of the Company approve the Merger at the Stockholders' Meeting:

          (a) By mutual written consent of the Company, Parent and Acquisition Company.

          (b) By either the Company, on the one hand, or Parent, on the other hand if any governmental entity issues an order or takes any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order becomes final and nonappealable.

          (c) By the Company acting through the Board prior to the consummation of the Offer if it receives an Acquisition Proposal that may lead to a Superior Proposal and has complied with all applicable terms of the Merger Agreement, including the payment of the Termination Fee (as defined below) and confirmation of its agreement to pay expenses of Parent and its Affiliates.

          (d) By the Company (acting through the Board):

             (i) in the event that the Offer expires or is terminated in accordance with its terms without any Shares being purchased thereunder; provided, that, the failure of the Company to fulfill any obligation under the Merger Agreement has not been the cause of, or resulted in, the failure to purchase Shares pursuant to the Offer; or

             (ii) if there is a breach or failure to perform on the part of Acquisition Company or Parent of any of their representations, warranties, covenants or agreements contained in the Merger Agreement and such breach or failure to perform has a material adverse effect on the ability of Acquisition Company or Parent to consummate the Offer or the Merger, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after the Company has furnished Parent with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires.

          (e) By Acquisition Company or Parent:

             (i) if the Board (x) shall withdraw, modify or change its recommendation so that it is not in favor of the Merger Agreement, the Offer or the Merger or shall have resolved to do any of the foregoing,
        (y) shall approve or have recommended to the Company's stockholders an Acquisition Proposal, or (z) takes any public position or makes any disclosure to the Company's stockholders which has the effect of doing either of the foregoing;

             (ii) (x) if the Company shall have materially breached any of its obligations under the Merger Agreement relating to an Acquisition Proposal or (y) upon a Failure to Terminate Negotiations;

             (iii) in the event that the Offer expires or is terminated in accordance with its terms without any Shares being purchased thereunder; provided, that, the failure of Parent to fulfill any obligation under this Agreement has not been the cause of, or resulted in, the failure to purchase Shares pursuant to the Offer; or

             (iv) if prior to the consummation of the Offer, the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate in all material respects, in each instance as of the date of consummation of the Offer as though made on or as of such date and the effect thereof is a Company Material Adverse Effect (as defined below), or the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after Acquisition Company has furnished the Company with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires.

     For purposes of the Merger Agreement, the term "Company Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance (except for events, changes, occurrences, effects, facts or circumstances resulting (i) from general economic or financial market conditions, (ii) actions taken by any party in accordance with the Merger Agreement or (iii) public announcements relating to the transactions contemplated by the Merger Agreement, or conditions previously disclosed to Parent in the Merger Agreement) having, or which could reasonably be expected to have, a material adverse effect on (a) the ability of the Company to perform its material obligations under the Merger Agreement or to consummate the transactions contemplated thereby or (b) the business, results of operations, condition (financial or otherwise), assets, liabilities (actual or contingent), properties, or cash flows or assets of the Company and its subsidiaries, taken as a whole.

     Fees, Expenses and Other Payments; Effect of Termination. Except as otherwise described in the following paragraphs, the Merger Agreement requires all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants and other out-of-pocket expenses, incurred or to be incurred by the parties to the Merger Agreement in connection with the Offer, the Merger and the Merger Agreement, to be borne solely and entirely by the party which has incurred such costs and expenses. The Merger Agreement requires all costs and expenses related to the filing, printing and mailing of this Offer to Purchase, the Schedule TO and the proxy statement or information statement required to be filed with the SEC to consummate the Merger to be borne by the Company.

     The Merger Agreement requires the Company to pay to Parent $2,300,000 (the "Termination Fee") plus expenses of Parent and its affiliates in connection with the Transaction not to exceed $2,500,000 ("Parent Expenses") in the event that the Merger Agreement is terminated (i) by the Company due to accepting an Acquisition Proposal or (ii) by Acquisition Company due to the Company: (a) withdrawing its recommendation of the Offer (except, in certain circumstances, as a result of the failure to obtain the Financing), (b) recommending an Acquisition Proposal to its stockholders or (c) materially breaching its no solicitation covenant.

     In addition, the Merger Agreement requires the Company to pay the Termination Fee and Parent Expenses to Acquisition Company, in the event that
(1) the Company enters into a definitive agreement with a Third Person within one year of termination of the Merger Agreement and an Acquisition Proposal had been publicly disclosed prior to termination and (2) the Merger Agreement is terminated either (a) by the Company pursuant to the Offer expiring or terminating in accordance with its terms without any Shares being purchased thereunder solely as a result of the Minimum Condition failing to be satisfied by the Expiration Date (other than as a result of a material or willful breach by Parent or Acquisition Company of their obligations under the Merger Agreement), or (b) by Acquisition Company pursuant to the Offer expiring or terminating in accordance with its terms without any Shares being purchased thereunder solely as a result of the Minimum Condition failing to be satisfied by the Expiration Date of the Offer (other than as a result of a breach by the Company of its no solicitation obligations). In the event that the Merger Agreement is terminated as a result of the Minimum Condition failing to be satisfied by the Expiration Date, and an

Acquisition Proposal had been publicly disclosed prior to the termination, the Company is required to pay $1.0 million of Parent Expenses to Parent upon such termination of the Merger Agreement, and the balance of such Parent Expenses (not to exceed an additional $1.5 million) if and when the Termination Fee becomes due.

     The Merger Agreement also requires the Company to pay the Termination Fee to Acquisition Company if the Merger Agreement is terminated by Acquisition Company upon a Failure to Terminate Negotiations and, within one year after such a termination, the Company enters into a definitive agreement with respect to, or consummates a merger, consolidation or other business combination with any Third Person (or any other person or entity acting in concert with such Third Person) with whom the Company was holding discussions or negotiations at the time of termination of the Merger Agreement.

     The Merger Agreement requires Company to pay Parent, at its request at any time after Effective Time, in cash all expenses incurred by or on behalf of Parent relating to the Offer and the Merger, including a transaction fee payable to Chartwell.

     In addition, the Merger Agreement requires the Company, in the event that the Merger Agreement is terminated (a) by the Company or Parent because the Company or Parent has been advised by the Financing sources that they will not provide the Financing contemplated by the Financing Agreements or by Parent, in each case, on account of a material breach of the Merger Agreement by Company (in the case of breaches of representations and warranties only if such breaches would individually or in the aggregate have a Company Material Adverse Effect) or (b) by Parent upon a Failure to Terminate Negotiations, to pay to Parent all actual and reasonably documented expenses incurred by or on behalf of Acquisition Company, its members or Parent in connection with or in anticipation of the Offer, the Merger, the Merger Agreement, the Stock Agreement and the consummation of the transactions contemplated by the Merger Agreement and in the Stock Agreement (including all fees and expenses of outside counsel, experts, Financing sources, investment bankers, accountants and consultants incurred by Acquisition Company in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of the transactions contemplated hereby and by the Stock Agreement) not to exceed $2,500,000; provided, however, that the payment of such expenses shall be limited to $1.0 million in the event that such termination is due solely to a Company Material Adverse Effect arising out of events occurring after the date of the Merger Agreement other than as a result of an intentional act or omission by the Company, its subsidiaries, officers, directors or affiliates as to which the consequences thereof would be reasonably foreseeable to be a Company Material Adverse Effect. Under no circumstances will the Parent Expenses reimbursed to Parent by Company pursuant to the Merger Agreement exceed $2.5 million.

  The Stock Agreement.

     Agreement Not to Tender; Sale of Securities. Concurrently with the execution of the Merger Agreement, Parent and Acquisition Company entered into a Stock Agreement with the Company and GreenGrass. Pursuant to the Stock Agreement, GreenGrass has agreed (i) not to tender its Shares in the Offer and
(ii) to sell to Acquisition Company all outstanding securities of the Company owned by it (the "Purchased Securities") at a purchase price equal to the amount that GreenGrass would have received had it exercised or converted all of its derivative Purchased Securities into Shares and tendered all of its Shares in the Offer (or any higher price paid per Share in the Merger other than in connection with exercise of appraisal rights or settlement of litigation).

     Irrevocable Proxy for Purchased Shares. Pursuant to the Stock Agreement, GreenGrass also granted to Acquisition Company an irrevocable proxy to vote, until the earlier of the Effective Time or the termination of the Merger Agreement, at any meeting of the stockholders, all Purchased Securities: (a) in favor of the Merger and the execution and delivery of the Merger Agreement and the Stock Agreement and the transactions contemplated thereby, (b) against any action, any failure to act or any agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stock Agreement and (c) against each of the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction such as a merger or a consolidation or other business combination involving the Company or any of its subsidiaries; (ii) declaration of any dividend or issuance of any equity securities (other than upon exercise or conversion of the Debentures, Warrants and Company Options); (iii) any sale, lease or transfer of material assets of the Company; (iv) any reorganization, dissolution or liquidation of the Company; (v) any change in the majority of the persons constituting the Board; (vi) any change in the present capitalization of the Company or amendment of the Company's certificate of incorporation or by-laws; (vii) any other material change in the Company's corporate structure or business; or (viii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Merger and transactions contemplated by the Merger Agreement and the Stock Agreement.

     Covenants. GreenGrass has agreed that, except as contemplated by the Stock Agreement, it shall not (i) offer for sale, sell or otherwise transfer, tender, pledge, encumber, assign or otherwise dispose of or agree to dispose of any of its Purchased Securities, (ii) grant any proxies or powers of attorney, deposit into a voting trust or enter into a voting agreement with respect to any Purchased Securities, (iii) take any action that would make any representation or warranty of GreenGrass untrue or incorrect or prevent it from performing its obligations under the Stock Agreement, or (iv) acquire any Shares (other than upon conversion or exercise of the Purchased Securities).

     Representations and Warranties. GreenGrass also makes representations and warranties to Parent and Acquisition Company in the Stock Agreement relating to:
(i) ownership of and title to its Purchased Securities; (ii) voting and disposition power; (iii) legal capacity, power and authority; (iv) valid execution and delivery and enforceability of the Stock Agreement; (v) subject to certain exemptions and qualifications, the absence of any conflicts and the making or obtaining applicable filings, permits authorizations and consents;
(vi) liens and encumbrances on its Purchased Securities; (vii) no solicitation of and response to third party acquisition proposals involving the Company;
(viii) restrictions on transfer of the Purchased Securities and granting of liens or security interests with respect to the Purchased Securities; (ix) waiver of rights of appraisal or rights to dissent from the Merger with respect to its Shares; and (x) broker's and finder's fees.

     Permission to Disclose. GreenGrass has also agreed that it will permit Parent and Acquisition Company to publish and disclose, in any documents filed with any governmental or regulatory agency in connection with the Merger, its ownership of Shares and other securities of the Company, and the nature of its commitments, arrangements and understandings under the Stock Agreement.

     Termination. The covenants, agreements and proxy contained in the Stock Agreement will terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement.

  The Stock Option Agreement.

     Grant of Stock Option. Pursuant to the Stock Option Agreement and subject to the terms and conditions thereof, the Company granted to Acquisition Company the Acquisition Company Option to purchase the Acquisition Company Option Shares at the Offer Price.

     Exercise of Stock Option. The Stock Option Agreement provides that, subject to the conditions set forth in the Stock Option Agreement and any additional requirements of law, the Acquisition Company Option may be exercised by Acquisition Company, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Termination Date (as defined below) and that Acquisition Company will exercise the Acquisition Company Option if the results thereof would permit the Short Form Requirement to be met. For the purpose of the Stock Option Agreement, a "Top-Up Exercise Event" occurs upon the Purchasers' acceptance for payment pursuant to the Offer of Shares satisfying the Minimum Condition, and the "Termination Date" occurs upon the first to occur of the following: (i) the Effective Time, (ii) the date which is five business days after the occurrence of a Top-Up Exercise Event (or such later date on which the closing of the purchase of the Acquisition Company Option Shares may be consummated pursuant to the Stock Option Agreement); and (iii) the termination of the Merger Agreement.

     Conditions to Closing. The Stock Option Agreement provides that the obligation of the Company to deliver Acquisition Company Option Shares upon the exercise of the Acquisition Company Option is subject to the following conditions: (i) all waiting periods, if any, under the HSR Act applicable to the issuance of the Acquisition Company Option Shares have expired or have been terminated, (ii) there being no injunction or other final non-appealable judgment by a court of competent jurisdiction preventing or prohibiting the exercise of the Acquisition Company Option or the delivery of the Acquisition Company Option Shares; and (v) such exercise not violating the AMEX rules then applicable to the Company.

     Representations and Warranties. The Stock Option Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to the Company's corporate organization, authority relative to the Stock Option Agreement and authority to issue the Acquisition Company Option Shares, the absence of any conflicts and the making or obtaining of all applicable filings and consents.

     Covenants of the Company. Pursuant to the Stock Option Agreement, the Company has agreed (i) that it will not by any voluntary act avoid or seek to avoid the observance or performance of any covenants, stipulations or conditions of the Stock Option Agreement and (ii) promptly to take all actions as may from time to time be required to permit Acquisition Company to exercise the Top-Up Option and the Company to issue Shares pursuant thereto.

  Management Agreements.

     In connection with entering into the Merger Agreement, Acquisition Company entered into an employment agreement with Frederic Contino, the Company's chief executive officer, and into severance agreements with nine other executives of the Company. These agreements replace the prior agreements between the Company (or PlayCore Wisconsin) and those executives.

     Contino Employment Agreement. Acquisition Company entered into a five-year employment agreement with Mr. Contino that provides for his continued employment as PlayCore Wisconsin's President and Chief Executive Offer. The agreement also provides that both Mr. Contino and one other individual designated by him will be elected to the board of directors of PlayCore Wisconsin. The term of the agreement commences at the Effective Time and will automatically be extended from year to year thereafter, unless terminated by either party upon 6 months prior notice of the end of the initial term or any renewal term. Mr. Contino's initial base salary is set at $450,000 per year, and may be increased by up to 10% annually by the compensation committee of the board of directors, based upon Mr. Contino's performance in the previous year. Mr. Contino also is eligible for an incentive bonus of up to 200% of his annual base salary, based on PlayCore Wisconsin's achievement of certain EBITDA targets set by the board. Mr. Contino will also be entitled to certain other benefits, including the use of an automobile, life insurance, a country club membership, and reimbursement of certain professional services. He will be entitled to participate in the employee pension benefit plans which PlayCore Wisconsin maintains for its employees generally and PlayCore Wisconsin will make annual contributions to a supplemental executive retirement plan. If any payment or reimbursement (other than salary and bonus) is subject to any income tax, those amounts will be "grossed-up" to cover the applicable taxes.

     Under the terms of the agreement, Mr. Contino will receive, at the closing of the Merger, nonqualified options to purchase 29,000 shares of common stock of Parent at an exercise price of $10.10 per share. Immediately following the effectiveness of the Merger, Mr. Contino also will receive a cash bonus in the amount of $500,000 and a grant of 4,848 shares of phantom stock of Parent. Mr. Contino has agreed to purchase an equity interest in Holdings in an amount not less than $500,000 in connection with the closing of the Offer.

     In the event Mr. Contino's employment agreement is terminated by PlayCore Wisconsin without "cause" (as defined therein) or by Mr. Contino for "good reason" (as defined therein), Mr. Contino is entitled to receive (a) salary continuation for two years at his annual base salary then in effect, (b) continuation for two years of any benefits available to Mr. Contino under the terms of the applicable benefit plans and programs in which Mr. Contino participates on the termination date, and (c) a monthly bonus amount for two years equal to 1/12th the average incentive bonus paid to Mr. Contino for the two years preceding his termination. In the event the agreement is terminated upon Mr. Contino's disability, Mr. Contino is entitled to salary continuation and continuation of any benefits available to him under the terms of the applicable benefit plans and programs in which Mr. Contino participates on the termination date for one year. The severance amounts payable to Mr. Contino in the event he is terminated will be reduced dollar for dollar by the greater of
(a) the value of the grant of phantom shares to Mr. Contino on the date the agreement becomes effective or (b) the value of such phantom shares on the termination date.

     Mr. Contino will be deemed to terminate his employment agreement with "good reason" in the event there is: (a) any material adverse changes in his job title, status or responsibility including diminution of duties, (b) any reduction in his base salary and aggregate benefits, (c) a material breach of the agreement by PlayCore Wisconsin, (d) a relocation of Mr. Contino's primary place of employment following a "change of control" (as defined therein) to a location more than 35 miles away, or (e) the removal of Mr. Contino as a member of the Board of Directors, except if such removal is for "cause" or upon voluntary termination of employment by Mr. Contino, or due to death or disability. In addition, in the event a change of control occurs, Mr. Contino will be deemed to have been terminated without cause if the agreement is not extended through December 31, 2007.

     The agreement contains standard non-competition, confidentiality and non-solicitation clauses that apply during the period of his employment and for a period of two years thereafter. The agreement provides that any intellectual property developed by Mr. Contino during the term of his employment will be the sole and exclusive property of PlayCore Wisconsin. It also provides that PlayCore Wisconsin will indemnify Mr. Contino against damages and expenses in connection with any action or proceeding to which he is made or threatened to be made a party by reason of the fact that he is an employee or director of the company (with certain specified exceptions). The new employment agreement supersedes and replaces the existing employment agreement between Mr. Contino and PlayCore, Inc., but will be null and void if the Merger is not consummated.

     Severance Agreements. In connection with entering into the Merger Agreement, Acquisition Company also entered into new severance agreements with Messrs. Ruegger, Farnsworth, Hammelman, Caldwell, van der Meulen, Norquist, Kuhn, Sutton, and Cole. Under the terms of these agreements, six of the executives are to receive cash payments ranging from $30,000 to $150,000 immediately following the effectiveness of the merger, and all of the executives will receive a grant of phantom common stock of Parent.

     Generally, the severance agreements provide that if the executive is terminated within 18 months after a "change of control" (as defined therein) by PlayCore Wisconsin other than for "just cause" (as defined therein), due to the executive's permanent disability, or by the executive for "good reason" (as defined therein), the executive is entitled to the following: (a) continuation of his salary for 12 months (in the case of four of the executives) or 18 months (in the case of the other five executives); (b) continuation of coverage under the health and welfare plans maintained by PlayCore Wisconsin at the discounted employee cost for 12 months or 18 months, as the case may be; and (c) in the case of the four executives who are entitled to the shorter severance period, payment of an amount equal to one-half (or 100% in the case of one executive) of the performance bonus, if any, received by such executive for the prior fiscal year. Notwithstanding the above, the agreements provide that if the executive's employment with PlayCore Wisconsin is terminated within 18 months after a change of control by PlayCore Wisconsin other than with "just cause" or by the executive for "good reason", the executive will be entitled to receive the greater of (a) the severance benefits provided for in these new severance agreements and (b) the severance benefits provided for in the executive's prior severance agreement with the Company or PlayCore Wisconsin less the "transaction benefit," which is defined as the greater of the value of the executive's grant of phantom common stock on the date of the agreement and the value of such grant on the termination date. The executive will be deemed to resign with "good reason" in the event of (a) his removal from or the failure to reappoint him to any positions held by him on or after the change of control, and (b) a good faith determination by the executive that there has been a significant adverse change in his working conditions or status.

     The agreements also provide that if the executive's employment with PlayCore Wisconsin is terminated by PlayCore Wisconsin other than for "just cause", because of the executive's permanent disability, or, in the case of five of the executives, by the executive for "good reason", and such termination occurs at any time

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

other than during the 18 month period following a change of control, the executive is entitled to the same benefits but for a shorter period -- 6 months in the case of four of the executives and 12 months for the other five executives. However, if such termination occurs prior to a "change of control", the amount of the severance payment will be reduced by the "transaction benefit".

     Each of the agreements also provides a standard non-competition clause, pursuant to which each of the executives agrees not to compete with PlayCore Wisconsin during the period of his employment and for a period of 1 or 2 years thereafter, and a standard confidentiality clause that applies during the period of the executive's employment and for five years thereafter.

     These new severance agreements supersede and replace the existing severance agreements between each of these executives and the Company or PlayCore Wisconsin but will be null and void if the Merger is not consummated.

     Other Arrangements. In addition to Mr. Contino, certain other members of management will receive at the closing of the Merger, non-qualified options to purchase an aggregate of 43,500 shares of common stock of Holdings at an exercise price of $10.10 per share and 5,341 shares of phantom stock of Parent.

  Option Exercise/Cancellation Agreements.

     In connection with the Merger Agreement and in addition to the employment and severance agreements discussed above, the Company and Acquisition Company also entered into Option Exercise Agreements with Terence Malone, George Herrera, Gary Massel and Ronald Wray, directors of the Company who hold Company Options, and Frederic Contino, John Caldwell, Curtis Cole, Richard Ruegger, David Hammelman, Lori Wetzel, Thomas Norquist, Richard Kuhn, Wesley Sutton, Robert Farnsworth and Thomas van der Meulen, officers or key employees of the Company or its subsidiaries who own Company Options.

     Exercise of Options and Sale of Option Shares. Pursuant to the Option Exercise Agreements, each Option Holder has agreed that upon consummation of the Offer, if requested by Acquisition Company, such Option Holder will exercise all options (the "Holder Options") granted to the Option Holder by the Company pursuant to the Company's 1992 Stock Program and 1996 Incentive Stock Plan (collectively, the "Plans") that have a per Share exercise price (the "Exercise Price") less than the Offer Price ("In-the-Money Options") and sell to Acquisition Company the shares issued upon exercise of the In-the-Money Options (the "Option Exercise Shares"). The aggregate exercise price the Option Holder will pay for the Option Exercise Shares will be paid in the form of (i) a cash payment in an amount equal to the product of (a) the number of Option Exercise Shares and (b) the par value of the such Option Exercise Shares (the "Cash Exercise Price") and (ii) a promissory note in a principal amount equal to (x) the number of Option Exercise Shares multiplied by the Exercise Price minus the Cash Exercise Price. Acquisition Company will pay for the Option Exercise Shares with a promissory note in a principal amount equal to the product of the Offer Price multiplied by the number of Option Exercise Shares purchased.

     Cancellation of Options. Pursuant to the Option Exercise Agreements, the Company will, upon consummation of the Merger, cancel all of the Option Holder's Options that are not In-the-Money Options ("Out-of-the-Money Options") and all remaining In-the-Money-Options, if any. In exchange for agreeing to the cancellation of such Holder Options, the Option Holder will receive a cash payment equal to the product, for each Holder Option, of (a) the Offer Price less the Exercise Price per Share for each Holder Option cancelled and (b) the number of Shares subject to such Holder Option.

     Agreement to Tender Shares. Each Option Holder has agreed to validly tender (and not withdraw) any Shares (other than the Option Exercise Shares) owned by such Option Holder in accordance with the terms and pursuant to the Offer (provided that the Offer is commenced and not amended in a manner adverse to the Option Holder) not later than the Expiration Date.

     Waiver and Release. By executing the Option Exercise Agreements, each Option Holder has acknowledged the effects of and consented to the exercise and/or cancellation of the Holder Options, and upon exercise and/or cancellation of the Options waives all rights and benefits associated with the Holder Options. Each Option Holder has also unconditionally released and discharged the Company, Acquisition Company,
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

Parent and their respective directors, officers, employees agents and assigns from all liabilities arising out of or related to the Plans or the Holder Options.

     Representations, Warranties and Covenants. The Option Exercise Agreements contain various representations, warranties and covenants of the parties thereto, including representations by each Option Holder as to the Option Holder's ownership of the Holder Options and the Shares, authority relative to the Option Exercise Agreements, the absence of any conflicts and the absence of any encumbrances on the Option Holder's securities. Each Option Holder has also agreed not to transfer any of the Option Holder's securities, not to grant any proxies or enter into any voting agreements with respect to the Option Holder's securities, not to take any action inconsistent with the representations or warranties in the Option Exercise Agreements and not to acquire any of the Company's securities. In addition, each Option Holder has waived any appraisal rights with respect to the Merger.

  Purchase, Waiver and Consent Agreement.

     In connection with the Merger Agreement, the Company, PlayCore Wisconsin and Acquisition Company executed the MM Agreement with the MM Warrant Holders.

     Waiver of Notices. Pursuant to the MM Agreement, each MM Warrant Holder, the Company and PlayCore Wisconsin have waived any and all notices required under those Securities Purchase Agreements dated March 13, 1997 by and among the Company, PlayCore Wisconsin and the MM Warrant Holders (the "Securities Purchase Agreements"), the MM Warrants and all notes (the "MM Notes") and guarantees (the "MM Guarantees") associated with the Securities Purchase Agreements (the "MM Notes Documents").

     Sale of the MM Warrants. Pursuant to the MM Agreement, the MM Warrant Holders have agreed that, upon request of Acquisition Company and satisfaction of the conditions set forth in the MM Agreement, the MM Warrant Holders shall sell to Acquisition Company or the Company the MM Warrants for an aggregate purchase price equal to $6,416,693. In connection with the sale of the MM Warrants, the MM Warrant Holders have agreed to waive any rights they may have under any anti-dilution provisions set forth in the MM Warrants relating to the transactions contemplated by the Merger Agreement.

     Redemption of Notes. Pursuant to the MM Agreement, the MM Warrant Holders and PlayCore Wisconsin have agreed that, upon satisfaction of the conditions set forth in the MM Agreement, PlayCore Wisconsin shall redeem the MM Notes held by the MM Warrant Holders for an amount equal to (i) the principal amount of such notes plus all accrued but unpaid interest thereon and (ii) a pre-payment fee of $500,000 (as determined in accordance with the terms of the Securities Purchase Agreements).

     Consents; Waiver of Rights. The MM Warrant Holders have consented to the Offer and the Merger and the execution and delivery by the Company and PlayCore Wisconsin of the Merger Agreement, the Credit Agreement and the Subordinated Note Agreement and have waived any and all rights and remedies the MM Warrant Holders may have relating to any breach of any of the MM Notes Documents caused by the Offer, the Merger, the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby.

     Conditions. The purchase of the MM Warrants and the redemption of the MM Notes are conditioned upon (i) the first to occur of (a) the consummation of the Offer and the purchase by Acquisition Company and/or Parent of the Shares tendered thereunder and (b) the consummation of the Merger and (ii) the absence of an injunction or other final, non-appealable judgment preventing or prohibiting the sale of the MM Warrants or the redemption of the MM Notes.

     Representations and Warranties. The MM Agreement contains various representations and warranties of the parties thereto, including representations by each MM Warrant Holder as to the MM Warrant Holder's ownership of the MM Warrants, authority relative to the MM Agreement and the absence of any conflicts. Each MM Warrant Holder has also agreed that upon consummation of the sale of the MM Warrants, such MM Warrant Holder shall acknowledge and agree that no obligations or liabilities shall be outstanding under or with respect to the MM Warrants or the MM Notes. The Company and PlayCore Wisconsin agreed that all

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

provisions under the Securities Purchase Agreements indemnifying the MM Warrant Holders shall remain in full force and effect and survive the sale of the MM Warrants and the redemption of the MM Notes.

  Waiver, Consent and Agreement.

     In connection with the Merger Agreement, the Company and PlayCore Wisconsin executed a Waiver, Consent and Agreement with Fleet National Bank (the "Fleet Consent"), as a lender and as agent for itself and the other lenders (collectively, the "Existing Lenders") who are parties to that certain Restated Credit Agreement, dated as of February 16, 1999, as amended from time to time (the "Fleet Credit Agreement").

     Waiver. Pursuant to the Fleet Consent, Fleet and the Existing Lenders consent to the execution and delivery of the Merger Agreement, the Credit Agreement, the Subordinated Note Agreement and the ancillary documents and agreements relating thereto. Fleet and the Existing Lenders have also agreed that upon the payment of the credit obligations ("Fleet Credit Obligations") outstanding between the Company, PlayCore Wisconsin and Heartland, on the one hand, and Fleet and the Existing Lenders on the other hand, any and all defaults under the Fleet Credit Agreement caused by the Offer or the Merger will be waived.

     Payment. Pursuant to the Fleet Consent, PlayCore Wisconsin has agreed that contemporaneously with the consummation of the Offer and the closing and funding of the initial loans provided by GE, PlayCore Wisconsin shall pay in full all outstanding Fleet Credit Obligations and cash collateralize all outstanding letters of credit or arrange for the support for such letters of credit by means of guaranties or backup letters of credit reasonably acceptable to Fleet.

8. INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION.

     In considering the recommendations of the Board, the stockholders should be aware that GreenGrass and certain directors and officers of the Company have interests in the Transaction different from those of stockholders generally which may present such persons with certain potential conflicts of interest. These interests are described below.

     GreenGrass Holdings. GreenGrass owns a majority of the Shares of Company and has the ability to elect all members of the Board. Currently, three of the Company's seven directors are officers or directors of GreenGrass or one of its affiliates. The general partners of GreenGrass consist of GreenGrass Capital, L.L.C., a Delaware limited liability company ("GGC"), GreenGrass Capital II, L.L.C., a Delaware limited liability company ("GGCII"), and GreenGrass Management, L.L.C., a Delaware limited liability company ("GGM"). The members of GGC include Glencoe Fund Partners and Equity-Linked Investors-II, a New York limited partnership ("ELI-II") and certain trusts established by the State of Michigan Retirement System (the "Michigan Trusts"). The members of GGCII include Glencoe Growth Closely-Held Business Fund, L.P. ("Glencoe Growth"), ELI-II, the Michigan Trusts, and MassMutual and certain of its affiliates. The investment advisor of ELI-II is Desai Capital Management Incorporated ("DCMI").

     David S. Evans, a director of the Company, is the President and Chief Executive Officer of Glencoe Investment Corporation and Glencoe Capital, L.L.C., both of which are affiliates of Glencoe Fund Partners and Glencoe Growth. Ronald
D. Wray, a director of the Company, is a Principal and Chief Financial Officer of Glencoe Capital, L.L.C. Timothy R. Kelleher, a director of the Company, is a Senior Vice President of DCMI. Richard E. Ruegger, the Company's Chief Financial Officer, and David H. Hammelman, the Company's Vice President of Human Resources, are members of GGM and Mr. Ruegger is the sole manager of GGM.

     As of April 13, 2000, GreenGrass beneficially owned an aggregate of 5,345,905 Shares and had the right to acquire an additional 1,426,750 Shares through exercising the GreenGrass Warrant and converting the Debentures held by GreenGrass on that date. GreenGrass will be entitled to receive approximately $68.2 million for its securities of the Company upon consummation of the Transaction. Immediately upon consummation of the Offer, all Shares held by GreenGrass, the GreenGrass Warrant and Debentures held by GreenGrass will be purchased by Acquisition Company for the same consideration received by the public stockholders for their Shares (with the purchase price for the GreenGrass Warrant and such Debentures determined on an as if exercised or converted basis, less the exercise or conversion price to be paid thereunder).

     In addition, the Company and GreenGrass entered into a Letter Agreement, dated August 17, 1999 (the "GreenGrass Fee Agreement"), pursuant to which the Company is obligated to pay GreenGrass $748,800 as an investment advisory fee in cash upon consummation of the Transaction and reimburse GreenGrass for its expenses and fees (including attorneys fees) incurred with respect to the Transaction (the "GreenGrass Fee"). The Company is also obligated to indemnify GreenGrass under the GreenGrass Fee Agreement from certain liabilities in connection with the services it is providing under the GreenGrass Fee Agreement.

     Glencoe Capital, L.L.C. is also party to an agreement with GreenGrass pursuant to which GreenGrass has agreed to pay certain fees and reimburse certain expenses of Glencoe Capital, L.L.C. in consideration of Glencoe Capital, L.L.C. providing assistance to GreenGrass in providing financial advisory services to the Company under the GreenGrass Fee Agreement. The agreement also provides for indemnification of Glencoe Capital, L.L.C. by GreenGrass upon terms substantially similar to those provided in the GreenGrass Fee Agreement.

     The consideration GreenGrass will receive in the Transaction plus the GreenGrass Fee is referred to herein as the "GreenGrass Consideration".

     Directors and Executive Officers of the Company. As of April 13, 2000, the directors and executive officers of the Company, as a group, actually owned an aggregate of 16,528 Shares (representing less than 1% of the then outstanding Shares). Their beneficial ownership is more fully described on Schedule I hereto. All such directors and executive officers will receive in the Transaction the same per Share consideration for their Shares as the public stockholders will receive for their Shares in the Offer and the Merger. In the aggregate, the directors and executive officers of the Company will be entitled to receive approximately $167,000 for their Shares actually owned upon consummation of the Transaction.

     As of April 13, 2000, the directors and executive officers of the Company, as a group, had Company Options to acquire an aggregate of 957,827 Shares. All directors and executive officers of the Company will receive in the Transaction the same consideration for such Company Options as if they exercised such Company Options and tendered them in the Offer. In the aggregate, the directors and executive officers of the Company will be entitled to receive approximately $4.17 million for their Company Options, upon consummation of the Transaction.

     In addition, Messrs. Ruegger and Hammelman own approximately 66.7% and 8.7%, respectively, of the membership interests of GGM. This will entitle them to approximately .67% and .09%, respectively, of the GreenGrass Consideration distributed to the partners of GreenGrass.

     Frederic L. Contino, the Chief Executive Officer of the Company, and certain other members of management will receive at the closing of the Merger non-qualified options to purchase an aggregate of 43,500 shares of common stock of Holdings at an exercise price of $10.10 per share and 5,341 shares of phantom stock of Holdings. In addition, the aggregate amount of cash bonuses to be received by executive officers of the Company upon consummation of the Transaction under the management agreements described in "SPECIAL FACTORS -- The Merger Agreement and Related Documents" is $1 million.

     Indemnification. The Merger Agreement provides that the Surviving Corporation will, for a period of six years following the Effective Time, maintain all rights to indemnification in favor of the Company's current or former officers, directors, employees and fiduciaries, and GreenGrass, to the same extent provided in the Company's certificate of incorporation, by-laws or indemnification agreements as in effect as of the date of the Merger Agreement (including the GreenGrass Fee Agreement). The Surviving Corporation is also required, from and after the Effective Time, to indemnify, defend and hold harmless the present and former officers and directors of the Company in connection with any claims relating to such person serving as a director, officer, employee or agent of the Company or any of its subsidiaries or at the request of the Company or any of its subsidiaries of any other entity to the full extent permitted under applicable law or the Company's certificate of incorporation and by-laws. In addition, the Merger Agreement requires that the Surviving Corporation's certificate of incorporation and by-laws contain the provisions with respect to indemnification set forth in the

Company's certificate of incorporation and by-laws on the date of the Merger Agreement and that such provisions shall not be amended, repealed or otherwise modified for a period of six years after the date on which the Shares are purchased by the Company pursuant to the Offer in any manner that would adversely affect the rights thereunder of persons who at anytime prior to the Effective Time were directors or officers of the Company with respect to actions or omissions occurring at or prior to the Effective Time, unless such modification is required by applicable law. The Merger Agreement also provides that the Surviving Corporation will, for a period of six years after the Effective Time, maintain in effect, without any lapses in coverage, policies of directors' and officers' liability insurance for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies at the Effective Time (including GreenGrass and its members), providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to the Surviving Corporation of not greater than 300% of the premium for the current Company directors' and officers' liability insurance, provided that if such insurance cannot be so maintained at such cost, the Surviving Corporation will maintain as much of such insurance as can be so maintained at a cost equal to 300% of the current annual premiums of the Company for such insurance. See "SPECIAL FACTORS -- The Merger Agreement and Related Documents."

     Board's Awareness of Potential Conflicts of Interest. The Board was aware of the actual and potential conflicts of interest described above and considered them along with the other matters described under "SPECIAL
FACTORS -- Recommendation of the Board of Directors of the Company; Fairness of the Offer and the Merger."

9. FINANCING OF THE TRANSACTION.

     The Offerors estimate that the total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, to consummate the Merger, to acquire all securities of the Company pursuant to the PlayCore Purchase Agreements, to refinance approximately $87 million of existing indebtedness (assuming the conversion of all Debentures into Common Stock) of the Company and its subsidiaries, and to pay all related costs and expenses will be approximately $207.5 million. The Purchasers expect to obtain these funds from borrowings by PlayCore Wisconsin under the Senior Credit Facility, the issuance by PlayCore Wisconsin of the Sub Notes and the capitalization of Acquisition Company through the Capital Contribution of $72.5 million by Parent. Parent will obtain the funds for the Capital Contribution from Holdings.

  Senior Credit Facility.

     The Senior Credit Facility is comprised of (i) a six-year $30 million revolving credit facility (the "Revolving Credit Facility"), (ii) a $25 million six-year amortizing term loan facility (the "A Term Loan") and (iii) a $60 million seven-year amortizing term loan facility (the "B Term Loan" and, together with the A Term Loan, the "Term Loans").

     The Term Loans may only be incurred upon the consummation of the Offer and may only be used to directly or indirectly refinance existing debt and finance the Offer and the costs, fees and expenses associated therewith. The Term Loans are to be repaid on a quarterly basis, and to the extent repaid, Term Loans may not be reborrowed.

     Borrowings under the Revolving Credit Facility after the Offer Closing may be used to fund the Merger, for ordinary working capital and other general corporate needs of PlayCore Wisconsin and its subsidiaries. The Revolving Credit Facility will have a six-year term. The Revolving Credit Facility will be made available to PlayCore Wisconsin in the form of revolving credit loans (the "Revolving Loans") with sublimits available thereunder for letters of credit and swingline loans.

     Interest Rate and Fees. Until PlayCore Wisconsin delivers to the administrative agent its financial statements for the fiscal quarter ending after the closing of the Senior Credit Facility (the "Senior Credit Facility Closing Date"), the Revolving Credit Facility and the A Term Loan will bear interest at a rate per annum equal to, at PlayCore Wisconsin's election, (i) the applicable LIBOR rate, plus a margin equal to
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

3.50%, or (ii) the higher of (a) the prime rate as reported by The Wall Street Journal or (b) the overnight federal funds rate plus 0.50% (such higher rate, the "Base Rate"), plus a margin equal to 1.75%. The B Term Loan will bear interest at a rate per annum equal to, a floating rate equal to, at PlayCore Wisconsin's election, (i) the applicable LIBOR rate, plus a margin equal to 4.00%, or (ii) the Base Rate plus a margin equal to 2.25%.

     Upon PlayCore Wisconsin's delivery to the administrative agent of its financial statements for the fiscal quarter ending after the Senior Credit Facility Closing Date, the applicable margins for each of the Revolving Credit Facility, the A Term Loan and the B Term Loan will be adjusted (upwards only), based on PlayCore Wisconsin's consolidated financial performance for the trailing four quarters most recently ended.

     From and after delivery of PlayCore Wisconsin's financial statements for the fiscal quarter ending after the first six months following the Senior Credit Facility Closing Date, the Revolving Credit Facility and the A Term Loan will bear interest at a rate per annum equal to, at PlayCore Wisconsin's election,
(i) the applicable LIBOR rate, plus a margin ranging from 2.75% to 3.75%, based on PlayCore Wisconsin's consolidated financial performance for the trailing four quarters most recently ended, or (ii) the Base Rate, plus a margin ranging from 1.00% to 2.00%, based on PlayCore Wisconsin's consolidated financial performance for the trailing four quarters most recently ended. The B Term Loan will bear interest at a rate per annum equal to, at PlayCore Wisconsin's election, (i) the applicable LIBOR rate, plus a margin ranging from 3.75% to 4.25%, based on PlayCore Wisconsin's consolidated financial performance for the trailing four quarters most recently ended, or (ii) the Base Rate, plus a margin ranging from 2.00% to 2.50%, based on PlayCore Wisconsin's consolidated financial performance for the trailing four quarters most recently ended.

     If there is a continuing event of default under the Senior Credit Facility, the applicable interest rates and letter of credit fees shall be increased by two percent per annum above the rates of interest or the rate of the letter of credit fees otherwise applicable, and all outstanding obligations shall bear interest at this default rate, as applicable.

     PlayCore Wisconsin will pay certain fees in connection with the Senior Credit Facility, including, without limitation, (i) arrangement fees, (ii) agency fees, (iii) letter of credit fees and (iv) commitment fees. The commitment fees will accrue on the unutilized total commitments under the Senior Credit Facility at a per annum rate of 0.50%.

     Scheduled Amortization. The A Term Loans will amortize quarterly over six years with payments commencing on October 1, 2000, with total annual amortization to be $2,500,000 initially, and increasing pursuant to a schedule up to $5,250,000 in the last two years of the A Term Loan. The B Term Loan will amortize quarterly over seven years with payments commencing on October 1, 2000, with total annual amortization to be $600,000 over the first five years and $28,500,000 total amortization in the last two years of the B Term Loan.

     Mandatory Prepayments. Subject to certain standard exceptions, mandatory prepayments of the Term Loans (and after the Term Loans have been repaid in full, mandatory reductions to the commitments under the Revolving Credit Facility) will be required to be made (i) with 75% of all excess cash flow, which percentage will be reduced to 50% whenever the debt to EBITDA leverage ratio of PlayCore Wisconsin is less than 3.5:1.0, (ii) with 100% of certain permitted new debt or equity issuances (net of commissions, expenses and other costs), (iii) with 100% of permitted asset sales (net of commissions, expenses and other costs) (other than the sale of inventory in the ordinary course and certain other exceptions), and (iv) subject to exceptions for repairs and replacements, all net insurance proceeds or other awards payable in connection with the loss, destruction or condemnation of any assets of the Company, PlayCore Wisconsin or any of its subsidiaries.

     Conditions Precedent to Closing of Senior Credit Facility. The availability of the Senior Credit Facility is subject to the satisfaction of conditions precedent typical for this type of facility, including, but not limited to, the following: (i) the administrative agent shall have received an executed pay-off letter confirming that all of the obligations to prior lenders (other than the Company's Debentures held by non-affiliates and certain other indebtedness) will be repaid in full from the proceeds of the Term Loans and the initial Revolving Loan and

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

all liens in favor of prior lenders will be terminated immediately upon such payment (with certain agreed exceptions for existing indebtedness), (ii) all necessary material governmental and third party waivers, consents and approvals in connection with the Senior Credit Facility and the Offer shall have been obtained and remain in effect, (iii) there shall not have occurred any material adverse change in the consolidated financial condition of the Company and its subsidiaries from the historical financial information provided to the Lenders,
(iv) each of the loans under the Senior Credit Facility shall have been rated by a nationally recognized rating agency, (v) the Offer and each of the other transactions contemplated thereby (other than the Merger) shall have been consummated or will be contemporaneously consummated on the closing date, (vi) Acquisition Company shall have received at least $70 million of equity on terms acceptable to the administrative agent and PlayCore Wisconsin shall have issued the Notes, and (vii) since January 14, 2000, there shall have been no material change in loan syndication, financial or capital market conditions that, in the judgment of the administrative agent, would impair the syndication of the loans.

     Guaranty. All obligations of PlayCore Wisconsin under the Senior Credit Facility are unconditionally guaranteed by each of the Company, PlayCore Wisconsin's wholly owned subsidiary Heartland, and each of PlayCore Wisconsin's future subsidiaries (collectively, the "Guarantors").

     Security. The obligations of PlayCore Wisconsin and the Guarantors under the Senior Credit Facility will be secured by a first priority perfected security interest (subject to certain permitted liens agreed upon) in (i) 100% of the capital stock of PlayCore Wisconsin and each Guarantor (other than the Company) and (ii) all other available assets of PlayCore Wisconsin and each Guarantor, other than exceptions customary for transactions of this type.

     Representations and Warranties. The Senior Credit facility contains representations and warranties customary for such types of facilities. These representations and warranties address subjects including, but not limited to, the following: (i) taxes, (ii) environmental matters, (iii) financial condition,
(iv) solvency, (v) litigation, and (vi) status of properties and business.

     Financial Covenants. The Senior Credit Facility contains financial covenants customary for transactions of this type including, but not limited to, the following: (i) limits on capital expenditures, (ii) minimum EBITDA, and
(iii) a maximum funded debt to EBITDA ratio.

     Other Covenants. The Senior Credit Facility contains covenants typical for such types of facilities. Such covenants include, but are not limited to, the following: (i) restrictions on indebtedness and liens, (ii) restrictions on mergers, acquisitions and dispositions of assets, (iii) restrictions on investments, (iv) restrictions on dividends and other restricted payments, (v) restrictions on transactions with affiliates and (vi) a negative pledge.

     Events of Default. The Senior Credit Facility contains events of default typical for these types of facilities. Such events of default include, but are not limited to, the following: (i) non-payment of amounts under the Senior Credit Facility, (ii) any material misrepresentation in any of the agreements related to the Senior Credit Facility, (iii) covenant defaults, (iv) cross-defaults to other indebtedness, (v) judgment defaults, (vi) insolvency or bankruptcy proceedings, and (vii) a change of control of the Company, in each case, subject to specified grace periods, exceptions and/or thresholds.

  Subordinated Note Agreement.

     Under the terms of the Subordinated Note Agreement, GS Mezzanine Partners II, L.P. and GS Mezzanine Partners II Offshore, L.P., investment funds affiliated with The Goldman Sachs Group, Inc., have agreed to purchase $30 million in original principal amount of PlayCore Wisconsin's 18% Senior Subordinated Notes due 2008 (such notes and any notes issued in exchange or replacement therefor, the "Sub Notes"). The proceeds from the Sub Notes may only be used to finance the Offer and the Merger and to pay any fees and expenses incurred in connection with these matters.

     The Sub Notes will be subordinated in right of payment to the indebtedness under the Senior Credit Facility and will be senior in right of payment to all subordinated debt of PlayCore Wisconsin and its subsidiaries. The Sub Notes will be guaranteed by the Company and by Heartland and all future subsidiaries of PlayCore Wisconsin that are guarantors of the Senior Credit Facility.

     Interest. Interest on the Sub Notes will accrue at a rate of 18% per annum. For the first four years, interest will be payable in cash semi-annually in arrears at the rate of 14%, and the remaining 4% will be added to the outstanding principal amount of the Sub Notes semi-annually in arrears. After the fourth year, all of the interest will be payable in cash semi-annually in arrears.

     Optional Prepayments. At PlayCore Wisconsin's option, the Sub Notes may be prepaid in whole at any time after the third anniversary of the issuance, at premiums (ranging from 107% after year three to 100% after year six) multiplied by the principal amount, plus accrued interest to the date of prepayment (provided that no premium is payable with respect to any interest that has been added to the principal amount of the Sub Notes). In addition, PlayCore Wisconsin may prepay up to 35% of the principal amount of the Sub Notes with the proceeds of an initial public offering of common stock at a price of 114% multiplied by the principal amount of the Sub Notes, plus accrued interest to the date of prepayment (provided that no premium is payable with respect to any interest that has been added to the principal amount of the Sub Notes).

     Mandatory Prepayments/Change of Control. Upon a change of control, PlayCore Wisconsin will be required to offer to purchase the Sub Notes in whole at a price equal to 101% of the principal amount of the Sub Notes as of the purchase date, plus accrued interest to the date of prepayment (provided that no premium is payable with respect to any interest that has been added to the principal amount of the Sub Notes).

     Conditions Precedent to Purchase of the Sub Notes. GS's obligations to purchase the Sub Notes in connection with the closing of the Offer are subject to satisfaction of conditions precedent typical for this type of facility, including the following: (i) all of the conditions precedent to the consummation of the Offer being satisfied in all material respects, (ii) the Offer being consummated concurrently with the sale of the Sub Notes, (iii) the outstanding indebtedness of the Company and its subsidiaries (other than the Company's Debentures held by non-affiliates and certain other specified indebtedness) being refinanced concurrently with the sale of the Sub Notes, (iv) Acquisition Company having purchased shares of the Company's common stock for the aggregate purchase price of $72,500,000 and Parent having made an equity contribution to Acquisition Company of not less than 30% of the Company's and Parent's total capitalization, (v) Acquisition Company owning not less than 85% of the Company's outstanding common stock after giving effect to the Offer and the other transactions contemplated by the Merger Agreement (other than the Merger),
(vi) the Senior Credit Facility being in full force and effect, and (vii) there not having occurred any material adverse change in the consolidated business or condition of the Company and its subsidiaries since December 31, 1999 and (viii) certain other conditions customary for financings of this type.

     Representations and Warranties. The Subordinated Note Agreement contains representations and warranties customary for financing of this type. These representations and warranties address subjects including, but not limited to, the following: (i) taxes, (ii) environmental matters, (iii) financial condition,
(iv) solvency, (v) litigation, and (vi) employee benefit plans.

     Covenants. The Sub Notes will contain customary covenants for financings of this type, that, among other things, will limit the ability of PlayCore Wisconsin and its subsidiaries to incur debt, create liens, pay cash dividends on or repurchase capital stock, enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or transfer assets to PlayCore Wisconsin, enter into certain transactions with affiliates, dispose of certain assets and engage in mergers and consolidations.

     Events of Default. The Sub Notes will contain events of default typical for these types of financings. Such events of default include the following: (i) failure to make interest or principal payments, (ii) bankruptcy or insolvency,
(iii) cross-acceleration or cross-payment default at maturity of other debt in an aggregate outstanding amount of $5,000,000, (v) judgments in excess of $5,000,000 in the aggregate, (vi) violation of covenants, and (vii) material inaccuracy of representations and warranties. In the event that a default in the payment of the Sub Notes or an event of default occurs, the interest rate on the Sub Notes shall increase by 200 basis points above the otherwise applicable rate for any period that includes such a default or event of default that remains uncured. If an event of default under the Subordinated Note Agreement occurs, the principal, interest and all other amounts payable under all the Notes may be declared due and payable in the manner and with the effect provided in the Subordinated Note Agreement.

     Exchange Rights. GS will have the right to exchange all or part of the outstanding Sub Notes for one or more series of new notes (the "Replacement Notes") having identical terms, provided that the different series of Replacement Notes may differ as to relative ranking, interest rate or yield, as long as the aggregate interest cost to PlayCore Wisconsin is not increased.

     Registration Rights. GS will have demand registration rights with respect to the outstanding Sub Notes or Replacement Notes, exercisable on or after the earlier to occur of (i) an initial public offering of common stock and (ii) the fifth anniversary of the issuance of the Sub Notes.

     Resale. At any time after the first anniversary of the issuance of the Sub Notes, PlayCore Wisconsin will take all actions necessary to enable GS to sell the Sub Notes and Replacement Notes without registration under Rule 144A of the Securities Act and, if requested by GS will agree to make an exchange offer not involving registration under the Securities Act that will permit purchasers in such Rule 144A transactions to exchange their Sub Notes for identical and freely transferable notes. In addition, the Sub Notes and Replacement Notes can be sold, pledged or otherwise transferred by GS on any other private market basis at any time in accordance with applicable securities laws.

  Capital Contribution.

     Seventy-two million five hundred thousand dollars of the funds necessary for Acquisition Company to fund the Transaction will be in the form of the Capital Contribution from Parent. Parent will receive the funds necessary for the Capital Contribution from a capital contribution from Holdings. Holdings will be capitalized with $72.5 million of equity provided by investment funds sponsored by affiliates of Chartwell, members of management of the Company and certain other institutions.

  PlayCore/Acquisition Company Loan Agreement.

     A portion of the proceeds from the Financing Agreements will be loaned by PlayCore Wisconsin to Acquisition Company (if the Short Form Requirement is met) or the Company (if the Short Form Requirement is not met) pursuant to the terms of the PlayCore/Acquisition Company Loan Agreement. Interest shall accrue on the principal amount of the PlayCore/Acquisition Company Loan Agreement at 10% per annum. The entire unpaid principal balance and all interest thereon is due and payable in the event the Merger Agreement is terminated. The entire principal balance and all interest thereon will be deemed paid in full immediately following consummation of the Merger.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE RECEIPT OF FUNDS CONDITION. See "THE TENDER OFFER -- Conditions to the Offer." The Offerors believe that the proceeds, if obtained by the Purchasers, from the Senior Credit Facility, the Sub Notes and the Capital Contribution will be sufficient to satisfy the Receipt of Funds Condition. The Offerors, however, do not have any alternative financing arrangements or plans to obtain sufficient funds to purchase the Shares tendered in the Offer and to consummate the Merger if the Purchasers are unable to obtain funds from the Credit Agreement, the Sub Notes and the Capital Contribution.

10. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to beneficial holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, qualified plans, individual retirement accounts, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who perfect appraisal rights in the Merger, nor does it address any aspect of foreign, state or local taxation or estate and gift taxation.

     Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other income tax laws.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the Effective Time), the Shares were held for more than one year.

     Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. To avoid backup withholding, each tendering stockholder, unless an exemption applies, must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service. Refunds are not available from the Company. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign individuals. Each stockholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Acquisition Company and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 12 to the Letter of Transmittal.

11. FEES AND EXPENSES.

     Except as otherwise provided herein, all fees and expenses incurred in connection with the Transaction, the Merger Agreement and the other transactions contemplated thereby will be paid by the party incurring such fees and expenses, except that the Company will pay for all fees and expenses relating to the filing, printing and mailing of the documents in connection with the Offer, the Schedule TO and the proxy statement, if any.

     The Company has engaged DLJ as financial advisor in connection with the Transaction, and will pay to DLJ approximately $1.8 million upon consummation of the Transaction plus reasonable out-of-pocket expenses and fees (including attorneys fees) incurred by DLJ for services rendered by it in connection with the consummation of the Transaction. The Company has agreed to indemnify DLJ against certain liabilities in connection with the Transaction, including certain liabilities under the federal securities laws. The fees and expenses of DLJ are also described in "SPECIAL FACTORS -- Opinion of the Company's Financial Advisor."

     The Company has engaged GreenGrass as financial advisor in connection with the Transaction pursuant to the GreenGrass Fee Agreement, and will pay to GreenGrass, upon the consummation of the Transaction, a transaction fee of $748,800, plus reasonable out-of-pocket expenses and fees (including attorneys fees) incurred by GreenGrass for services rendered by it in connection with the consummation of the Transaction and the Company has agreed thereunder to indemnify GreenGrass in connection with the services it is providing under the GreenGrass Fee Agreement.

     Acquisition Company and Chartwell entered into a Letter Agreement, dated April 13, 2000 (the "Chartwell Fee Agreement"), pursuant to which Acquisition Company is, and immediately following the effectiveness of the Merger, PlayCore Wisconsin will be, obligated to pay Chartwell an advisory fee equal to 1% of the total capitalization of Acquisition Company and the Company (including the funded debt under the Senior Credit Facility, the Sub Notes and the Capital Contribution), plus reimbursement for fees and expenses (including attorneys fees) incurred with respect to the Transaction, in cash upon consummation of the Transaction.

     The Purchasers have retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward Offer materials to beneficial owners. The Information Agent will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain reasonable out-of-pocket expenses. The Company also has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     First Chicago Trust Company of New York has been retained by the Purchasers to act as the Depositary in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain reasonable out-of-pocket expenses. The Company has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The following table presents the estimated fees and expenses to be incurred by the Offerors in connection with the Offer and the Merger:

Financing Fees..............................................  $ 3,200,000
Financial Advisors Fees and Expenses........................    4,968,800
Legal Fees and Expenses.....................................    2,874,000
Accounting and Other Professional Fees and Expenses.........      730,000
Printing and Mailing........................................       60,000
Filing Fees.................................................        5,805
Depositary Fees.............................................       30,000
Information Agent Fees......................................       15,000
Miscellaneous...............................................      445,000
                                                              -----------
          Total.............................................  $12,328,605
                                                              ===========

     Except as set forth above, the Offerors will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Offerors for customary mailing and handling expenses incurred by them in forwarding material to their customers. Assuming consummation of the Offer and the Merger, the Company is responsible for all of the foregoing fees and expenses.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), either Acquisition Company or the Company will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in "THE TENDER OFFER -- Withdrawal Rights" as soon as practicable after the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on May 18, 2000 unless and until the Offerors, in their sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offerors, shall expire.

     The Offer is subject to certain conditions (the "Offer Conditions"), including, among other things, the Minimum Condition and the Receipt of Funds Condition. Such conditions are set forth in "THE TENDER OFFER -- Conditions to the Offer." If the Offer Conditions are not satisfied or waived or any of the events specified in "THE TENDER OFFER -- Conditions to the Offer" have occurred or are determined by the Offerors to have occurred prior to the Expiration Date, the Offerors may either, subject to the terms of the Merger Agreement, extend the Offer or terminate the Offer. If the Offerors terminate the Offer, the Purchasers shall not accept for payment any Shares and return all tendered Shares to tendering stockholders.

     The Company and Acquisition Company have agreed that, without the prior written consent of Parent, no change may be made to the Offer by the Company or the Acquisition Company that (i) reduces the number of Shares subject to the Offer, (ii) increases or decreases the Offer Price, (iii) amends or modifies the Offer Conditions in any manner, (iv) imposes any additional conditions or amend any other term of the Offer or (v) extends the expiration date of the Offer beyond the Expiration Date.

     The Offerors, in their sole discretion, but subject to the terms of the Merger Agreement, may extend, delay, terminate or amend the Offer, in any manner at any time prior to the Expiration Date. Any such extension, delay, termination or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-l of the Exchange Act. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Company may choose to make any public announcement, the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

     If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer, or if they waive a material Offer Condition, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Pursuant to these rules, the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

     During any extensions of the Offer by the Offerors, all Shares previously tendered and not withdrawn will remain subject to the Offer. Tendering stockholders will continue to have the right to withdraw any tendered Shares during such extension. See "THE TENDER OFFER -- Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

     This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of stockholders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of stockholders or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchasers will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "THE TENDER OFFER -- Withdrawal Rights") as promptly as practicable after the Expiration Date, with Acquisition Company agreeing to accept for payment and pay for all Shares validly tendered, provided that the Shares validly tendered (and not withdrawn) pursuant to the Offer plus the Shares acquired by Acquisition Company pursuant to the PlayCore Purchase Agreements (including Shares issuable upon the exercise or conversion of derivative securities purchased thereunder) constitute at least 90% of the outstanding Shares. If the foregoing requirement is not met, but all conditions to the Offer are met, Acquisition Company has agreed to accept for payment and pay for the first 425,439 Shares validly tendered and the Company has agreed to accept for payment and pay for all Shares validly tendered in excess of such 425,439 Shares, in each case as promptly as practicable after the Expiration Date. Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchasers expressly reserve the right, in their discretion, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See "THE TENDER OFFER -- Terms of the Offer," and "THE TENDER OFFER -- Certain Legal Matters; Regulatory Approvals."

     The reservation by the Purchasers of the right to delay the acceptance or purchase of, or payment for, the Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchasers to pay the consideration offered or to return the Shares deposited by, or on behalf of, stockholders, promptly after the termination or withdrawal of the Offer.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after such Shares are validly tendered and not properly withdrawn prior to the Expiration Date. See "THE TENDER OFFER -- Procedures for Tendering Shares" for a complete discussion of how Shares can be validly tendered.

     For purposes of the Offer, the Purchasers will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the applicable Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchasers and transmitting payments to such tendering stockholders whose Shares have been accepted for payment.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY THE PURCHASERS, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

     If any validly tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if the certificates for tendered Shares are submitted evidencing more Shares than are tendered, certificates evidencing Shares not purchased will be returned, without expense, to the tendering stockholder, or such other person or entity as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, withdrawal or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary's Account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "THE TENDER OFFER -- Procedures for Tendering Shares," such Shares will be credited to such account at the Book-Entry Transfer Facility as promptly as practicable following the expiration, withdrawal or termination of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE OFFERORS INCREASE THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, THE PURCHASERS WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SUCH SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     Subject to the terms of the Merger Agreement, the Purchasers reserve the right to assign to Acquisition Company, or to any other direct or indirect wholly-owned subsidiary of Holdings, Parent or Acquisition Company, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve the Purchasers of their obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, a stockholder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transaction, (b) the certificates representing Shares to be tendered (the "Certificates") or timely confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, and, if applicable, cause such stockholder's broker, dealer, commercial bank or trust company to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (ii) comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the conformation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the

Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchasers may enforce such agreement against such participant.

     Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other firm which is a bank, broker, dealer, credit union or savings association (each of the foregoing being referred to as an "Eligible Institution" and collectively as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by the registered holder of Shares (which term, for the purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) who has not completed the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

     If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Trading Days after the date of execution of the Notice of Guaranteed Delivery. A "Trading Day" is any day on which the AMEX is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Tender Constitutes an Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchasers on the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties. The Purchasers reserve the absolute right to reject any or all tenders of any Shares determined by them not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Company's counsel, be unlawful. The Purchasers also reserve the absolute right, in their sole discretion, to waive any of the Offer Conditions (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

None of the Offerors or any of their respective affiliates, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment as Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering stockholder irrevocably appoints the Purchasers' designees as such stockholder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchasers (and any and all dividends, distributions, rights or other securities issued in respect of such Shares on or after April 13, 2000). All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, the Purchasers accept such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of the Purchasers will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent in lieu of any such meeting or otherwise. The Purchasers reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, such Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all dividends and distributions.

     Backup Withholding. Under United States federal income tax law, the amount of any payments made by the Depositary to stockholders (other than corporate and certain other exempt stockholders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31%. To avoid such backup withholding tax with respect to payments made pursuant to the Offer, a non-exempt, tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify under penalties of perjury that such stockholder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such stockholder. See "SPECIAL FACTORS -- Certain United States Federal Income Tax Consequences" and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchasers pursuant to the Offer, may also be withdrawn at any time after June 15, 2000, or at such later time as may apply if the Offer is extended.

     If the Purchasers extend the Offer, are delayed in their acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described below. Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER
OFFER -- Procedures for Tendering Shares" may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded without the Purchasers' consent and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers in their sole discretion, which determination will be final and binding. None of the Offerors or any of their affiliates, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "THE TENDER OFFER -- Procedures for Tendering Shares."

5. PRICE RANGE OF SHARES.

     The market for the Shares is AMEX. The ticker symbol for the Shares is "PCO." The following table sets forth, for the periods indicated, the high and low sales prices per share of Common Stock on AMEX:

                                                                   HIGH         LOW
                                                                   ----         ---
1998:
  First Quarter.............................................         4 3/8        3 3/8
  Second Quarter............................................         4 15/16      3 5/8
  Third Quarter.............................................         4 1/2        3 11/16
  Fourth Quarter............................................         5 1/4        3 1/2
1999:
  First Quarter.............................................         5 5/8        4 1/4
  Second Quarter............................................         6 1/2        4 3/4
  Third Quarter.............................................         9            5 3/8
  Fourth Quarter............................................        10 3/4        6 3/8
2000:
  First Quarter.............................................         9 3/4        6 3/8
  Second Quarter (through April 19, 2000)...................         9 5/8        9 3/4

     On April 13, 2000, the last full trading day prior to the public announcement of the Offer and the execution of the Merger Agreement, the reported closing sales price of the Common Stock on AMEX was $6 3/4 per Share. On April 19, 2000, the last trading day prior to the date of this Offer to Purchase, the last reported sales price of the Common Stock on AMEX was $9 3/4 per Share. Stockholders are urged to obtain current market quotations for the Common Stock.

6. DIVIDENDS AND DISTRIBUTIONS.

     The Company has not paid any dividends with respect to the Shares at any time during the past two years. Pursuant to the Merger Agreement, without Acquisition Company's written consent, the Company will not, and will cause each of its subsidiaries not to, (i) with certain exceptions, issue, sell or pledge any Shares of its capital stock or other ownership interest in the Company or any subsidiary, or any securities convertible into or exchangeable for any such Shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such Shares of capital stock, ownership interest, or convertible or exchangeable securities (or derivative instruments in respect of the foregoing); (ii) effect any stock split or otherwise change its capitalization as it exists on the date hereof, or directly or indirectly redeem, purchase or otherwise acquire any Shares of its capital stock or capital stock of any subsidiary of the Company; or (iii) declare, set aside or pay any dividend or make any other distribution or payment with respect to any Shares of its capital stock or other ownership interests (other than any such payments to the Company by any of its subsidiaries).

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company. The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Holdings, Parent, Acquisition Company or the Information Agent or any of their affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to them.

     The Company is a Delaware corporation. The address of the Company's principal executive offices is Riverfront Centre, Suite 204, 15 West Milwaukee Street, Janesville, Wisconsin. The telephone number of the Company at such offices is (608) 741-7183. The Company is a leading designer, manufacturer and marketer of commercial and consumer playground equipment and backyard products.

     The Company's commercial playground systems are primarily sold under the brand name GameTime. GameTime is one of the leading manufacturers and marketers of modular and custom commercial outdoor playground equipment in the world. GameTime markets its playground systems and components to municipalities, schools, park districts and other playground equipment users through a network of independent representatives.

     The Company's consumer playground systems are primarily sold under the brand name Swing-N-Slide. The Swing-N-Slide product line is marketed through hardware and home center customers. The Swing-N-Slide do-it-yourself wooden playground equipment is sold worldwide through more than 6,000 home center, building supply and hardware stores.

     On February 16, 1999, the Company acquired all of the capital stock of Heartland, a maker of wooden storage buildings. Heartland has a national network of company-owned sales branches and independent dealers to sell its products, which include yard barns and custom-built garages.

     Historical Financial Information. Certain financial information relating to the Company is hereby incorporated by reference to (i) the audited financial statements for the Company's 1999 and 1998 fiscal years set forth in Item I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 30, 2000 (the "1999 10-K"); and (ii) the three month and nine month fiscal periods ended September 30, 1999 set forth in
Part I of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the Commission on November 12, 1999. These reports may be inspected at, and copies may be obtained from, the same places and in the manner set forth below.

     Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been derived from the financial statements contained in the 1999 10-K. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein.

                                 PLAYCORE, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                              FISCAL YEAR ENDED   FISCAL YEAR ENDED
                                                                DECEMBER 31,        DECEMBER 31,
                                                                    1998                1999
                                                              -----------------   -----------------
OPERATING DATA:
  Net Sales.................................................      $114,792            $191,936
  Operating income..........................................        15,574              21,159
  Net earnings..............................................         4,676               7,086
  Basic net earnings per share..............................          0.59                0.89
  Diluted net earnings per share............................          0.51                0.73
BALANCE SHEET DATA:
  (At End of Period)
  Total assets..............................................      $103,440            $140,311
  Total liabilities.........................................        87,064             116,680
  Stockholders' equity......................................        16,376              23,631
  Book value per share......................................          2.07                2.98
  Ratio of earnings to fixed changes........................          1.90x               2.06x

     Financial Projections. The Company does not, as a matter of course, make public forecasts or projections as to its future financial performance. Nevertheless, the Company prepared the Management Projections for inclusion in the Confidential Offering Memorandum provided to potential buyers in the auction process. In addition, the Company assisted Chartwell in preparing financial projections through 2009 for possible lenders so as to enable Chartwell to obtain the financing (the "Financing Projections"). These projections were provided to the Board and its financial and legal advisors and are set forth below.

     THE PROJECTIONS BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR IN COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC REGARDING PROJECTIONS OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS.

     THE OFFERORS INTEND THAT THE PROJECTIONS ARE "FORWARD-LOOKING STATEMENTS" INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED ON MYRIAD ESTIMATES AND ASSUMPTIONS AND INVOLVE JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC AND COMPETITIVE CONDITIONS, INFLATION RATES, AND FUTURE BUSINESS CONDITIONS. THESE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THEREFORE, THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS BELOW WILL PROVE TO BE RELIABLE ESTIMATES OF PROBABLE FUTURE PERFORMANCE. IT IS QUITE LIKELY THAT ACTUAL RESULTS WILL VARY MATERIALLY FROM THESE ESTIMATES. IN LIGHT OF THE UNCERTAINTIES INHERENT IN PROJECTIONS OF ANY KIND, THE INCLUSION OF PROJECTIONS IN THIS OFFER SHOULD NOT BE REGARDED AS A REPRESENTATION BY ANY PARTY THAT THE ESTIMATED RESULTS WILL BE REALIZED. THERE CAN BE NO ASSURANCES IN THIS

REGARD. THE PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND WERE NOT AUDITED OR REVIEWED BY ANY INDEPENDENT ACCOUNTING FIRM, NOR DID ANY INDEPENDENT ACCOUNTING FIRM PERFORM ANY OTHER SERVICES WITH RESPECT TO THESE PROJECTIONS. NONE OF THE OFFERORS OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH PROJECTIONS.

                             MANAGEMENT PROJECTIONS

                                                              PROJECTED FISCAL YEAR ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               2000      2001      2002
                                                              -------   -------   -------
Revenues....................................................  $223.6    $256.5    $290.2
Cost of Goods Sold..........................................   125.1     142.2     160.5
                                                              ------    ------    ------
GROSS PROFIT................................................  $ 98.5    $114.3    $129.7
Selling , General and Admin. Expenses.......................  $ 63.9    $ 72.8    $ 81.7
Corporate Expense...........................................     4.2       4.4       4.6
Amortization................................................     2.7       2.7       2.7
                                                              ------    ------    ------
EBIT........................................................  $ 27.7    $ 34.4    $ 40.7
Depreciation & Amortization.................................  $  6.4    $  6.7    $  6.8
                                                              ------    ------    ------
EBITDA......................................................  $ 34.1    $ 41.1    $ 47.5
Capital Expenditures........................................  $  5.9    $  6.3    $  6.5
                                                              ======    ======    ======

                             FINANCING PROJECTIONS

                                                    PROJECTED FISCAL YEAR ENDED DECEMBER 31,
                             ---------------------------------------------------------------------------------------
                              2000     2001     2002     2003     2004     2005     2006     2007     2008     2009
                             ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Revenues...................  $223.5   $243.8   $261.8   $279.1   $296.3   $314.1   $333.3   $354.1   $376.4   $400.6
Cost of Goods Sold.........   127.6    138.6    147.6    156.2    165.1    174.4    184.3    195.0    206.6    219.0
  GROSS PROFIT.............    95.9    105.2    114.1    122.9    131.1    139.7    149.0    159.0    169.9    181.6
SG&A Expenses..............    59.7     64.2     68.6     72.9     77.2     81.8     86.6     91.8     97.4    103.4
Corporate Expenses.........     3.7      3.7      3.9      4.1      4.4      4.7      4.9      5.1      5.4      5.7
  EBITDA...................  $ 32.6   $ 37.2   $ 41.6   $ 45.8   $ 49.5   $ 53.3   $ 57.5   $ 62.0   $ 67.0   $ 72.4
Total Depreciation.........     3.5      3.6      3.7      3.8      3.8      3.8      3.8      3.8      3.8      3.8
Amortization of Existing
  Goodwill.................     1.9      1.9      1.9      1.9      1.9      1.9      1.9      1.9      1.9      1.9
Amortization of New
  Goodwill.................     3.9      3.9      3.9      3.9      3.9      3.9      3.9      3.9      3.9      3.9
  EBIT.....................    22.2     26.8     31.1     35.1     38.8     42.6     46.8     52.3     57.3     62.7

     Certain Other Information. Except as set forth in this Offer to Purchase, neither Company, any of its affiliates nor, to the best knowledge of Company, any of the persons listed on Schedule I, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Company, nor, to the best of knowledge of Company, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither Company, any of its affiliates nor, to the best knowledge of Company, any of the persons listed on
Schedule I, has any contracts, arrangements, understandings or relationships with any other person or entity with respect to any securities of the Company, including, but not limited to, any contract, arrangement understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, neither Company, any of its affiliates, nor, to the best knowledge of Company, any of the persons listed on
Schedule I, has had, since the second fiscal year preceding the date of this Offer to Purchase, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since the second fiscal year preceding the date of this Offer to Purchase there have been no contracts, negotiations or transactions between Company, any of its affiliates or, to the best knowledge of Company, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     During the last five years, neither Company, any of its affiliates nor, to the best knowledge of Company, any of the persons listed on Schedule Ihereto, have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Certain information concerning the directors, executive officers and certain stockholders of the Company is set forth in Schedule I hereto.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a Webster on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

8. CERTAIN INFORMATION CONCERNING HOLDINGS, PARENT AND ACQUISITION COMPANY.

     Acquisition Company and Parent are Delaware corporations and Holdings is a Delaware limited liability company. Each such entity was organized in connection with the Offer and Merger and has not carried on any significant activities other than in connection with the Offer and Merger. Until immediately prior to the time Acquisition Company purchases Shares pursuant to the Offer, it is not anticipated that any of Acquisition Company, Parent or Holdings will have any significant assets or liabilities or engage in any significant activities other those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Acquisition Company, Parent and Holdings are located at 717 Fifth Avenue, New York, New York 10022. The telephone number of Acquisition Company, Parent and Holdings at such location is (212) 521-5500.

     Except as set forth in this Offer to Purchase, neither Acquisition Company, Parent, Holdings nor, to the best knowledge of Acquisition Company, Parent and Holdings, any of the persons listed on Schedule II, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Acquisition Company, Parent, Holdings nor, to the best of knowledge of Acquisition Company, Parent and Holdings any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither Acquisition Company, Parent nor Holdings has any contracts, arrangements, understandings or relationships with any other person or entity with respect to any securities of the Company, including, but not limited to, any contract, arrangement understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, neither Acquisition Company, Parent, Holdings, any of their affiliates, nor, to the best knowledge of Acquisition Company, Parent and Holdings, any of the persons listed on Schedule II, has had, since the second fiscal year preceding the date of this Offer to Purchase, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since the second fiscal year preceding the date of this Offer to Purchase there have been no contracts, negotiations or transactions between Acquisition Company, Parent and Holdings, any of their affiliates or, to the best knowledge of Acquisition Company, Parent and Holdings, any of the persons listed on Schedule II, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     During the last five years, neither Acquisition Company, Parent, Holdings nor, to the best knowledge of Acquisition Company, Parent and Holdings, any of the persons listed on Schedule II hereto, have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Certain information concerning the directors and executive officers of Holdings, Parent and Acquisition Company is set forth in Schedule II hereto.

     Available Information. Each of Acquisition Company, Parent and Holdings is a privately-held company and is generally not the subject of the information filing requirements of the Exchange Act, and is generally not required to file reports, proxy statements and other information with the Commission relating to its businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, Acquisition Company, Parent and Holdings filed with the Commission a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer and regarding Acquisition Company, Parent and Holdings. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and (ii) by accessing the Commission's website on the Internet at http://www.sec.gov.

9. SOURCE AND AMOUNT OF FUNDS.

     The Offer is conditioned upon the Purchasers receiving the proceeds under the Financing Agreements and Capital Contribution necessary to purchase all of the outstanding Shares pursuant to the Offer, to pay the Merger Consideration, to refinance approximately $87 of existing indebtedness (assuming conversion of all Debentures into Shares) of the Company and its subsidiaries, to purchase the securities to be sold pursuant to the PlayCore Purchase Agreements and to pay related fees and expenses. The total amount of funds necessary to accomplish the foregoing is expected to be approximately $207.5 million. The Purchasers anticipate that they will obtain such funds from borrowings by PlayCore Wisconsin under the Senior Credit Facility, the proceeds from the issuance of the Sub Notes by PlayCore Wisconsin and the Capital Contribution. The purchase of the Purchased Securities by Acquisition Company from GreenGrass will be funded solely by the Capital Contribution. The Company has executed the Financing Agreements. See "SPECIAL FACTORS --

Financing of the Transaction" for a more complete discussion of how the Purchasers intend to finance the Offer and the Merger.

     The margin regulations promulgated by the Board of Governors of the Federal Reserve System place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock, including if such credit is secured directly or indirectly by margin stock. The Purchasers believe that the financing of the acquisition of the Shares pursuant to the Merger and the Offer will be in full compliance with the margin regulations.

10. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON STOCK; EXCHANGE ACT REGISTRATION.

     Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. The Shares are traded on AMEX. The Shares might no longer be eligible for quotation on AMEX if, among other things, the number of Shares publicly held were less than 200,000, there were fewer than 300 holders of round lots, the aggregate market value of the publicly held Shares was less than $1,000,000. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of April 13, 2000, there were 78 holders of record of Shares (not including beneficial holders of Shares in street name), and as of April 13, 2000, there were 7,960,304 shares outstanding.

     If the Shares were to cease to be quoted on the AMEX, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. The Company intends to apply for termination of registration of the Common Stock under the Exchange Act as soon after the consummation of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

11. CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the Offer, and subject to the provisions of the Merger Agreement, the Purchasers are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including those relating to the obligation of the Purchasers to pay for, or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares pursuant to the Offer, and the Purchasers may delay their acceptance for payment of or, subject to the restriction referred to above, its payment for, any tendered Shares, and, subject to the provisions of the Merger Agreement, the Purchasers may amend or terminate the Offer and not accept for payment any tendered Shares, if: (a) any applicable waiting period or approval under the HSR Act and any applicable foreign antitrust law, regulation or rule has not expired or been terminated or obtained, (b) the Minimum Condition has not been satisfied, (c) the Purchasers have not received or have available the proceeds of the financing contemplated by the Financing Agreements and the Capital Contribution, including but not limited to funds sufficient to: (i) purchase the Shares tendered pursuant to the Offer, (ii) pay the Merger Consideration pursuant to the Merger, (iii) refinance approximately $87 million of the Company's and its subsidiaries outstanding indebtedness (assuming the conversion of the Debentures into Shares), (iv) to purchase the securities to be sold pursuant to the PlayCore Purchase Agreements and (v) pay the fees and expenses required to be paid by the Company in connection with the transactions contemplated by the Merger Agreement, (d) either Purchaser is not reasonably satisfied that the Merger Agreement, the PlayCore Purchase Agreements, the MM Agreement, and the Fleet Consent are then in full force and effect, or (e) at any time on or after the date of the Merger Agreement and prior to the acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) there shall be instituted or pending or threatened by any governmental entity any suit, action or proceeding which (i) seeks to impose material limitations on the ability of the Purchasers to, or renders the Purchasers unable to, accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or the Merger, (ii) seeks to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the transactions contemplated by the Merger Agreement, (iii) seeks to obtain from any Purchaser any damages (including damages against any Purchaser's directors or officers for which they may seek indemnification from a Purchaser) that would reasonably be expected to have a Company Material Adverse Effect, or (iv) challenges the acquisition by the Purchasers of any Shares pursuant to the Offer;

          (b) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued by any governmental entity applicable to the Offer or the Merger other than the application of the waiting period provision of the HSR Act to the Offer or the Merger which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) the Merger Agreement shall have been terminated in accordance with its terms;

          (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate in all respects, in each instance as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), and the effect thereof, either individually or in the aggregate, is a Company Material Adverse Effect, or the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied within the time periods set forth below, the breach or failure to perform is not remedied prior to the earlier of (x) 10 days after Parent or Acquisition

     Company has furnished the Company with written notice of such breach or failure to perform or (y) two business days prior to the date on which the Offer expires;

          (e) the Purchasers shall not have received by the Expiration Date such certificates of officers of the Company and/or opinions of nationally recognized valuation and/or appraisal firms (in form and substance reasonably satisfactory to the Purchasers) as their respective Boards may reasonably require, substantially to the effect that the value of the Company's assets shall exceed its liabilities following the consummation of the Offer and the Merger and that the Offer and the Merger shall not impair the Company's capital within the meaning of Section 160 of the DGCL or impair the ability of the Company to pay its obligations as they come due;

          (f) there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, which suspension or limitation shall continue for at least three consecutive trading days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States that would reasonably be expected to have a material adverse impact on the capital markets of the United States, (iv) any limitation (whether or not mandatory) by any United States governmental entity on the extension of credit generally by banks or other lending institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (vi) a decline of at least 30% in the Standard & Poor's 500 Index from the close of business on the date of the Merger Agreement, or (vii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

          (g) the failure of Parent to make the Capital Contribution to Acquisition Company.

which, in the judgment of either Purchaser, subject to the terms of the Merger Agreement and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

     The foregoing conditions are for the sole benefit of the Purchasers, and, subject to the provisions of the Merger Agreement, may be waived by them at any time. The failure by the Purchasers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, the Offerors are not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchasers pursuant to the Offer or the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchasers as contemplated herein. Should any such approval or other action be required, the Purchasers currently contemplate that they would seek such approval or action. The Purchasers' obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "THE TENDER OFFER -- Conditions to the Offer." Although, except as described in this Offer to Purchase, the Purchasers do not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions, that adverse consequences might not result to the business of the Company or that certain parts of the businesses of the Company might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchasers could decline to accept for payment, or pay for, any Shares tendered. See "THE TENDER
OFFER -- Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to government actions.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Section 203 of the DGCL, however, does not, according to subsection (b) thereof, apply if the corporation's certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Company's certificate of incorporation contains such an express provision. In addition, the Company has represented to Parent and Acquisition Company in the Merger Agreement that the Board has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the execution, delivery or performance of the Merger Agreement, the Offer, the Merger or the transactions contemplated by the Merger Agreement.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR v. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchasers do not believe that any state takeover statutes apply to the Offer. Neither the Company nor the Acquisition Company has currently complied with any state takeover statute or regulation. The Purchasers reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchasers might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchasers might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchasers may not be obligated to accept for payment any Shares tendered. See "THE TENDER
OFFER -- Conditions of the Offer."

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Offerors have concluded that a filing under the HSR Act and the rules promulgated thereunder by the FTC is not required for the Transaction.

     In the event that a filing is required to be made under the HSR Act and the rules promulgated thereunder by the FTC, the Offerors would promptly file Notification and Report Forms under the HSR Act. The waiting period under the HSR Act, with respect to Shares acquired pursuant to the Offer, if applicable, will expire at 11:59 p.m., New York City time, on the fifteenth day after the date on which the forms are filed, unless early termination of the waiting period is granted. The DOJ or the FTC may extend the fifteen day waiting period by requesting additional information or documentary material from the Purchasers. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Acquisition Company. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. If a filing under the HSR Act is required, the Purchasers will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

     The FTC and the DOJ routinely review the legality under the HSR Act of transactions such as the proposed acquisition of Shares by the Purchasers. Even if a filing is not required under the HSR Act, at any time before or after the purchase by the Purchasers of Shares, either of the DOJ or the FTC could take such action under the federal antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchasers or the divestiture of substantial assets of the Company. Private parties and state governments may also bring legal action under certain circumstances.

     Although the Offerors believe that the acquisition of Shares pursuant to the Offer would not violate the HSR Act or other antitrust statutes, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the outcome will be. See "THE TENDER OFFER -- Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

13. FEES AND EXPENSES.

     Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer will be paid by the party incurring such fees and expenses, except that the Company will pay for all fees and expenses related to the filing, printing and mailing of the documents in connection with the Offer and the Schedule TO, and Company will pay for all fees and expenses of the Offerors upon consummation of the Offer and the Merger. See "SPECIAL
FACTORS -- Fees and Expenses" for a more complete discussion and listing of the fees and expenses incurred by the Offerors with respect to the Offer and the Merger.

14. MISCELLANEOUS.

     The Offerors are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offerors become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offerors will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offerors cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offerors by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offerors not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Offerors filed with the Commission the Schedule TO, together with exhibits, pursuant to Sections 13(e) and 14(d)(1) of the Exchange Act and Rules 13e-3 and 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER -- Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                   SCHEDULE I

            INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS
                   AND CERTAIN STOCKHOLDERS OF PLAYCORE, INC.

DIRECTORS AND EXECUTIVE OFFICERS

  1. Certain Information.

     The name, position with the Company, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Company, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each individual is a United States citizen and each individual's business address is c/o PlayCore, Inc., Riverfront Centre #204, 15 West Milwaukee Street, Janesville, Wisconsin. Unless otherwise indicated, to the knowledge of the Company, no director or executive officer of the Company has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of the Company was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Terence S. Malone....................  Chairman. Mr. Malone has served as a director of the Company since September 1992 and Chairman since September 1997. He served as Acting Chief Executive Officer of the Company from
                                       September 1997 to January 1998. Mr. Malone was Chairman and
                                       Chief Executive Officer of Johnson Outdoors Inc. (f/k/a
                                       Johnson Worldwide Associates, Inc.) from 1986 until January
                                       1994, which is principally engaged in the business of
                                       manufacturing and distributing outdoor recreational equip-
                                       ment and has a business address of 1326 Willow Road,
                                       Sturtevant, Wisconsin.
Frederic L. Contino..................  President, Chief Executive Officer and Director. Mr. Contino
                                       has served as President and Chief Executive Officer and a
                                       director of the Company since January 1998. He was President of Anchor Hocking Plastics and Plastics, Inc., divisions of
                                       Newell Companies from January 1993 to January 1998, which is principally engaged in the business of manufacturing and
                                       distributing consumer home products and has a business
                                       address of 29 E Stephenson Street, Freeport Illinois.
David S. Evans.......................  Director. Mr. Evans has served as a director of the Company since February 1996. He has been President and Chief
                                       Executive Officer of Glencoe Investment Corporation ("GIC")
                                       since March 1993 and a Principal and Chief Executive Officer or Glencoe Capital, L.L.C. since September 1997, both of
                                       which are principally engaged in the business of merchant
                                       banking and private equity investing and have a business
                                       address of 190 South LaSalle Street, Suite 2830, Chicago,
                                       Illinois.
George N. Herrera....................  Director. Mr. Herrera has served as a director of the
                                       Company since February 1996. He was Director of
                                       International Sales of Masco Corporation from 1982 to
                                       January 2000, which is principally engaged in the business of manufacturing products for the building and home improve-
                                       ment industry and has a business address of 21001 Van Born
                                       Road, Taylor, Michigan.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Timothy R. Kelleher..................  Director. Mr. Kelleher has served as a director of the
                                       Company since April 1996. He has been Senior Vice President of Desai Capital Management Incorporated since May 1992,
                                       which is principally engaged in the business of
                                       institutionally funded private equity investing and has a
                                       business address of 540 Madison Avenue, 36th Floor, New
                                       York, New York.
Gary A. Massel.......................  Director. Mr. Massel has served as a director of the Company since September 1996. He has been Vice
                                       President -- Logistics of Boise Cascade Office Products
                                       since September 1997, which is principally engaged in the
                                       business of selling and distributing a wide range of office products and has a business address of 800 West Bryn Mawr
                                       Avenue, Itasca, Illinois. Mr. Massel was an independent
                                       consultant from August 1995 to September 1997.
Ronald D. Wray.......................  Director. Mr. Wray has been a director of the Company since
                                       February 1999. He has been Executive Vice President and
                                       Chief Operating Officer of Glencoe Capital, L.L.C. since
                                       January 1999, which is principally engaged in the business of merchant banking and private equity investing and has a business address of 190 South LaSalle Street, Suite 2830,
                                       Chicago, Illinois. Mr. Wray was Executive Vice President of
                                       the Pritzker Family Business Office from 1990 to January
                                       1999, which is principally engaged in the business of
                                       private equity investing and asset management and has a
                                       business address of 200 West Madison, Suite 3800, Chicago,
                                       Illinois.
David H. Hammelman...................  Vice President -- Human Resources & Administration. Mr.
                                       Hammelman joined the Company as Director of Human Resources in 1993 and was promoted to his current position in 1995.
Richard E. Ruegger...................  Vice President -- Finance, Chief Financial Officer and
                                       Secretary. Mr. Ruegger joined the Company as Controller in
                                       1989 and was promoted to his current position in 1991.
John E. Caldwell.....................  President of PlayCore's Swing-N-Slide business unit. Mr.
                                       Caldwell joined the Company in December 1996 in the same
                                       capacity. He was President of the Retail Business Unit of
                                       Curtis Industries from May 1992 to November 1996, which is principally engaged in the business of distributing hardware and automotive products and has a business address of 6140
                                       Parkland Boulevard, Cleveland, Ohio.
Robert A. Farnsworth.................  President of PlayCore's GameTime business unit. Mr.
                                       Farnsworth joined the Company in May 1998 in the same
                                       capacity. He was Executive Vice President, Marketing and
                                       Product Management of the Pfaltzgraff Company from February
                                       1993 to April 1998, which is principally engaged in the
                                       business of manufacturing and marketing consumer tabletop
                                       products and has a business address of 140 East Market,
                                       York, Pennsylvania.
Thomas van der Meulen................  President of PlayCore's Heartland Industries business unit.
                                       Mr. van der Meulen joined the Company in June 1999 in the
                                       same capacity. He was President of TC MiraDRI, a business
                                       unit of Royal Ten Cate, from January 1994 to March 1999,
                                       which is principally engaged in the business of
                                       manufacturing commercial and residential building products and has a business address of 3500 Parkway Lane, Norcross,
                                       Georgia.

  2. Beneficial Ownership of Shares.

     The following table sets forth certain information known to the Company with respect to beneficial ownership of Shares as of March 31, 2000 by (i) each director of the Company and (ii) each executive officer of the Company. Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all Shares.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
NAME OF BENEFICIAL OWNER                                       NUMBER(1)     PERCENT(1)
------------------------                                      -----------   ------------
John E. Caldwell(2).........................................      82,028         1.0%
Frederic L. Contino(3)......................................     280,400         3.4%
David S. Evans(4)...........................................   6,772,655        72.1%
Robert A. Farnsworth(5).....................................      20,000           *
David H. Hammelman(6).......................................      75,395           *
George N. Herrera(7)........................................      20,000           *
Timothy R. Kelleher(8)......................................   6,772,655        72.1%
Terence S. Malone(9)........................................      62,181           *
Gary A. Massel(10)..........................................      15,000           *
Richard E. Ruegger(11)......................................     141,448         1.8%
Thomas van der Meulen.......................................          --           *
Ronald D. Wray(12)..........................................       5,000           *

---------------

  *  Less than 1%

 (1) Excludes Company Options which are currently not vested but will become vested upon consummation of the Offer pursuant to a resolution of the Board. The number of Shares certain directors and executive officers would receive upon exercise of such Company Options and the percentage of outstanding Shares each such director and executive officer would beneficially own following such exercise (if greater than 1%) is as follows: Mr. Caldwell 20,000 (1.3%); Mr. Contino, 50,000 (4.0%); Mr.
     Farnsworth, 40,000; Mr. Hammelmen, 17,500 (1.2%); Mr. Ruegger, 38,750
     (2.2%); Mr. van der Meulen, 50,000.

 (2) Includes 80,000 Shares issuable upon the exercise of Company Options which are currently exercisable.

 (3) Includes 275,000 Shares issuable upon the exercise of Company Options that are currently exercisable.

 (4) As one of the three persons appointed to the Members Operating Board of GGC, Mr. Evans has shared control of the voting and investment making decisions of GreenGrass which owns 5,345,905 Shares, Debentures convertible into 1,376,750 Shares, and the GreenGrass Warrant to purchase 50,000 Shares. Of such securities, Mr. Evans would be entitled to receive from GreenGrass Holdings 7,078 Shares, Debentures convertible into 1,545 Shares and a warrant to purchase 86 Shares under certain circumstances as a result of his ownership of a limited partnership interest in Glencoe Fund Partners and Glencoe, and his ownership of stock in GIC.

 (5) Includes 10,000 Shares issuable upon the exercise of Company Options that are currently exercisable.

 (6) Consists of 75,395 Shares issuable upon the exercise of Company Options which are currently exercisable. Excludes 4,290 Shares and Debentures convertible into 1,705 Shares held by GreenGrass which securities, as a member of GGM, Mr. Hammelman may be deemed to beneficially own because he would receive such securities under certain circumstances (including upon termination of his employment). Mr. Hammelman expressly disclaims beneficial ownership of any other securities of Company held by GreenGrass because he neither is a controlling member of GGM nor has investment control of the portfolio securities of either GGM or GreenGrass.

 (7) Consists of 20,000 Shares issuable upon exercise of Company Options which are currently exercisable.

 (8) As one of the three persons appointed to the Members Operating Board of GGC, Mr. Kelleher has shared control of the voting and investment making decisions of GreenGrass which owns 5,345,905 Shares, Debentures convertible into 1,376,750 Shares, and the GreenGrass Warrant to purchase 50,000 Shares.

 (9) Includes 61,934 Shares issuable upon the exercise of Company Options which are currently exercisable.

(10) Consists of 15,000 Shares issuable upon the exercise of Company Options which are currently exercisable.

(11) Consists of 141,448 Shares issuable upon the exercise of Company Options which are currently exercisable. Excludes 49,035 Shares and Debentures convertible into 19,485 Shares which Mr. Ruegger may be deemed to beneficially own as sole manager and the controlling member of GCM, which indirectly beneficially owns such securities as a general partner of GreenGrass Holdings, including 32,673 Shares and Debentures convertible into 12,985 Shares held by GreenGrass Holdings which securities, as a member of GGM, Mr. Ruegger may be deemed to beneficially own because Mr. Ruegger would receive such securities under certain circumstances (including upon termination of his employment). Ruegger disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(12) Consists of 5,000 Shares issuable upon exercise of Company Options which are currently exercisable.

CERTAIN STOCKHOLDERS OF PLAYCORE, INC.

  1. Certain Information.

     GreenGrass is a Delaware general partnership organized on January 4, 1996 for the purposes of purchasing, holding and selling Company securities and has not carried on any other significant activities. GreenGrass' only assets are the Company securities currently owned by it; GreenGrass has no significant liabilities.

     Pursuant to its Amended and Restated Partnership Agreement dated March 1997, partners owning a majority of the partnership interests of GreenGrass have the ability to direct the control of GreenGrass. GGC currently owns a majority of the partnership interests in GreenGrass and therefore is deemed to control GreenGrass. GGC is a Delaware limited liability company organized on December 27, 1995 to act as an investment vehicle for a number of institutional investors for an investment in GreenGrass. GGC's only assets are its partnership interests in GreenGrass; GGC has no significant liabilities.

     Pursuant to GGC's Operating Agreement dated February 15, 1996, all actions taken by GGC are determined by GGC's Member Operating Board. The Member Operating Board is comprised of appointees chosen by each of Glencoe Investment Corporation, ELI-II and the Michigan Trusts (each a "GGC Board Member"). The GGC Board Members are David S. Evans, appointed by Glencoe Investment Corporation, Timothy Kelleher, appointed by ELI-II, and Thomas Hufnagel, appointed by the Michigan Trusts.

     The principal offices of GreenGrass and GGC are located at 190 South LaSalle Street, Suite 2830, Chicago, Illinois. The telephone number of GreenGrass and GGC at such location is (312) 795-6300.

  2. Information Regarding GGC Board Members.

     Certain information regarding David S. Evans and Timothy Kelleher is set forth in this Schedule I under the heading "Directors and Executive
Officers -- Certain Information".

     Mr. Hufnagel has been a Senior Analyst at the Alternative Investments Division of the Michigan Department of Treasury (the "Division") for over five years, which is principally engaged in the business of private equity and direct leveraged investments for the Michigan Trusts. The business address of the Division is 2501 Collidge Road, Suite 400, East Lansing, Michigan 48823.

     Mr. Hufnagel is a United States citizen. To the knowledge of the Company, Mr. Hufnagel has not been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and Mr. Hufnagel has not been a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal securities laws.

  3. Beneficial Ownership of Shares.

     GreenGrass, and GGC through its control of GreenGrass, each beneficially own 6,772,655 Shares as of April 13, 2000, which constitutes 72.1% of the outstanding Shares as of such date (including Debentures convertible into 1,376,750 Shares and the GreenGrass Warrant to purchase 50,000 Shares).

     The number of Shares beneficially owned by David S. Evans and Thomas Kelleher as GGC Board Members is described in this Schedule I under the heading "Directors and Executive Officers -- Beneficial Ownership of Shares." Thomas Hufnagel, as a GGC Board Member, also has shared control of the voting and investment-making decisions of GreenGrass and is therefore deemed to beneficially own 6,772,655 Shares as of April 13, 2000, which constitutes 72.1% of the outstanding Shares as of such date (including Debentures convertible into 1,376,750 Shares and the GreenGrass Warrant to purchase 50,000 Shares).

                                  SCHEDULE II

                    INFORMATION CONCERNING THE DIRECTORS AND
                EXECUTIVE OFFICERS OF PLAYCORE HOLDINGS, L.L.C.,
             PLAYCORE HOLDINGS, INC. AND JASDREW ACQUISITION CORP.

DIRECTORS AND EXECUTIVE OFFICERS

     The name, business address, position with each of Holdings, Parent and Acquisition Company, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Holdings, Parent and Acquisition Company, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Each individual is a United States citizen and each individual's business address is 717 Fifth Avenue, 23rd Floor, New York, New York 10022. To the knowledge of Holdings, Parent and Acquisition Company, no director or executive officer of Holdings, Parent or Acquisition Company has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of Holdings, Parent or Acquisition Company was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Todd R. Berman.......................  Director and President of each of Parent and Acquisition
                                       Company and Manager of Holdings. Mr. Berman is a co-founder and President of Chartwell, an advisor to, and manager of, private equity funds which invest in growth financings and buyouts of middle market companies. He has served as a
                                       director of MMH Holdings, Inc. and a director of its wholly owned subsidiary, Morris Material Handling, Inc., a manufac-
                                       turer, distributor and service provider of "through-the-air"
                                       material handling equipment, since March 1998; as Chairman of the Board of Griffith Consumers Company, one of the
                                       nation's largest independent distributors of heating oil and other petroleum products, from December 1994 until February
                                       1999; as Chairman of Carl King, Inc., the leading operator of gas stations and convenience stores in the Delmarva
                                       peninsula (Delaware, Maryland, Virginia), from December 1994 until February 1999; and as a director of Petro Stopping
                                       Centers, L.P., a leading operator of large, full-service
                                       truck stops, from January 1997 until July 1999. Mr. Berman has been with Chartwell, Chartwell Investments Inc. or its predecessor since 1992. He received his A.B. from Brown
                                       University and an M.B.A. from Columbia University Graduate
                                       School of Business.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Michael S. Shein.....................  Director and Vice President, Secretary and Treasurer of each of Parent and Acquisition Company and Manager of Holdings.
                                       Mr. Shein is a Managing Director and co-founder of
                                       Chartwell. He has served as a director and Vice President of
                                       MMH Holdings, Inc. and a director of its wholly-owned
                                       subsidiary, Morris Material Handling, Inc., a manufac-
                                       turer, distributor and service provider of "through-the-air"
                                       material handling equipment, since March 1998; a director of
                                       Griffith Consumers Company, one of the nation's largest
                                       independent distributors of heating oil and other petroleum products, from December 1994 until February 1999; a director of Carl King, Inc., the leading operator of gas stations and convenience stores in the Delmarva peninsula (Delaware,
                                       Maryland, Virginia), from December 1994 until February 1999;
                                       and a director of Petro Stopping Centers, L.P., a leading
                                       operator of large, full-service truck stops, from January
                                       1997 until July 1999. Mr. Shein has been with Chartwell,
                                       Chartwell Investments Inc. or its predecessor since 1992.
                                       Mr. Shein received a B.S. summa cum laude from The Wharton
                                       School at the University of Pennsylvania.
Jeffrey R. Larsen....................  Vice President and Assistant Secretary of each of Parent and
                                       Acquisition Company. Mr. Larsen has been an associate with
                                       Chartwell since September 1999. From July 1997 to July 1999,
                                       Mr. Larsen was an analyst in the Leveraged Finance Group of the Investment Banking Division of Goldman, Sachs & Co.,
                                       which has a business address of 85 Broad Street, New York,
                                       New York 10004. Mr. Larsen received an A.B. magna cum laude in Economics from Princeton University.

BENEFICIAL OWNERSHIP OF SHARES

     Mr. Berman and Mr. Shein, as managers of Holdings, Holdings, Parent and Acquisition Company each may be deemed the beneficial owners of the securities of the Company which Acquisition Company has the right to purchase pursuant to the terms of the PlayCore Purchase Agreements. Acquisition Company has the right and obligation to acquire, subject to certain conditions, up to 90% of the outstanding Shares after giving effect to the exercise and conversion of certain derivative securities of the Company in accordance with the terms of the PlayCore Purchase Agreements. The address of each of Mr. Berman, Mr. Shein, Holdings, Parent and Acquisition Company is c/o Chartwell Investments II LLC, 717 Fifth Avenue, 23rd Floor, New York, New York 10022.

                                  SCHEDULE III

                                 PLAYCORE, INC.
                               RIVERFRONT CENTRE
                                   SUITE 204
                            15 WEST MILWAUKEE STREET
                              JANESVILLE, WI 53545

                             ---------------------

                       INFORMATION STATEMENT PURSUANT TO
                    SECTION 14(f) OF THE SECURITIES EXCHANGE
               ACT OF 1934 AND RULE 14F-1 PROMULGATED THEREUNDER

     This Information Statement (the "Information Statement") is being mailed on or about April 20, 2000 as part of the Offer to Purchase, dated April 20, 2000 (the "Offer to Purchase"), to the holders of the common stock of PlayCore, Inc. (the "Company"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Offer to Purchase. You are receiving this Information Statement in connection with the possible election of persons designated by Acquisition Company to a majority of the seats on the Board of Directors of the Company (the "Board"). The Merger Agreement requires the Company to cause Acquisition Company's designees to be elected to the Board under the circumstances described therein. This Information Statement is required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     You are urged to read this Information Statement carefully. You are not, however, required to take any action.

     Pursuant to the Merger Agreement, the Offerors commenced the Offer on April 20, 2000. The Offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, May 18, 2000, unless the Offer is extended.

     The information contained in this Information Statement (including information incorporated by reference) concerning Parent, Acquisition Company and the Acquisition Company Designees (as defined below) has been furnished to the Company by either Parent or Acquisition Company, and the Company assumes no responsibility for the accuracy or completeness of such information.

                   GENERAL INFORMATION REGARDING THE COMPANY

GENERAL

     The Shares are the only class of voting securities of the Company outstanding. Each Share has one vote. As of the close of business on April 13, 2000, there were 7,960,304 Shares (including restricted stock) issued and outstanding, 1,710,000 Shares reserved for issuance pursuant to the Company's stock option plans (of which 1,287,893 are subject to outstanding Company Options), 1,514,590 Shares reserved for issuance upon conversion of the Debentures and 685,379 Shares reserved for issuance upon exercise of the Company's warrants. The Board currently consists of seven members. Each director holds office until such director's successor is duly elected and qualified or until such director's earlier resignation or removal.

RIGHT TO DESIGNATE DIRECTORS; THE ACQUISITION COMPANY DESIGNEES

     Pursuant to the Merger Agreement, promptly upon the Offer Closing and from time to time thereafter until the Effective Time, Acquisition Company will be entitled to designate such number of directors (the "Acquisition Company Designees") equal to the greater of (a) a majority of the Board plus one director and (b) the product of (i) the number of directors on the Board and
(ii) the percentage that the number of Shares owned by Acquisition Company bears to the number of Shares outstanding less the number of Independent

                                      III-1

Directors. In furtherance thereof, the Company has agreed, upon request by Acquisition Company, either to increase the size of the Board or use reasonable efforts to secure the resignations of, or failing that, to remove such number of directors as is necessary to enable the Acquisition Company Designees to be elected or appointed to the Board and use its best efforts to cause the Acquisition Company Designees to be so elected or appointed.

     The Company's obligation to appoint the Acquisition Company Designees is subject to Rule 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is required to take all action necessary to effect any such election and to include in this Information Statement the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The foregoing notwithstanding, the Merger Agreement further provides that at least two directors who are not employees of the Company or any of its subsidiaries ("Independent Directors") shall continue to serve on the Board until the effectiveness of the Merger. Following the election or appointment of the Acquisition Company Designees to the Board, but prior to the Effective Time, any permitted termination of the Merger Agreement by the Company, any amendment of the Merger Agreement or the Company's certificate of incorporation or by-laws requiring action by the Board, any extension of time for the performance of any of the obligations or other acts of Parent and any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement must be authorized by a majority of the Independent Directors as well as a majority of all Board members.

     Acquisition Company has informed the Company that it will choose the Acquisition Company Designees from the persons listed below and that each of the people below has consented to act as a director, if so designated. The names of the potential Acquisition Company Designees, their ages as of March 18, 2000 and certain other information about them are set forth below.

     TODD R. BERMAN, age 42, is the founder and President of Chartwell Investments II LLC ("Chartwell"), an advisor to, and manager of, private equity funds which invest in growth financings and buy outs of middle market companies. He has served as a director of MMH Holdings, Inc. and a director of its wholly-owned subsidiary, Morris Material Handling, Inc., a manufacturer, distributor and service provider of "through-the-air" material handling equipment, since March 1998; as Chairman of the board of Griffith Consumers Company, one of the nation's largest independent distributors of heating oil and other petroleum products, from December 1994 until February 1999; as Chairman of Carl King, Inc., the leading operator of gas stations and convenience stores in the Delmarva peninsula (Delaware, Maryland, Virginia), from December 1994 until February 1999; and as a director of Petro Stopping Centers, L.P., a leading operator of large, full-service truck stops, from January 1997 until July 1999. Mr. Berman has been with Chartwell, Chartwell Investments Inc. or its predecessor since 1992. He received his A.B. from Brown University and an M.B.A. from Columbia University Graduate School of Business.

     JEFFREY R. LARSEN, age 25, has been an associate with Chartwell since September 1999. From July 1997 to July 1999, Mr. Larsen was an analyst in the Leveraged Finance Group of the Investment Banking Division of Goldman, Sachs & Co. Mr. Larsen received an A.B. magna cum laude in Economics from Princeton University.

     MICHAEL J. ROLLAND, age 56, has been a Senior Managing Director of Chartwell Investment Advisors, a provider of investment and consulting services that is unaffiliated with Chartwell, since April 1, 2000. Previously, Mr. Rolland was a Managing Director of Merrill Lynch & Co. since April 1977.

     MICHAEL S. SHEIN, age 36, is a Managing Director and co-founder of Chartwell. He has served as a director and Vice President of MMH Holdings, Inc. and a director of its wholly-owned subsidiary, Morris Material Handling, Inc., a manufacturer, distributor and service provider of "through-the-air" material handling equipment, since March 1998; a director of Griffith Consumers Company, one of the nation's largest independent distributors of heating oil and other petroleum products, from December 1994 until February 1999; a director of Carl King (Delaware, Maryland, Virginia), from December 1994 until February 1999; and a director of Petro Stopping Centers, L.P., a leading operator of large, full-service truck stops, from January 1997 until July 1999. Mr. Shein has been with Chartwell, Chartwell Investments Inc. or its predecessor since

                                      III-2

1992. Mr. Shein received a B.S. summa cum laude from The Wharton School at the University of Pennsylvania.

     Acquisition Company has advised the Company that to the best knowledge of Acquisition Company, none of the potential Acquisition Company Designees currently is a director of, or holds any position with the Company, and except as disclosed in the Offer to Purchase (including Schedule II thereto), none of the potential Acquisition Company Designees beneficially owns any securities (or rights to acquire any securities) of the Company or has been involved in any transactions with the Company or any of its directors, executive officers or affiliates that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission (the "SEC"), except as may be disclosed in the Offer to Purchase. None of the Acquisition Company Designees has any family relationship with any director or executive officer of the Company.

     Acquisition Company has advised the Company that none of the persons listed above has during the last five years been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was, or is, subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws or is involved in any other legal proceeding which is required to be disclosed under
Item 401(f) of Regulation S-K promulgated by the SEC.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

CURRENT MEMBERS OF THE BOARD OF DIRECTORS

     The names of the Company's current directors, their ages as of March 31, 2000 and certain other information about them are set forth below. As indicated above, some of the directors may resign effective immediately following the consummation of the Offer.

     TERENCE S. MALONE, age 70, has served as a director of the Company since September 1992 and Chairman since September 1997. Mr. Malone served as Acting Chief Executive Officer of the Company from September 1997 to January 1998. Mr. Malone was Chairman and Chief Executive Officer of Johnson Outdoors Inc. (f/k/a Johnson Worldwide Associates, Inc.) (international manufacturer and marketer of outdoor recreational products) from 1986 until his retirement in January 1994.

     FREDERIC L. CONTINO, age 49, has served as a director of the Company and as President and Chief Executive Officer of the Company since January 1998. Mr. Contino was President of Anchor Hocking Plastics and Plastics, Inc., divisions of Newell Companies (diversified manufacturers of consumer home products), from January 1993 to January 1998. Mr. Contino served as Vice
President -- Merchandising for Anchor Hocking's glass division from May 1988 to January 1993.

     DAVID S. EVANS, age 36, has served as a director of the Company since February 1996. Mr. Evans has been President and Chief Executive Officer of Glencoe Investment Corporation (private equity investing) since March 1993. Prior to such date, Mr. Evans was a Merchant Banking/Mergers and Acquisitions Specialist at Donaldson, Lufkin & Jenrette Securities Corporation (full service investment banking) from 1988 to March 1993.

     GEORGE N. HERRERA, age 66, has served as a director of the Company since February 1996. Mr. Herrera was Director of International Sales of Masco Corporation (diversified manufacturer of home products) from 1982 until his retirement in January 2000.

     TIMOTHY R. KELLEHER, age 37, has served as director of the Company since April 1996. Mr. Kelleher has been Senior Vice President of Desai Capital Management Incorporated (institutionally funded private equity investment firm) since May 1992. From 1989 to May 1992, he was an associate at Entrecanales, Inc. (private equity investing). Mr. Kelleher is also a director of several privately held companies.

     GARY A. MASSEL, age 60, has served as a director of the Company since September 1996. Mr. Massel has been Vice President -- Logistics of Boise Cascade Office Products since September 1997. From August 1995
                                      III-3
to September 1997, Mr. Massel was an independent consultant. Previously, Mr. Massel was a Senior Vice President of Ply-Gem Industries (building products manufacturer) from February 1994 to August 1995. From 1989 to February 1994, Mr. Massel was Vice President -- Operations Specialty Packaging of Packaging Corp. of America (packaging manufacturer).

     RONALD D. WRAY, age 40, has served as a director of the Company since February 1999. Mr. Wray has been a Principal and Chief Financial Officer of Glencoe Capital, L.L.C. since January 1999. Prior to such date, Mr. Wray was Executive Vice President of the Pritzker Family Business Office (investment management) from 1990 to January 1999.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Board does not currently have a standing Nominating Committee. The members and functions of the standing committees are described briefly below.

AUDIT COMMITTEE

     The Audit Committee is currently comprised of Messrs. Herrera and Massel (Chairman). The Audit Committee makes recommendations to the Board of Directors regarding the independent auditors to be retained to audit the Company's accounts and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and review such audit results. Ernst & Young LLP presently serves as the independent auditors of the Company. The Audit Committee met one time during 1999.

COMPENSATION COMMITTEE

     The Compensation Committee is currently comprised of Messrs. Evans (Chairman), Malone and Wray. The Compensation Committee reviews and makes recommendations as to compensation, bonuses, stock plans and other benefits and policies respecting such matters for the officers and employees of the Company. The Compensation Committee met two times during 1999.

EXECUTIVE COMMITTEE

     The Executive Committee is currently comprised of Messrs. Contino, Evans, Kelleher and Malone. The Executive Committee has the authority to exercise all of the powers of the Board during intervals between meetings of the Board. The Executive Committee met four times during 1999.

DIRECTORS' ATTENDANCE

     The Board of Directors of PlayCore held five meetings in 1999. Each director attended not less than 75% of the total number of meetings of (1) the Board of Directors and (2) all committees of the Board on which he served, during the period that he served.

DIRECTOR COMPENSATION

     Each non-employee director of the Company who is not an employee of GreenGrass Capital, L.L.C., a Delaware limited liability company that is an affiliate of a principle stockholder of the Company ("GGC"), or any of GGC's affiliates ("Non-affiliated Directors"), receives an annual retainer of $15,000 paid in quarterly installments of $3,750 and options to purchase 5,000 shares of Common Stock with a per share exercise price equal to the fair market value of a share of Common Stock on the day after the annual meeting of stockholders. In addition, any Non-affiliated Director who serves as the Chairman of the Board receives an annual retainer of $5,000, as chairman of a standing committee of the Board receives an annual retainer of $3,000 and as a committee member of a standing committee of the Board receives an annual retainer of $1,000. All directors are reimbursed for out-of-pocket costs related to the Company's business. No additional compensation is paid to directors for serving on PlayCore Wisconsin's Board of Directors.
                                      III-4

EXECUTIVE OFFICERS OF THE COMPANY

     The following paragraphs set forth certain information, as of March 31, 2000, about the other current executive officers of the Company who are not directors. Such officers serve at the pleasure of the Board.

NAME                                   AGE                           POSITION
----                                   ---                           --------
John E. Caldwell.....................  56    President of the Swing-N-Slide Division of PlayCore
                                             Wisconsin since December 1996. From 1990 to November
                                             1996, Mr. Caldwell was the President of the Retail
                                             Division of Curtis Industries Inc. (manufacturer of
                                             nuts, bolts and keys).
Robert A. Farnsworth.................  49    President of the GameTime Division of PlayCore Wisconsin
                                             since May 1998. From February 1993 to April 1998, Mr.
                                             Farnsworth was the Executive Vice President Marketing
                                             and Product Manager of Pfaltzgraff Company (ceramics
                                             manufacturing).
Richard E. Ruegger...................  39    Vice President -- Finance, Secretary and Treasurer since
                                             January 1992 and Chief Financial Officer since June
                                             1992.
David H. Hammelman...................  44    Vice President Human Resources and Administration since
                                             July 1995 and prior to such date was Director of Human
                                             Resources and Administration since October 1993.
                                             Director of Human Services of Brach Van Houten, Andes
                                             Candies Division (candy manufacturing) from October 1992
                                             through October 1993 and Employee Relations Manager of
                                             Pepsico, Frito-Lay division (snack food manufacturing)
                                             from 1984 through September 1992.

                                      III-5

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to Company compensation earned in the last three completed fiscal years by Mr. Contino, Chief Executive Officer, Mr. Caldwell, President of the Swing-N-Slide Division of PlayCore Wisconsin, Mr. Farnsworth, President of the GameTime Division of PlayCore Wisconsin, Mr. Hammelman, Vice President -- Human Resources and Administration and Mr. Ruegger, Vice President -- Finance and Chief Financial Officer, the only executive officers whose salary and bonus exceeded $100,000 during the most recently completed fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                    ANNUAL COMPENSATION           AWARDS
                                                ----------------------------   ------------
                                                                      OTHER     SECURITIES
                                                                      ANNUAL    UNDERLYING     ALL OTHER
                                                 SALARY     BONUS     COMP.      OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR     ($)        ($)       ($)         (#)            ($)
---------------------------              ----   --------   --------   ------   ------------   ------------
Frederic L. Contino....................  1999   $329,257   $452,925     (1)           --       $  56,404(2)
  Chief Executive Officer                1997    288,462    585,000     (1)      375,000           7,625
                                         1997         --         --     (1)           --              --
John E. Caldwell.......................  1999   $176,781   $123,930     (1)           --       $  41,457(3)
  President of the Swing-N-Slide
    Division                             1998    170,000     35,000     (1)           --          16,595
  of PlayCore Wisconsin                  1997    159,423         --     (1)      100,000          63,728
Robert A. Farnsworth...................  1999   $179,808   $  8,576     (1)           --       $  67,231(4)
  President of the GameTime Division     1998    111,154    117,823     (1)       50,000           9,594
  of PlayCore Wisconsin                  1997         --         --     (1)           --              --
David H. Hammelman.....................  1999   $110,000   $ 73,150     (1)           --       $  20,329(5)
  Vice President -- Human Resources      1998    105,000     95,550     (1)           --           3,874
  and Administration                     1997     93,961      7,893     (1)       78,219           3,947
Richard E. Ruegger.....................  1999   $120,000   $ 79,800     (1)           --       $  22,002(6)
  Vice President -- Finance and Chief    1998    115,000    104,650     (1)           --           4,371
  Financial Officer                      1997    104,077      8,706     (1)      164,046           4,695

---------------

(1) The Company also provides its Named Executive Officers certain additional non-cash benefits that are not described in this Proxy Statement because such compensation is below the SEC's required disclosure thresholds.

(2) The compensation reported is comprised of $6,400 of matching contributions made by the Company pursuant to its 401(k) plan and $50,004 of contributions made by the Company pursuant to a Supplemental Executive Retirement Plan.

(3) The compensation reported is comprised of $6,400 of matching contributions made by the Company pursuant to its 401(k) plan and $35,057 of relocation expenses paid by the Company in connection with Mr. Caldwell's December 1996 employment by the Company.

(4) The compensation reported is comprised of $1,423 of matching contributions made by the Company pursuant to its 401(k) plan, $25,528 of contributions made by the Company pursuant to a Supplemental Executive Retirement Plan and $40,280 of relocation expenses paid by the Company in connection with Mr. Farnsworth's May 1998 employment with the Company.

(5) The compensation reported is comprised of $4,250 of matching contributions made by the Company pursuant to its 401(k) plan and $16,079 of contributions made by the Company pursuant to a Supplemental Executive Retirement Plan.

                                      III-6

(6) The compensation reported is comprised of $4,462 of matching contributions made by the Company pursuant to its 401(k) plan and $17,540 of contributions made by the Company pursuant to a Supplemental Executive Retirement Plan.

AGGREGATE OPTIONS EXERCISED IN 1999 AND 1999 YEAR-END OPTION VALUE

     Set forth below is certain information regarding the number and value of unexercised stock options held by the Named Executive Officers at the end of 1999. No options were exercised by the Named Executive Officers in 1999.

                                                       AGGREGATE FISCAL YEAR-END OPTION VALUES
                                             ------------------------------------------------------------
                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                             OPTIONS AT DECEMBER 31, 1999        DECEMBER 31, 1999(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Frederic L. Contino........................    225,000         150,000        $928,125        $618,750
John E. Caldwell...........................     55,000          45,000        $ 76,825        $ 17,275
Robert A. Farnsworth.......................     10,000          40,000        $ 34,375        $137,500
David H. Hammelman.........................     57,895          35,000        $123,185              --
Richard E. Ruegger.........................     63,948         116,250        $159,939              --

---------------

(1) For valuation purposes the amounts shown are based upon the December 31, 1999, $8.125 closing price per share of the Common Stock on the American Stock Exchange.

AGREEMENTS WITH EXECUTIVE OFFICERS

     New Management Agreements. Acquisition Company entered into an Employment Agreement with Mr. Contino and Severance, Change of Control and Noncompetition Agreements with nine officers of the Company, including Messrs. Caldwell, Hammelman, Farnsworth and Ruegger. Each of the these agreements is described in the section captioned "Special Factors -- Section 7 (The Merger Agreement and Related Documents)" of the Offer to Purchase accompanying this Information Statement and is incorporated herein by reference.

     Existing Employment and Severance Agreements. Set forth below is a description of the employment and/or severance agreements currently existing between the Company and its Named Executive Officers.

     The Company entered into an Employment Agreement in January 1998 with Mr. Contino that sets forth certain terms and conditions of his employment with the Company. The Employment Agreement runs for three years and automatically extends from year to year thereafter unless terminated prior to any such extension. The Employment Agreement provides for an annual base salary of $300,000, subject to increases each year at the discretion of the Board, and for an annual bonus based generally upon increases in the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Employment Agreement also provides for the grant of options shown on the "Option Grants in Last Fiscal Year" table. In the event Mr. Contino is terminated without cause, in addition to certain other benefits, (i) his annual base salary continues for a minimum of two years if such termination occurs before July 1999, and a minimum of one year, subject to extension to up to two years if certain financial goals have been achieved by the Company, after July 1999, and (ii) he is entitled to certain bonus replacement payments if certain levels of EBITDA have been achieved prior to such termination. If such termination occurs in connection with a change of control, in certain circumstances Mr. Contino may be entitled to certain additional payments, the amount of which are generally based upon the bonus paid to Mr. Contino in the previous year. The Employment Agreement also provides for certain perquisites and benefits commensurate with Mr. Contino's employment as President and Chief Executive Officer of the Company. The Employment Agreement contains provisions requiring Mr. Contino to keep certain information with respect to the Company confidential during his employment and for two years thereafter and provisions providing that Mr. Contino will not compete with the Company's business for 18 months following any termination of his employment.

                                      III-7

     In December 1996, the Company entered into a Severance and Change of Control Agreement with Mr. Caldwell. Under the terms of such Severance and Change of Control Agreement, in the event that Mr. Caldwell is terminated without cause within one year after a change of control of the Company, he shall be entitled to receive an amount based upon a multiple of his last month's base salary. Mr. Caldwell shall also be entitled to receive an amount based upon a multiple of his last month's base salary if he remains employed during the one-year period after such change of control and elects to terminate employment within 30 days of the end of such one-year period.

     In June 1998, the Company entered into a Severance and Change of Control Agreement with Mr. Farnsworth. Under the terms of such Severance and Change of Control Agreement, in the event that Mr. Farnsworth is terminated without cause within one year after a change of control of the Company, he shall be entitled to receive an amount based upon a multiple of his last month's base salary.

     In February 1999, the Company entered into Severance and Change of Control Agreements with Messrs. Hammelman and Ruegger. Under the terms of such Severance and Change of Control Agreements, in the event that any such employee is terminated without cause within one year after a change of control of the Company, such employee shall be entitled to receive an amount based upon a multiple of his last month's base salary. Each such employee shall also be entitled to receive an amount based upon a multiple of his last month's base salary if the employee remains employed during the one-year period after such change of control and the employee elects to terminate employment within 30 days of the end of such one-year period.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Messrs. Evans, Malone and Wray. No present or former executive officer of the Company serves as a member of the Compensation Committee. Furthermore, there are no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers serve on the Compensation Committee.

     Mr. Evans is a stockholder and director and the President and Chief Executive Officer of Glencoe Investment Corporation ("GIC"), which is an affiliate of an institutional investor in GGC and an institutional investor in GreenGrass Capital II LLC, a Delaware limited liability company ("GGCII"). GGC and GGCII are two of the three partners of GreenGrass Holdings, a Delaware general partnership ("GreenGrass Holdings"), which beneficially owns approximately 72% of the outstanding shares of Common Stock. Mr. Evans is also one of the three persons appointed to the Members Operating Board of GGC, which entity controls voting and investment making decisions of GreenGrass Holdings, and one of the three persons appointed to the Members Operating Board of GGCII.

AGREEMENT WITH RESPECT TO CONSULTING SERVICES

     Under the terms of the Management Consulting Agreement, dated February 16, 1996, the Company pays to GIC and Desai Capital Management Incorporated ("DCMI"), affiliates of two GGC institutional investors, consulting fees in the aggregate amount of $300,000 per year, payable in quarterly installments of $75,000, plus reimbursement of reasonable expenses incident to their consulting services. The Management Consulting Agreement is automatically renewed for successive one-year terms unless either party gives notice to the other of its intention not to renew the agreement. The consulting fee is reviewed annually by the Board.

AGREEMENT WITH RESPECT TO ACQUISITION ADVISORY SERVICES

     Under the terms of an engagement letter dated September 6, 1996, GIC and DCMI agreed to act as acquisition advisors to the Company with respect to two potential acquisitions (the "Acquisitions"). In this regard, GIC and DCMI agreed to provide advice to the Company with respect to valuation, due diligence, negotiation, financing techniques and alternatives, and related matters involving the Acquisitions. The initial term of the engagement is for one year with automatic renewal for successive one-year periods unless either party provides notice of its desire not to renew at least 30 days before the renewal date. As compensation for such services, the Company agreed to pay to GIC and DCMI a fee equal to 4.0% of the gross proceeds from

                                      III-8
any new equity raised, plus 1.125% of any senior loan financing related to the Acquisitions (less fees paid to other parties) plus 1.0% of the transaction of value for either of the Acquisitions consummated by the Company. The Company also agreed to reimburse GIC and DCMI for certain expenses incurred by them in performing such services.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In addition to the matters described under the heading "Compensation Committee Interlocks and Insider Participation," the Company has been party to certain other related party transactions which are described below.

AGREEMENT WITH RESPECT TO ELECTION OF DIRECTORS

     Under the terms of a Transaction Agreement dated January 4, 1996, as amended, pursuant to which GreenGrass Holdings acquired it's equity holdings in the Company, GreenGrass Holdings is entitled to designate five members of the Board (Mr. Contino is not counted as one of such five directors). To date, GreenGrass Holdings has designated four current directors, Messrs. Evans, Herrera, Kelleher and Wray.

REGISTRATION RIGHTS

     Under certain agreements, Code Hennessy & Simons Limited Partnership, formerly a significant investor in the Company, GreenGrass Holdings and certain of their associates, and various officers and directors and, in some cases, their spouses or trusts for their benefit or the benefit of their children, were granted certain rights to have shares of Common Stock registered and/or included in registrations initiated by the Company or its stockholders (the "registration rights"). Expenses incurred in connection with the exercise of such registration rights shall be, subject to limited exceptions, borne by the Company.

                                      III-9

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 31, 2000, except as otherwise noted, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              -------------------
NAME OF BENEFICIAL OWNER(1)                                    NUMBER     PERCENT
---------------------------                                   ---------   -------
John E. Caldwell(2).........................................     82,028     1.0%
Frederic L. Contino(3)......................................    280,400     3.4%
David S. Evans(4)...........................................  6,772,655    72.1%
Robert A. Farnsworth(5).....................................     20,000       *
GreenGrass Holdings and Related Parties(6)..................  6,772,655    72.1%
  GGC (4,851,774 shares -- 51.6%)(7)(9)(10)
  GGCII (1,852,361 shares -- 19.7%)(8)(9)(10)
  GGM (68,520 shares -- 0.7%)(11)
David H. Hammelman(12)......................................     75,395       *
George N. Herrera(13).......................................     20,000       *
Timothy R. Kelleher(14).....................................  6,772,655    72.1%
Terence S. Malone(15).......................................     62,181       *
Massachusetts Mutual Life Ins. Co.(16)......................    781,201     9.4%
Gary A. Massel(17)..........................................     15,000       *
Richard E. Ruegger(18)......................................    141,448     1.8%
Thomas van der Meulen.......................................         --      --
Ronald D. Wray(19)..........................................      5,000       *
All executive officers and directors as a group (12
  persons)(20)..............................................  7,464,107    74.1%

---------------

  *  Less than 1%

 (1) Except as otherwise indicated, the address of each stockholder is c/o PlayCore, Inc., Riverfront Centre, 15 West Milwaukee Street, Suite 204, Janesville, Wisconsin 53545.

 (2) Includes 80,000 shares issuable upon the exercise of stock options which are currently exercisable.

 (3) Includes 275,000 shares issuable upon the exercise of stock options that are currently exercisable.

 (4) As one of the three persons appointed to the Members Operating Board of GreenGrass Capital LLC, a Delaware limited liability company ("GGC"), Mr. Evans has shared control of the voting and investment making decisions of GreenGrass Holdings, which owns 5,345,905 shares of Common Stock, Debentures convertible into 1,376,750 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. Of such securities, Mr. Evans would be entitled to receive from GreenGrass Holdings 7,078 shares of Common Stock, Debentures convertible into 1,545 shares of Common Stock, and a warrant to purchase 86 shares of Common Stock under certain circumstances as a result of his ownership of a limited partnership interest in Glencoe Fund Partners and Glencoe Growth, and his ownership of stock in GIC. The address of Mr. Evans is c/o Glencoe Investment Corporation, 190 South LaSalle St., Suite 2830, Chicago, Illinois 60603.

 (5) Includes 10,000 shares issuable upon the exercise of stock options which currently exercisable.

 (6) The address of GreenGrass Holdings, a Delaware general partnership ("GreenGrass Holdings"), is c/o Glencoe Investment Corporation, 190 South LaSalle St., Suite 2830, Chicago, Illinois 60603. Includes 5,345,905 shares of Common Stock, Debentures convertible into 1,376,750 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. The general partners of GreenGrass Holdings consist of GGC, GreenGrass Capital II LLC, a Delaware limited liability company

                                     III-10

     ("GGCII"), and Green Grass Management LLC, a Delaware limited liability company ("GGM"). Of the 5,345,905 shares of Common Stock owned by GreenGrass Holdings, 3,494,509 shares are beneficially owned by GGC, 1,802,361 shares are beneficially owned by GGCII, and 49,035 shares are beneficially owned by GGM. Of the 1,376,750 shares which GreenGrass Holdings would receive upon conversion of Debentures, 1,357,265 shares would be beneficially owned by GGC and 19,485 shares would be beneficially owned by GGM. The 50,000 shares which GreenGrass Holdings would receive upon exercise of the warrant would be beneficially owned by GGCII.

 (7) The members of GGC are the following institutional investors: Glencoe Fund, Equity-Linked Investors -- II, a New York limited partnership ("ELI-II"), the State Treasurer of the State of Michigan, as Custodian for the Michigan Public School Employee's Retirement System, the State Employees' Retirement System, the Michigan State Police Retirement System and the Michigan Judges Retirement System, each a trust organized by the State of Michigan to provide pension benefits to eligible retirees (collectively, the "Michigan Trusts"), Crescent/MACH I Partners, L.P., a Delaware limited partnership ("Crescent"), Sahara Enterprises, Inc., a Delaware corporation ("Sahara") and Baldwin & Lyons Insurance Company, an Indiana corporation ("Baldwin").

 (8) The members of GGCII are the following institutional investors: Glencoe Growth Closely-Held Business Fund, L.P. ("Glencoe Growth"), ELI-II, Baldwin, the Michigan Trusts, and Massachusetts Mutual Life Insurance Company and certain of its affiliates ("MassMutual").

 (9) ELI-II is a member of both GGC and GGCII. The general partner of ELI-II is Rohit M. Desai Associates-II ("RMDA-II"). RMDA-II is a New York general partnership and Rohit M. Desai is the managing partner of RMDA-II. The investment advisor of ELI-II is Desai Capital Management Incorporated ("DCMI"). ELI-II may be deemed to beneficially own 2,457,781 shares of Common Stock held by Green Grass Holdings (which represents approximately 26.2% of the outstanding Common Stock and which includes 1,926,290 shares of Common Stock held by GreenGrass Holdings, 514,824 shares of Common Stock issuable upon conversion of Debentures held by GreenGrass Holdings, and 16,667 shares of Common Stock issuable upon the exercise of the warrant held by GreenGrass Holdings which it may be entitled to receive under certain circumstances as a member of GGC and GGCII). RMDA-II (as the general partner of ELI-II), DCMI (as the investment advisor to ELI-II), and Rohit M. Desai each may be deemed to be the beneficial owner of securities beneficially owned by ELI-II. The address of ELI-II and its affiliates identified above is 540 Madison Avenue, 36th Floor, New York, New York 10022.

(10) The Michigan Trusts are members of both GGC and GGCII. As a result, the Michigan Trusts may be deemed to beneficially own 2,457,781 shares of Common Stock held by GreenGrass Holdings (which represents approximately 26.2% of the outstanding shares of Common Stock and includes 1,926,290 shares of Common Stock held by GreenGrass Holdings, 514,824 shares of Common Stock issuable upon conversion of Debentures held by GreenGrass Holdings, and 16,667 shares of Common Stock issuable upon the exercise of the warrant held by GreenGrass Holdings which they may be entitled to receive under certain circumstances as members of GGC and GGCII). The address of the Michigan Trusts is 430 West Allegan Street, Lansing, Michigan 48901.

(11) The members of GGM are the following former and current officers of
     PlayCore: Messrs. Ruegger, Cole, Hammelman, Beebe and Jonas.

(12) Consists of 75,395 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable. Excludes 4,290 shares of Common Stock and Debentures convertible into 1,705 shares of Common Stock held by GreenGrass Holdings which securities, as a member of GGM may be deemed to beneficially own because Mr. Hammelman would receive such securities under certain circumstances (including upon termination of his employment). Mr. Hammelman expressly disclaims beneficial ownership of any other securities of PlayCore held by GreenGrass Holdings because he neither is a controlling member of GGM nor has investment control of the portfolio securities of either GGM or GreenGrass Holdings.

(13) Consists of 20,000 shares of Common Stock issuable upon exercise of stock options which are currently exercisable.

                                     III-11

(14) As one of the three persons appointed to the Members Operating Board of GGC, Mr. Kelleher has shared control of the voting and investment making decisions of GreenGrass Holdings, which owns 5,345,905 shares of Common Stock, Debentures convertible into 1,376,750 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. The address of Mr. Kelleher is c/o Desai Capital Management Incorporated, 540 Madison Avenue, 36th Floor, New York, New York 10022.

(15) Includes 61,934 shares issuable upon the exercise of stock options which are currently exercisable.

(16) The address of Massmutual is 1295 State Street, Springfield, MA 01111-0001. Includes 297,834 shares of Common Stock issuable upon the exercise of warrants which are currently exercisable, and 41,271 shares issuable upon the exercise of a warrant held by MassMutual Corporate Value Partners Limited (of which an affiliate of MassMutual is a Partner), which warrant is currently exercisable. Also includes 430,163 shares of Common Stock and 11,933 shares issuable upon the exercise of a warrant held by GreenGrass Holdings which securities, as a member of GGCII, MassMutual may be deemed to beneficially own because it would receive such securities under certain circumstances. MassMutual disclaims beneficial ownership of any other securities of PlayCore held by GreenGrass Holdings because it neither is a controlling member of GGCII nor has investment control of the portfolio securities of either GGCII or GreenGrass Holdings. Also excludes 296,274 shares issuable upon the exercise of warrants held by certain of its affiliates, including MassMutual Corporate Investors, MassMutual Participating Investors, and MassMutual Corporate Value Partners Limited, because the investments of such affiliates are held for the benefit of unrelated third parties.

(17) Consists of 15,000 shares issuable upon the exercise of stock options which are currently exercisable.

(18) Consists of 141,448 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable. Excludes 49,035 shares of Common Stock and Debentures convertible into 19,485 shares of Common Stock which Mr. Ruegger may be deemed to beneficially own as sole manager and the controlling member of GCM, which indirectly beneficially owns such securities as a general partner of GreenGrass Holdings, including 32,673 shares of Common Stock and Debentures convertible into 12,985 shares of Common Stock held by GreenGrass Holdings which securities, as a member of GGM, Mr. Ruegger may be deemed to beneficially own because Mr. Ruegger would receive such securities under certain circumstances (including upon termination of his employment). Mr. Ruegger disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(19) Consists of 5,000 shares issuable upon the exercise of stock options which are currently exercisable.

(20) This group is comprised of the following executive officers: Messrs. Caldwell, Contino, Farnsworth, Hammelman, Ruegger and Van der Meulen; and the following non-employee directors: Messrs. Evans, Herrera, Kelleher, Malone, Massel and Wray. Includes Debentures convertible into 1,376,750 shares of Common Stock and a warrant to purchase 50,000 shares of Common Stock, all of which are held by GreenGrass Holdings, and 785,127 shares issuable to certain executive officers and directors upon the exercise of stock options which are currently exercisable.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires PlayCore's executive officers, directors, and more than 10 percent stockholders to file with the Securities and Exchange Commission reports on prescribed forms of their ownership and changes in ownership of Common Stock and furnish copies of such forms to the Company. The Company believes that during and with respect to the fiscal year ended December 31, 1999, all reports required by Section 16(a) to be filed by the Company's officers, directors and more than 10 percent stockholders were filed on a timely basis.

                                     III-12

                                                                       EXHIBIT A

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

April 13, 2000

Board of Directors
PlayCore Inc.
15 West Milwaukee Street, Suite 204
Janesville, WI 53545

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share ("Company Common Stock"), of PlayCore, Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of April 13, 2000 (the "Agreement"), by and among the Company, PlayCore Holdings, Inc., a Delaware corporation ("Parent") and Jasdrew Acquisition Corp., a Delaware corporation and a wholly owned subsidiary Parent ("Acquisition Company") pursuant to which Acquisition Company will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, Acquisition Company and the Company will commence a tender offer (the "Tender Offer") for all outstanding shares of Company Common Stock at a price of $10.10 per share. The Tender Offer is to be followed by the Merger in which the shares of all holders who did not tender will be converted into the right to receive $10.10 per share in cash.

     In arriving at our opinion, we have reviewed the Agreement and the annex thereto, the Conditions to the Offer. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with the Company's management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, or that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been made available to us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation any assets or liabilities or for making any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Tender Offer and Merger or any other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Tender Offer and Merger. Our opinion does not constitute a recommendation to any stockholder as to whether such stockholder should tender into the Tender Offer or how such stockholder should vote on any proposed Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders of the Company Common Stock pursuant to the Tender Offer and/or Merger is fair to such holders from a financial point of view.

                                            Very truly yours,

                                            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                            By:    /s/ JAMES F. FRAWLEY
                                              ----------------------------------
                                                       James F. Frawley
                                                    Senior Vice President

                                                                       EXHIBIT B

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                 By Overnight Delivery:             By Hand Delivery:
      First Chicago Trust         First Chicago Trust Company         First Chicago Trust
      Company of New York                 of New York                 Company of New York
 Corporate Actions, Suite 4660   Corporate Actions, Suite 4660    c/o Securities Transfer and
         P.O. Box 2569          525 Washington Blvd, 3rd Floor     Reporting Services, Inc.
  Jersey City, NJ 07303-2569         Jersey City, NJ 07310          Attn: Corporate Actions
                                                                 100 William Street, Galleria
                                                                      New York, NY 10038

                            Facsimile Transmission:

                                 (201) 324-3402
                                       or
                                 (201) 324-3403

                   Confirm Receipt of Facsimile by Telephone:

                                 (201) 222-4707

FOR ADDITIONAL INFORMATION, PLEASE CALL FIRST CHICAGO TRUST COMPANY OF NEW YORK
                               AT (800) 446-2617.

     Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005

                        Banks and Brokers Call Collect:
                                 (212) 269-5550

                       All Others Please Call Toll-Free:
                                 (800) 431-9645